AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2007
REGISTRATION NO. 333-146674

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

Amendment No. 2
to
FORM S-1

  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URIGEN PHARMACEUTICALS, INC.
(Name of small business issuer in its charter)

Delaware	8731	94-34156660
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

875 Mahler Road, Suite 235
Burlingame, California 94010
(650) 259-0239
(Address and telephone number of principal executive offices)

875 Mahler Road, Suite 235
Burlingame, California 94010
(650) 259-0239
(Address of principal place of business or intended
principal place of business)

William J. Garner
875 Mahler Road, Suite 235
Burlingame, California 94010
(650) 259-0239
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

 (COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

  CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	13,120,000 (1)	$0.13 (2)	$1,705,600	$52.36 (3)

(1) Relates to common stock, $0.001 par value per share, of Urigen Pharmaceuticals, Inc., that are issuable pursuant to Series B Convertible Preferred Stock Purchase Agreement.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over The Counter Bulletin Board on November  9, 2007, which was $0.13 per share.

(3) Previously Paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DECEMBER 7, 2007

Urigen Pharmaceuticals, Inc.

13,120,000 Shares of Common Stock

This prospectus relates to the public offering of up to 13,120,000 shares of our common stock, par value $.001 per share. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those shares being sold by the selling security holders. We will pay the expenses of registering these shares.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “URGP”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on December 5, 2007 was $0.13.

The Securities offered hereby involve a high degree of risk.

See "Risk Factors" beginning on page 6.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is December 7, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

URIGEN PHARMACEUTICALS INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Urigen", "Company", "we," "us," or "our" refer to Urigen Pharmaceuticals, Inc.

General

We specialize in the design and implementation of innovative products for patients with urological ailments including, specifically, the development of innovative products for amelioration of Painful Bladder Syndrome (PBS), Urethritis, and Overactive Bladder (OAB).

On October 5, 2006, we entered into an Agreement and Plan of Merger, as subsequently amended (the “Merger”) with Urigen N.A., Inc., a Delaware corporation (“Urigen N.A.”), and Valentis Holdings, Inc., our newly formed wholly-owned subsidiary (“Valentis Holdings ”). Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into Urigen N.A., Inc. with Urigen N.A., Inc. surviving as our wholly-owned subsidiary. In connection with the Merger, each Urigen stockholder received, in exchange for each share of Urigen N.A., Inc. common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of our common stock. At the effective time of the Merger, each share of Urigen N.A., Inc. Series B preferred stock was exchanged for 11.277 shares of our common stock. An aggregate of 51,226,679 shares of our common stock were issued to the Urigen N.A., Inc. stockholders.  Upon completion of the Merger, we changed our name from Valentis, Inc. to Urigen Pharmaceuticals, Inc. (the "Company").

From and after the Merger, our business is conducted through our wholly owned subsidiary Urigen N.A.

Our website address is www.urigen.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for these websites are intended to be inactive textual references only.

Our principal executive offices are located at 875 Mahler Road, Suite 235 Burlingame, California 94010. Our Telephone number is (650) 259-0239.

About This Offering

This prospectus relates to a total of 13,120,000 shares of common stock of Urigen Pharmaceuticals, Inc. that are issuable to the selling stockholder in connection with a Series B Convertible Preferred Stock Purchase Agreement (the “Agreement”), dated July 31, 2007. Pursuant to the Agreement, we issued 210 shares of Series B Convertible Preferred Stock, which are convertible into an estimated 14,000,000 shares of our common stock at a conversion price of $0.15 per share. We also issued to the selling stockholder a Series A Warrant to purchase 14,000,000 shares of our common stock exercisable at a price of $0.18 per share, for a term of five years. Pursuant to a Registration Rights Agreement entered into simultaneously with the Agreement, we agreed to register 120% of the shares issuable upon conversion of the Series B convertible Preferred Stock and the shares of common stock issuable upon exercise of the Series A warrant. The Registration Agreement further provides that in the event the Securities and Exchange Commission does not permit the registration of all of the registrable securities because of the Commission’s application of Rule 415, the Company shall file subsequent registration statements on the later of 90 days following the sale of substantially all of the registrable securities included in the initial registration statement or a subsequent registration, as the case may be or seven months following the effective date of the registration statement or any subsequent registration, as the case may be. The Company is including 13,120,000 shares in this prospectus, which represents 33% of the shares held by stockholders other than officers, directors and affiliates.

 On July 31, 2007, the date of the closing on the Agreement, the closing price of our common stock was $0.24 per share.  At such date, the value of the 13,120,000 shares of common stock offered hereby had a value, based on the market price, of approximately $3,148,800.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholder. We will receive the sale price of any common stock we sell to the selling stockholder upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholder is entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholder exercise the warrants on a cashless basis, we will not receive any proceeds.

SELECTED FINANCIAL DATA

The data set forth below for Urigen N.A., Inc. should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes to Financial Statements for Urigen N.A., Inc., included elsewhere in this report.

(all in thousands)
		Period from	Period from
		July 18, 2005	July 18, 2005
	Year ended	(inception)	(inception)
	June 30,	to June 30,	to June 30,
	2007	2006	2007

Statements of Operations Data:

Licence and milestone revenue	$-	$-	$-
Contract research revenue	-	-	-
Other revenue	-	-	-
Total revenue	-	-	-

Costs and Operating expenses:
Cost of contract research
Revenue	-	-	-
Research and development	758	804	1,562
General and administrative	2,176	638	2,814
Sales and marketing	296	11	307
Total operating expenses	3,230	1,454	4,683
Loss from operations	(3,230)	(1,454)	(4,683)
Interest, other income and expense, net (2)	(22)	(87)	(109)
Net loss	$(3,252)	$(1,540)	$(4,792)

	June 30,
	2007	2006
Balance Sheet Data
Cash, cash equivalents and
short-term investments	$102	$567
Working capital (deficit)	(1,482)	301
Total assets	388	896
Accumulated deficit	(4,792)	(1,540)
Total stockholders' equity
(deficit	$(1,217)	$579

The data set forth below for Urigen Pharmaceuticals, Inc. should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related Notes for Urigen Pharmaceuticals, Inc. included elsewhere in this report.

	Three Months Ended
	September 30,		Year Ended June 30,
	2007	2006 (1)	2007	2006	2005	2004	2003
	(unaudited)			(all in thousands, except per share data)

Consolidated Statement of Operations Data;

License and milestone revenue	$-	$-	$571	$627	$1,640	$7,284	$3958
Contract research revenue	-	-	-	100	476	-	-
Other revenue	-	-	-	-	61	194	-
Total revenue	-	-	571	727	2,177	7,472	3,958

Costs and Operating xpenses:
Cost of contract research revenue	-	-	-	93	521	-	-
Research and development	156	414	872	10,847	8,823	9,465	9,421
General and administrative	1,053	233	4,783	5,368	4,109	4,501	9,403
Restructuring charges	-	-	1,029	-	-	-	832
Total operating expenses	1,209	646	6,684	16,308	13,453	13,966	19,698
Loss from operation	(1,209)	(646)	(6,113)	(15,581)	(11,276)	(6,488)	(15,698)
Interes, other income and expense, net (2)	(2.117)	4	2.380	244	193	4	838
Net loss	(3,326)	(643)	(3.733)	(15,337)	(11,083)	(6,484)	(14,860)
Deemed devidend	-	-	-	-	-	-	(4,972)

Adjustments resulting from the reduction in Series A
Preferred stock conversion price	-	-	-	-	-	-	(22,293)
Dividends on convertible preferred stock	-	-	-	-	-	-	(882)
Net loss applicable to common stockholders	(3,326)	(643)	$(3,733)	$(15,337)	$(11,083)	$(6,484)	$(43,007)
Basic and diluted net loss per share applicable to comon stockholders	(0.05)	(0.04)	$(0.22)	$(0.99)	$(0.85)	$(0.81)	$(13.86)
Shares used in computing basic and diluted net loss per common share	61,607,794	15,368,471	17,052	15,453	13,028	8,024	3,103

	September 30,		June 30,
	2007	2006 (1)	2007	2006	2005	2004	2003
	(unaudited	(unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$919	$262	$478	$4,348	$12,513	$20,450	$3,290
Working Capital (deficit) (3)	(3,710)	(291)	21	2,300	10,624	16,905	230
Total assests	1,491	571	1,109	5,528	14,152	21,891	6,078
Accumalted deficit	(8,119)	(2,183)	(243,707)	(239,974)	(224,637)	(213,554)	(207,070)
Total stockholders' equity (deficit)	(3,445)	(18)	435	2,843	11,569	17,890	2,589

(1) September 30 2006 data is from Urigen N.A., Inc.; June 30, 2003-2007 data is from Valentis Inc.
(2) September 30 2007 interest income (expense) includes ($18) related to Series B Preferred shares
(3) September 30 2007 working capital (deficit) includes ($3,072) related to Series B Preferred shares; principal ($2,100) and beneficial conversion feature ($972)

As noted under Reclassifications in Note 1 to the Consolidated Financial Statements for Valentis Inc., the Company has reclassified patent costs to general and administrative expense, which had previously been classified in research and development expense. The amounts reclassified were $381,000, $346,000, $569,000, and $544,000 in the years ended June 30, 2006, 2005, 2004, and 2003, respectively.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

We have received a “going concern” opinion from our independent registered public accounting firm, which may negatively impact our business.

We have received a report from Burr, Pilger & Mayer LLP, our independent registered public accounting firm, regarding our consolidated financial statements for the fiscal year ended June 30, 2007, which included an explanatory paragraph stating that the financial statements were prepared assuming we will continue as a going concern. The report also stated that our recurring operating losses, negative cash flow from operations, and need for additional financing have raised substantial doubt about our ability to continue as a going concern.

In connection with the audit of our June30, 2007 financial statements ourindependentregistered public accounting firmidentified material weaknesses in our internal controls over financial reporting.

We have been informed that during the course of our audit that our independent registered public accounting firm concluded that our internal controls over financial reporting suffer from certain “material weaknesses” as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. We intend to commence a process of developing, adopting and implementing policies and procedures to address such material weaknesses that are consistent with those of small, public companies. However, that process may be time consuming and costly and there is no assurance as to when we will effectively address such material weaknesses.

We have a history of losses and may never be profitable.

We have engaged in research and development activities since our inception. Our shell company incurred losses from operations of approximately $6.1 million, $15.6 million and $11.3 million, for our fiscal years ended June 30, 2007, 2006 and 2005, respectively. As of September 30, 2007, after the reverse merger and recapitalization the company had an accumulated deficit totaling approximately $8.1 million. Our products are in the development stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management.   We have not generated revenues from the commercialization of any products. Our net operating losses over the near-term and the next several years are expected to continue as a result of the further clinical trial activity and preparation for regulatory submission necessary to support regulatory approval of our products. Costs associated with Phase III clinical trials are generally substantially greater than Phase II clinical trials, as the number of clinical sites and patients required is much larger.

There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

Our potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts we might undertake will be successful. All of our potential products will require extensive additional research and development prior to any commercial introduction. There can be no assurance that any future research and development and clinical trial efforts will result in viable products.

We do not yet have the required clinical data and results to successfully market our forerunner product, URG101, or any other potential product in any jurisdiction, and future clinical or preclinical results may be negative or insufficient to allow us to successfully market any of our product candidates. Obtaining needed data and results may take longer than planned or may not be obtained at all.

Our primary product candidate did not meet its primary endpoint in a Phase II clinical study; therefore we are dependent upon incorporating appropriate protocol changes to the product candidate in order to achieve positive results in subsequent trials.

URG101 is our patent-protected product, targeting PBS. We have recently completed a multi-center, randomized, double-blind and placebo-controlled Phase IIb study in 90 patients. On October 30, 2006, Urigen N.A. announced that URG101 did not meet the primary endpoint in a Phase II clinical trial in PBS. We announced that the primary endpoint in this study was improvement in pain and urgency at the end of the study as monitored by the Patient Overall Rating of Improvement of Symptoms questionnaire, a measurement tool used in clinical trials of chronic pelvic pain. In this study, the difference between the URG101 treatment group and the placebo group did not achieve statistical significance for the primary endpoint of the study.

We believe the overall results of the clinical trial may have been compromised by issues relating to patient selection. Furthermore, we believe that incorporation of appropriate protocol changes may allow us to achieve positive results in subsequent trials. Other exploratory endpoints were either statistically significant or trended in that direction, such as improvement in urgency with one treatment and a trend toward improvement in bladder pain with one treatment. In addition, we have identified important and significant changes to the study treatment protocol, such as requiring minimum pain and urgency scores upon entry that will be incorporated and tested in a single dose, placebo-controlled cross-over pharmacodynamic study. This pharmacodynamic study is planned to be completed as the next clinical step in the development of URG101; however, there can be no assurance that we will be able to achieve the primary endpoint in this study or that URG101 will otherwise be successfully developed into a commercial product.

We are subject to substantial government regulation, which could materially adversely affect our business.

The production and marketing of our potential products and our ongoing research and development, pre-clinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. All of the products we are currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring our potential products to market, and we cannot guarantee that any of our potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our business partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of our potential products may also adversely affect our business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product clearance and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that we may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent us from broadening the uses of our current potential products for different applications. In addition, we may not receive FDA approval to export our potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for our products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent we decide to manufacture our own products, a governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of our potential products or facilities may result in restrictions on the potential product or the facility. If we decide to outsource the commercial production of our products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder our ability to bring our products to market.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA or other governmental authorities will issue additional regulations which would further reduce or restrict the sales of our potential products. Any change in legislation or regulations that govern the review and approval process relating to our potential and future products could make it more difficult and costly to obtain approval for these products.

We rely on third parties to assist us in conducting clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

Like many companies our size, we do not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are usually toxicology facilities and clinical research organization, or CROs that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as all associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions.

Third parties that we use, and have used in the past, to conduct clinical trials include Clinimetrics Research Canada, Inc. and Cardinal Health PTS, LLC. We intend to continue to rely on third parties to conduct clinical trials of our product candidates and to use different toxicology facilities and CROs for all of our pre-clinical and clinical studies.

Our reliance on these third parties for development activities reduces our control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe there are a number of third-party contractors we could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.

Delays in the commencement or completion of clinical testing of our product candidates could result in increased costs to us and delay our ability to generate significant revenues.

Delays in the commencement or completion of clinical testing could significantly impact our product development costs. We do not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	obtaining sufficient quantities of clinical trial materials for any or all product candidates;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold; or

•	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Our failure to enroll participants in our clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of participants than it may project for any of our product candidates. As a result of these factors, we may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

The Company, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if we or they believe the participants in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience.

If we are successful in achieving regulatory approval and developing the markets for its potential products, we would have to arrange for its scaled-up manufacture of our products. At the present time, we have not arranged for the large-scale manufacture of our products. There can be no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. We believe one or more contractors will be able to manufacture our products for initial commercialization if the products obtain FDA and other regulatory approvals. Potential difficulties in manufacturing our products, including scale-up, recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

Our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, we may not be able to replace manufacturing capacity for our products quickly if we or our contract manufacturer(s) are unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

We expect to enter into definitive and perhaps additional arrangements with contract manufacturing companies in order to secure the production of our products or to attempt to improve manufacturing costs and efficiencies. If we are unable to enter into definitive agreements for manufacturing services and encounters delays or difficulties in finalizing or otherwise establishing relationships with manufacturers to produce, package, and distribute our products, then market introduction and subsequent sales of such products would be adversely affected.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as ours, which plan to offer various products in the United States and other countries in the future. Our ability to earn sufficient returns on our potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for our products, our ability to commercialize our products would be adversely affected. There can be no assurance that our potential drug products will be eligible for reimbursement.

There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical and pharmaceutical products.

If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forgo or reduce such use. Even if our products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition and results of operations.

Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available.

We have limited sales, marketing and distribution experience.

We have very limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our current collaborators or others to perform such activities or that such effort will be successful. If we decide to market any of our products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to us or, even if available, divert the attention of our management and key personnel, and have a negative impact on further product development efforts.

We intend to seek additional collaborative arrangements to develop and commercialize our products. These collaborations, if secured, may not be successful.

We intend to seek additional collaborative arrangements to develop and commercialize some of our potential products, including URG101 in North America and Europe. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms or at all or that our current or future collaborative arrangements will be successful.

Our strategy for the future research, development, and commercialization of our products is based on entering into various arrangements with corporate collaborators, licensors, licensees, health care institutions and principal investigators and others, and our commercial success is dependent upon these outside parties performing their respective contractual obligations responsibly and with integrity. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our products.

If our product candidates do not gain market acceptance, we may be unable to generate significant revenues.

Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of our products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. If our products do not gain market acceptance among physicians, patients, and others in the medical community, our ability to generate significant revenues from our products would be limited.

If we are not successful in acquiring or licensing additional product candidates on acceptable terms, if at all, our business may be adversely affected.

As part of our strategy, we may acquire or license additional product candidates for treatment of urinary tract disorders. We may not be able to identify promising urinary tract product candidates. Even if we are successful in identifying promising product candidates, we may not be able to reach an agreement for the acquisition or license of the product candidates with their owners on acceptable terms or at all.

We intend to in-license, acquire, develop and market additional products and product candidates so that we are not solely reliant on URG101, URG301 and URG302 sales for its revenues. Because we have limited internal research capabilities, we are dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license products or technologies to us. The success of this strategy depends upon our ability to identify, select and acquire the right pharmaceutical product candidates, products and technologies.

We may not be able to successfully identify any other commercial products or product candidates to in-license, acquire or internally develop. Moreover, negotiating and implementing an economically viable in-licensing arrangement or acquisition is a lengthy and complex process. Other companies, including those with substantially greater resources, may compete with us for the in-licensing or acquisition of product candidates and approved products. We may not be able to acquire or in-license the rights to additional product candidates and approved products on terms that we find acceptable, or at all. If we are unable to in-license or acquire additional commercial products or product candidates, we may be reliant solely on URG101, URG301 and URG302 sales for revenue. As a result, our ability to grow our business or increase our profits could be severely limited.

If our efforts to develop new product candidates do not succeed, and product candidates that we recommend for clinical development do not actually begin clinical trials, our business will suffer.

We intend to use our proprietary licenses and expertise in urethral tract disorders to develop and commercialize new products for the treatment and prevention of urological disorders. Once recommended for development, a candidate undergoes drug substance scale up, preclinical testing, including toxicology tests, and formulation development. If this work is successful, an IND, would need to be prepared, filed, and approved by the FDA and the product candidate would then be ready for human clinical testing.

The process of developing new drugs and/or therapeutic products is inherently complex, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in products that will receive regulatory approval and achieve market acceptance. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. In addition, product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoint due to statistical anomalies even though clinical benefit was achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. To date, our development efforts have been focused on URG101 for PBS. While we have experience in developing urethral suppositories, our development efforts for URG301 and URG302 have just begun. There can be no assurance that we will be successful with the limited knowledge and resources we have available at the present time.

All of our product candidates are in preclinical or clinical development and have not received regulatory approval from the FDA or any foreign regulatory authority. An IND has been filed and is effective for URG101 for the treatment of chronic pelvic pain, which is currently in Phase II clinical trial; however, an IND has not been filed for URG301 or URG302. Typically, the regulatory approval process is extremely expensive, takes many years to complete and the timing or likelihood of any approval cannot be accurately predicted.

As part of the regulatory approval process, we must conduct preclinical studies and clinical trails for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trails. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trails. We cannot assure you that the data collected from the preclinical studies and clinical trails of our product candidates will be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an institutional review board or independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the United States, in which we may be seeking approval for our product candidates;

•	a product candidate may not be deemed to be safe or effective;

•	the ability of the regulatory agency to provide timely responses as a result of its resource constraints;

•	the manufacturing processes or facilities may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional clinical trials or other data.

Any delay in, or failure to receive, approval for any of our product candidates or the failure to maintain regulatory approval could prevent us from growing our revenues or achieving profitability.

Our potential international business would expose us to a number of risks.

We anticipate that a substantial amount of future sales of our potential products will be derived from international markets. Accordingly, any failure to achieve substantial foreign sales could have a material adverse effect on our overall sales and profitability. Depreciation or devaluation of the local currencies of countries where we sell our products may result in these products becoming more expensive in local currency terms, thus reducing demand, which could have an adverse effect on our operating results. Our ability to engage in non-United States operations and the financial results associated with any such operations also may be significantly affected by other factors, including:

•	foreign government regulatory authorities;

•	product liability, intellectual property and other claims;

•	export license requirements;

•	political or economic instability in our target markets;

•	trade restrictions;

•	changes in tax laws and tariffs;

•	managing foreign distributors and manufacturers;

•	managing foreign branch offices and staffing; and

•	competition.

If these risks actually materialize, our anticipated sales to international customers may decrease or not be realized at all.

Competition in our target markets is intense, and developments by other companies could render our product candidates obsolete.

The pharmaceutical industry is not a static environment, and market share can change rapidly if competing products are introduced. While we believe we are in the process of developing products unique in the delivery and application for treatment of urological maladies, we face competition from Ortho-McNeil, Inc., BioNiche, Inc., Plethora Solutions Ltd., and SJ Pharmaceuticals, Inc., among others, who have either already developed or are in the process of developing products similar to ours. Further, there can be no assurance that we can avoid intense competition from other medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations that might decide to develop products similar to ours. Many of these existing and potential competitors have substantially greater financial and/or other resources. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any that we may develop. These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations.

If we suffer negative publicity concerning the safety of our products in development, our sales may be harmed and we may be forced to withdraw such products.

If concerns should arise about the safety of our products once developed and marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Adverse events in the field of drug therapies may negatively impact regulatory approval or public perception of our potential products and technologies.

The FDA may become more restrictive regarding the conduct of clinical trials including urological and other therapies. This approach by the FDA could lead to delays in the timelines for regulatory review, as well as potential delays in the conduct of clinical trials. In addition, negative publicity may affect patients’ willingness to participate in clinical trials. If fewer patients are willing to participate in clinical trials, the timelines for recruiting patients and conducting such trials will be delayed.

If our intellectual property rights do not adequately protect our products, others could compete against us more directly, which would hurt our profitability.

Our success depends in part on our ability to obtain patents or rights to patents, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks or licenses. Patent protection generally involves complex legal and factual questions and, therefore, enforceability of patent rights cannot be predicted with certainty; thus, any patents that we own or licenses from others may not provide us with adequate protection against competitors. Moreover, the laws of certain foreign countries do not recognize intellectual property rights or protect them to the same extent as do the laws of the United States.

In addition to patents and trademarks, we rely on trade secrets and proprietary know-how. We seek protection of these rights, in part, through confidentiality and proprietary information agreements. These agreements may not provide sufficient protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

Any future commercial success by the Company depends significantly on our ability to operate without infringing on the patents and other proprietary rights of others. However, regardless of the Company’s intent, our potential products may infringe upon the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face expensive litigation and may be prevented from pursuing product development or commercialization of our potential products or selling our products.

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management, and could result in significant monetary or equitable judgments against us. For example, lawsuits by employees, patients, customers, licensors, licensees, suppliers, distributors, stockholders, or competitors could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure that we will always be able to resolve such disputes out of court or on terms favorable to us.

In previous years, there has been significant litigation in the United States involving patents and other intellectual property rights. Competitors in the biotechnology industry may use intellectual property litigation against us to gain advantage. In the future, we may be a party to litigation to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation, if successful, also could force us to stop selling, incorporating or using our potential products that use the challenged intellectual property; obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or redesign our potential products that use the technology. We may also be required in the future to initiate claims or litigation against third parties for infringement of our intellectual property rights to protect such rights or determine the scope or validity of our intellectual property or the rights of our competitors. The pursuit of these claims could result in significant expenditures and the diversion of our technical and management personnel and we may not have sufficient cash and manpower resources to pursue any such claims. If we are forced to take any of these actions, our business may be seriously harmed.

Any claims, with or without merit, and regardless of whether we prevail in the dispute, would be time-consuming, could result in costly litigation and the diversion of technical and management personnel and could require us to develop non-infringing technology or to enter into royalty or licensing agreements. An adverse determination in a judicial or administrative proceeding and failure to obtain necessary licenses or develop alternate technologies could prevent us from developing and selling our potential products, which would have a material adverse effect on our business, results of operations and financial condition.

If we fail to attract and keep key management and scientific personnel, we may be unable to develop or commercialize our product candidates successfully.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. The loss of the services of any principal member of our senior management, including William J. Garner, Chief Executive Officer, Martin E. Shmagin, Chief Financial Officer, and Terry M. Nida, Chief Operating Officer, could delay or prevent the commercialization of our product candidates. We employ these individuals on an at-will basis and their employment can be terminated by us or them at any time, for any reason and with or without notice, subject to the terms contained in their employment offer letters.

Competition for qualified personnel in the biotechnology field is intense. We may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies.

We have established a scientific advisory board consisting of C. Lowell Parsons, M.D. who is Chairman and Professor of the Department of Urology at the University of California, San Diego and S. Grant Mulholland, M.D. who is Chair Emeritus of Urology at Jefferson Medical College of Thomas Jefferson University.  These members assist us in formulating research and development strategies. These scientific advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. The failure of our scientific advisors to devote sufficient time and resources to our programs could harm our business. In addition, our scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with our products.

If our primary product candidate, URG101, or any of our other product candidates, cannot be shown to be safe and effective in clinical trials, are not approvable or not commercially successful, then the benefits of the Merger may not be realized. Our Phase IIb clinical trial of URG101 did not meet its primary endpoint. We cannot guarantee that URG101, or any other of our product candidates, will be successful in any future clinical trials and any future clinical trial of URG101, or any other of our product candidate, would require substantial additional capital, which may not be available on commercially reasonable terms, or at all.

Following the Merger, our primary product candidate is URG101. URG101 and our other product candidates are subject to all of the risks attendant to any drug and biologic product candidate. For instance, any of our product candidates must be rigorously tested in clinical trials, and shown to be safe and effective before the FDA, or its foreign counterparts, will consider them for approval. Failure to demonstrate that our product candidates, especially URG101, are safe and effective, or significant delays in demonstrating safety and efficacy, would diminish the anticipated benefits of the Merger. Moreover, once approved for sale, if ever, any product must be successfully commercialized. Failure to successfully commercialize one or more of our current product candidates would also diminish the anticipated benefits of the Merger.

As stated above, on October 30, 2006, Urigen N.A. announced that URG101 did not meet the primary endpoint in a Phase II clinical trial in chronic pelvic pain of bladder origin. Urigen N.A. announced that the primary endpoint in this study was improvement in pain and urgency at the end of the study as monitored by the Patient Overall Rating of Improvement of Symptoms questionnaire, a measurement tool used in clinical trials of chronic pelvic pain. We believe the overall results of the clinical trial may have been compromised by issues relating to patient selection. Furthermore, we believe that incorporation of appropriate protocol changes may allow it to achieve positive results in subsequent trials.

If URG101, or any of our other product candidates, cannot be shown to be safe and effective in clinical trials, are not approvable or not commercially successful, then the benefits of the Merger may not be realized, which would materially adversely affect our business.

We may not achieve projected development goals in the time frame we announce and expect.

We may set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in its clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize the combined company’s products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that the combined company will be able to adhere to its current schedule for the scale-up of manufacturing and launch of any of its products. If we fail to achieve one or more of these milestones as planned, the price of our common shares could decline.

We face potential Canadian tax liability related to Urigen N.A.’s continuation from British Columbia to the State of Delaware.

For Canadian income tax purposes, there will be a deemed disposition at fair market value of all of Urigen N.A.’s assets owned immediately before Urigen N.A. continued into Delaware. Any gains resulting from this disposition will be included in income in Urigen N.A.’s final Canadian income tax return. To the extent Urigen N.A. does not have sufficient losses for income tax purposes to shelter the gains, a Canadian tax liability will result.

In addition, to the extent the fair market value of the assets exceeds Urigen N.A.’s debts and the paid up capital of Urigen N.A.’s common stock immediately before the continuance, Urigen N.A. will be subject to an additional tax at the same rate as if a dividend had been paid by Urigen N.A.

We will need to obtain additional financing in order to continue our operations, which financing might not be available or which, if it is available, may be on terms that are not favorable to us.

Our ability to engage in future development and clinical testing of our potential products will require substantial additional financial resources. We currently use approximately $200,000 per month to operate our business and we believe we have sufficient cash to continue our operations until February 2008. Our future funding requirements will depend on many factors, including:

•	Our financial condition;

•	timing and outcome of the Phase II clinical trials for URG101;

•	developments related to our collaboration agreements, license agreements, academic licenses and other material agreements;

•	our ability to establish and maintain corporate collaborations;

•	the time and costs involved in filing, prosecuting and enforcing patent claims; and

•	competing pharmacological and market developments.

We may have insufficient working capital to fund our cash needs unless we are able to raise additional capital in the future. We have financed our operations to date primarily through the sale of equity securities and through corporate collaborations. If we raise additional funds by issuing equity securities, substantial dilution to our stockholders may result. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business and financial condition, including our viability as an enterprise.

If we are unable to complete our assessment as to the adequacy of our internal control over financial reporting within the required time periods as required by Section 404 of the Sarbanes-Oxley Act of 2002, or in the course of such assessments identify and report material weaknesses in our controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on internal control over financial reporting in their Annual Reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of a company’s internal control over financial reporting. In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report of the effectiveness of the company’s internal control over financial reporting. Our current non-affiliated market capitalization qualifies us as a non-accelerated filer. As such, we are required to comply with the Section 404 requirements beginning with the fiscal year that ends June 30, 2008. We intend to diligently and vigorously assess (and enhance as may be appropriate) our internal control over financial reporting in order to ensure compliance with the Section 404 requirements. We anticipate expending significant resources in developing the necessary documentation and testing procedures required by Section 404, however, there is a risk that we will not comply with all of the requirements imposed by Section 404. In addition, the very limited size of our organization could lead to conditions that could be considered material weaknesses, such as those related to segregation of duties, that is possible in larger organizations but significantly more difficult in smaller organizations. Also, controls related to our general information technology infrastructure may not be as comprehensive as in the case of a larger organization with more sophisticated capabilities and more extensive resources. It is not clear how such circumstances should be interpreted in the context of an assessment of internal control over financial reporting. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner, which may result in our independent registered public accounting firm issuing a qualified or adverse report on our internal control over financial reporting. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

We may continue to incur losses for the foreseeable future, and might never achieve profitability.

We may never become profitable, even if we are able to commercialize additional products. We will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increase in operating losses for at least the next several years. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our stock   price is volatile.

The market price of our common stock is subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	the results of our current and any future clinical trials of our product candidates;

•	the results of ongoing preclinical studies and planned clinical trials of our preclinical product candidates;

•	the entry into, or termination of, key agreements, including, among others, key collaboration and license agreements;

•	the results and timing of regulatory reviews relating to the approval of our product candidates;

•	the initiation of, material developments or conclusion of litigation to enforce or defend any of our intellectual property rights;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with our product candidates;

•	issues in manufacturing our product candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by our competitors;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	future sales of our common stock; and

•	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our financial position, results of operations and reputation.

Our common stock is quoted on the OTC Bulletin Board. As a result, our common stock is subject to trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.

Our common stock has been quoted on the OTC Bulletin Board since June 19, 2007. Because our common stock is not listed on any national securities exchange, our shares are subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share. The following is a list of the general restrictions on the sale of penny stocks:

•
Prior to the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

•
A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.” A broker-dealer may not effect a purchase of a penny stock less than two business days after a broker-dealer sends such agreement to the purchaser.

•
The Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

•	A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to be willing to undertake these compliance activities. Because our common stock is subject to the rules and restrictions regarding penny stock transactions, an investor’s ability to sell to a third party and our ability to raise additional capital may be limited. We make no guarantee that our market-makers will make a market in our common stock, or that any market for our common stock will continue.

Our stock price could be adversely affected by dispositions of our shares pursuant to registration statements currently in effect.

Some of our current stockholders hold a substantial number of shares, which they are currently able to sell in the public market under certain registration statements currently in effect, or otherwise. Sales of a substantial number of our shares or the perception that these sales may occur, could cause the trading price of our common stock to fall and could impair our ability to raise capital through the sale of additional equity securities.

As of  December 5, 2007, we had issued and outstanding 69,289,535 shares of our common stock. This amount does not include, as of  December 5 2007:

• approximately 2.5 million shares of our common stock issuable upon the exercise of all of our outstanding options and the release of restricted stock awards; and

• approximately 4.7 million shares of our common stock issuable upon the exercise of all of our outstanding warrants.

These shares of common stock, if and when issued, may be sold in the public market assuming the applicable registration statements continue to remain effective and subject in any case to trading restrictions to which our insiders holding such shares may be subject from time to time. If these options or warrants are exercised and sold, our stockholders may experience additional dilution and the market price of our common stock could fall.

In addition, in connection with the Merger, stockholders of Urigen N.A. may sell a significant number of shares of our common stock they received in the Merger. Such holders have had no ready market for their Urigen N.A. shares and might be eager to sell some or all of their shares. Further, Urigen N.A. recently entered into agreements with a couple of its vendors and business partners which give Urigen N.A.. the right to pay certain amounts due to such vendors and business partners for goods and services with shares of its Series B preferred stock in lieu of cash. Such vendors and business partners may be more inclined to sell our common stock than other investors as they have not been long-term investors of Urigen N.A. Significant sales could adversely affect the market price for our common stock for a period of time.

Our amended and restated certificate of incorporation and by-laws include anti-takeover provisions that may enable our management to resist an unwelcome takeover attempt by a third party.

Our basic corporate documents and Delaware law contain provisions that enable our management to attempt to resist a takeover unless it is deemed by our management and board of directors to be in the best interests of our stockholders. Those provisions might discourage, delay or prevent a change in control of our company or a change in our management. Our board of directors may also choose to adopt further anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of our common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

We may not be able to meet the initial listing standards to trade on a national securities exchange such as the Nasdaq Capital Market or the American Stock Exchange, which could adversely affect the liquidity and price of the combined company’s common stock.

We intend to raise additional capital and consummate a reverse stock split in order to meet the requirements to obtain the listing of our common stock on a national securities exchange such as the Nasdaq Capital Market or the American Stock Exchange. The initial listing qualification standards for new issuers are stringent and, although we may explore various actions to meet the minimum initial listing requirements for a listing on a national securities exchange, there is no guarantee that any such actions will be successful in bringing us into compliance with such requirements.

If we fail to achieve listing of our common stock on a national securities exchange, our common shares may continue to be traded on the OTC Bulletin Board or other over-the-counter markets in the United States, although there can be no assurance that our common shares will be eligible for trading on any such alternative markets or exchanges in the United States.

In the event that we are not able to obtain a listing on a national securities exchange or maintain our reporting on the OTC Bulletin Board or other quotation service for our common shares, it may be extremely difficult or impossible for stockholders to sell their common shares in the United States. Moreover, if our common stock remains quoted on the OTC Bulletin Board or other over-the-counter market, the liquidity will likely be less, and therefore the price will be more volatile, than if our common stock was listed on a national securities exchange. Stockholders may not be able to sell their common shares in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if our common shares fail to achieve listing on a national securities exchange, the price of our common shares is likely to decline. In addition, a decline in the price of our common shares could impair our ability to achieve a national securities exchange listing or to obtain financing in the future.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholder. We will receive the sale price of any common stock we sell to the selling stockholder upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholder is entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholder exercises the warrants on a cashless basis, we will not receive any proceeds.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	the efficacy, safety and intended utilization of our product candidates;

•	the conduct and results our of research, discovery and preclinical efforts and clinical trials;

•	our plans regarding future research, discovery and preclinical efforts and clinical activities, collaborative, intellectual property and regulatory activities; and

•	our results of operations, financial condition and businesses, and products and drug candidates under development.

•	our product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

•	risks involved with development and commercialization of product candidates.

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. The selling stockholder acquired our securities pursuant to the Series B Convertible Preferred Stock Purchase Agreement the material terms of which are described beginning on page 20.

We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive the sale price of any common stock we sell to the selling stockholder upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholder is entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholder exercises the warrants on a cashless basis, we will not receive any proceeds.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Shares of Common Stock	Percentage of	Number of		Shares of Common		Percentage of
Name	Owned Prior to the Offering (1)	Ownership Before the Offering (1)	Shares Being Offered		Stock Owned After the Offering(2)		Ownership After the Offering(2)

Platinum-Montaur Life Science, LLC (3)	3,463,784	4.999%	13,120,000	(4)	4,119,653	(5)	4.999%

(1) Applicable percentage ownership is based on 69,289,535 shares of common stock outstanding as of December 5, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of December 5, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 5, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes all shares offered hereby are sold.

(3)  Marc Nordlicht has the voting and dispositive power over the shares listed. Mr. Nordlicht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in the selling stockholder. The selling stockholder has advised us that it is not a broker-dealer or affiliate of a broker-dealer.

(4) Represents 13,120,000 shares of common stock underlying shares of Series B Convertible Preferred Stock issued pursuant to the Series B Convertible Preferred Stock Purchase Agreement (the “Agreement”), dated July 31, 2007.

(5) Assuming the sale of all of the shares being offered in this prospectus, the Selling Shareholder will hold Series B  Preferred Stock and Warrants convertible into or exercisable for an aggregate of 14,880,000 shares of our common stock (subject to the limitations described in the following sentence) and will beneficially own 3,463,784 shares of common stock which represent 4.999% of 69,289,535 shares of common stock outstanding as of December 5, 2007, and assuming the conversion of all the shares of Series B preferred Stock. Pursuant to the terms of the Certificate of Designation of the Series B Preferred Stock and the Warrants, the holder is not permitted to convert the Series B preferred Stock or exercisable the Warrants if the number of shares issuable upon such exercise or conversion will result in beneficial ownership of more than 4.999% of the Company’s common stock. The holder has the right to waive this restriction upon 61 days notice to the Company (and thus are not “beneficially owned” under Rule 13d-3 until one day after such notice is given).

Series B Convertible Preferred Stock Purchase Agreement

We entered into a Series B Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 (the “Purchase Agreement”) with Platinum-Montaur Life Science, LLC (“Platinum”) for the sale of 210 shares of our Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. We received aggregate gross proceeds of $2,100,000. In connection with the Purchase Agreement, we filed a Certificate of Designation setting forth the rights of the Series B Convertible Preferred Stock.

Pursuant to the terms of the Amended and Restated Series B Certificate of Designation and warrants granted to Platinum the conversion price of the Series B Preferred Stock and the exercise price of warrants will be adjusted in the event (i) of any stock split or combination of the Company’s common stock; (ii)  the Company pays any dividends or other distribution payable in common stock or other securities of the Company; (iii) the company reclassifies its common stock; (iv) there is a reorganization, merger consolidation or sale of all or substantially all of  the Company’s assets, (v) the company issues any securities convertible into or exchangeable for common stock where the price per share for the additional shares that may be issued pursuant to such convertible or exchangeable securities plus the consideration received by the Company for the issuance of such convertible or exchangeable securities divided by the number of such shares issuable pursuant to such convertible or exchangeable securities is less than the conversion price of the Series B Preferred Stock of $0.15 or the warrant exercise price of $0.18 or (vi) issues any shares of common stock other upon conversion of existing convertible securities at a price per share that is less than the conversion price of the Series B Preferred Stock of $0.15 or the warrant exercise price of $0.18.  The Company does not currently have any plan that require adjustment of the conversion price of the Series B Preferred Stock.

The Certificate of Designation, as amended and restated, setting forth the rights and preferences of the Series B Preferred Stock, provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations. The Series B Preferred Stock is convertible at maximum price of $0.15 per share, subject to certain adjustments, other than for increase in the conversion price in connection with a reverse stock split by the Company.

The Series B Preferred Stock also carries a liquidation preference of $10,000 per share.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company’s outstanding stock.

The Certificate of Designation provides that if the Company cannot issue shares of common stock registered for resale to the extent required by the Registration Rights Agreement, the holder of the Series B Preferred Stock has the option to (a) require the Company to redeem the Series B Preferred Stock for which the Company is unable to issue common stock at a price equal to 120% of the liquidation preference amount; (b) require the Company to issue restricted stock if the Company does not have a sufficient number of shares registered for resale under the Registration Statement; or (c) void its conversion notice.

The Company also issued to Platinum a Series A Warrant to purchase 14,000,000 shares of the Company’s common stock exercisable at a price of $0.18 per share. The warrants have a term of five years, and expire on August 1, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may make a cashless exercise twelve months afterAugust 1, 2007 and thereafter only if the underlying shares are not covered by an effective registration statement and the market value of the Company’s common stock is greater than the warrant exercise price.

The terms of the Warrant provide that it may not be exercised if such exercise would result in the holder having beneficial ownership of more than 4.99% of the Company’s outstanding common stock. The Amended and Restated Certificate of Designation contains a similar limitation and provides further that the Series B Preferred Stock may not be converted if such conversion, when aggregated with other securities held by the holder, will result in such holder’s ownership of more than 9.99% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. These limitations may be waived upon 61 days notice to the Company.

Pursuant to a Registration Rights Agreement entered into simultaneously with the Purchase Agreement, we agreed to register (i) 120% of the shares issuable upon conversion of the preferred shares and (ii) the shares issuable upon exercise of the warrants in a Registration Statement to be filed with the SEC within 30 days of the closing and use our best efforts to have the registration statement declared effective with 90 days, or in the event of a review by the SEC, within 120 days of the closing. We also agreed to respond to comments within 14 days of receipt from the Securities and Exchange Commission. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the $2,100,000 amount of Series B preferred stock issued.The Registration Agreement further provides that in the event the Securities and Exchange Commission does not permit the registration of all of the registrable securities because of the Securities and Exchange Commission’s application of Rule 415, the Company shall file subsequent registration statements on the later of 90 days following the sale of substantially all of the registrable securities included in the initial registration statement or a subsequent registration, as the case may be or seven months following the effective date of the registration statement or any subsequent registration, as the case may be.

The number of shares to be registered per  (i) above is 120% * 14,000,000, or 16,800,000 shares.  The number of shares to be registered per (ii) above is 14,000,000.  The total number of registrable securities required by the Registration Rights Agreement is therefore 30,800,000.

In addition to the foregoing:

•
The Company agreed that for a period of 3 years after the issuance of the Series B Preferred Stock that in the event the Company enters into a financing, with terms more favorable than those attached to the Series B Preferred Stock, then the holders of the Series B Preferred Stock will be entitled to exchange their securities for shares issued in the financing.

•
The Company granted to Platinum the right to subscribe for an additional amount of securities to maintain its proportionate ownership interest in any subsequent financing conducted by the Company for a period of 3 years from the closing date.

•
The Company agreed to take action within 45 days of the closing to amend its bylaws to permit adjustments to the conversion price of the Series B Preferred Stock and the exercise price of the warrant. The failure of the Company to meet this timetable will result in the imposition of liquidated damages of 1.5% per month until the amendment to the Bylaw is effected.

On October 3, 2007, the Company obtained a waiver of any liquidated damages that may have accrued as a result of the Company’s failure to have its Bylaws amended within 45 days as required by the Purchase Agreement and the Certificate of Designation. The Company’s Bylaws were amended on October 20, 2007.

We are currently not in compliance with our obligations under the Registration Rights Agreement to respond to SEC comments within 14 days of our receipt of a comment letter. Failure of the Company to meet this schedule provided in the Registration Rights Agreement will result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the initial investment in the Series B preferred stock and warrants.

Set forth below in Table 1 is a tabular disclosure of the dollar amount of each payment in connection with the Purchase Agreement which the Company has made or may be required to make to the Selling Stockholder or any affiliate or any person with whom the selling stockholder has a contractual relationship regarding the transaction.

The below table also discloses the net proceeds to the Company from the sale of the preferred stock and the total possible payments to the selling stockholder and its affiliates in the first year following the sale of the preferred stock.

	Table 1

Payee	Cash Payment	Purpose of Payment
Burak Anderson & Meloni, P.C., attorney for Selling Stockholder	$ 20,000	Selling Stockholder's legal fees
Burak Anderson & Meloni, P.C., attorney for Selling Stockholder	63,000	Due diligence fee to Selling Stockholder
WBB Securities LLC	200,000	Finder's fee
Subtotal, transaction costs paid by the Company	283,000
Current dividend payments (see note 1 )	105,000	Required by agreement section 2(a)
Potential liquidated damages (from Table 3) (see note 2)	378,000	Potentially required by agreement section 7(d)
Potential cash redemption payment (see note 3)	2,520,000	Potentially required by agreement section 9(a)(i)
Subtotal, possible payments to Selling Stockholder	3,003,000
Total of transaction costs and possible payments to Selling Stockholder	$ 3,286,000

Gross proceeds to issuer from sale of Series B Preferred Stock	$2,100,000
Less transaction costs and possible payments to Selling Stockholder	3,286,000
Net proceeds (deficiency) in current period	($1,186,000)

Note 1 - Annual dividend payments (5% rate times $2,100,000 principal) may continue indefinitely, until preferred shares are converted.
Note 2 - Company has already paid $31,500 (1.5% of principal) in liquidated damages due to a failure to respond to SEC comments within 14 days.  Agreement terms allow at most $378,000 (18% of principal) total liquidated damages payments.

Note 3 - Potential cash Mandatory Redemption at 120% if no registered shares are available upon receipt of Conversion Notice.

The closing price of our common stock on July 31, 2007 was $0.24 per share. If all of the shares of common stock which the selling stockholders propose to sell pursuant to this prospectus were said at that price, the selling stockholders would realize gross proceeds of  $3,148,800.  The total number of shares issuable to the Selling Stockholder under the Series B preferred stock agreement is 28,000,000 shares. If the 28,000,000 shares of common stock issuable to the selling stockholder were sold at the market price of the Company’s common stock on July 31, 2007, the selling stockholders would realize gross proceeds of $6,720,000.

Set forth below in Table 2 is tabular disclosure of the total possible profit the selling stockholder could realize as a result of conversion discount for the securities underlying the preferred stock and the warrants

Table 2

Gross Proceeds to Selling Stockholder
(28,000,000 x $0.24 per share at 7/31/2007)		$6,720,000
Shares underlying Series B Preferred
Preferred stock conversion cost (14,000,000 shares at $0.15 per share)	$2,100,000
Warrants exercise cost (14,000,000 shares at $0.18 per share)	$2,520,000
Total cost		4,620,000
Potential profit to Selling Shareholder		$2,100,000

In this table, the purchase price of the Series B preferred stock was allocated to the shares of common stock issuable upon conversion the Series B preferred stock

 Table 3 sets forth information relating to the total profit which the selling stockholders may realize from their sale of the shares of common stock issuable upon conversion of the Series B preferred stock and exercise of the warrants, based on the market price of our common stock on July 31, 2007 of $0.24 per share.

Table 3

	Series B Preferred	Warrants	Total
Issued at closing (shares)	14,000,000	14,000,000	28,000,000
Conversion or exercise price (per share)	$0.15	$0.18	N/A
Gross proceeds to issuer (from Table 2)	$2,100,000	$2,520,000	$4,620,000
Discount based on 7/31/2007 closing price of $0.24	1,260,000	840,000	2,100,000
Sales price on 7/31/2007 at $0.24 per share	$3,360,000	$3,360,000	$6,720,000

Discount based on 7/31/2007 closing price of $0.24	$1,260,000	$840,000	$2,100,000
Potential for liquidated damages (from below)	378,000	N/A	378,000
Discount adjusted to include liquidated damages	$1,638,000	$840,000	$2,478,000

Initial Investment			$2,100,000
Maximum liquidated damages rate			18.00%
Potential for liquidated damages			$378,000

Sales price to selling stockholders			$6,720,000
Gross investment from selling stockholders			(4,620,000)
Current dividend payments (note 1)			105,000
Potential for liquidated damages			378,000
Potential profit to selling stockholders (note 2)			$2,583,000

Note 1 - Annual dividend payments (5% rate times $2,100,000 principal) may continue indefinitely, until preferred shares are converted.
Note 2 - This scenario maximizes potential profit to selling shareholder. All shares are sold at $0.24 per share; therefore, cash redemption payments, which were considered in Table 1, do not apply.

Table 4 sets forth information concerning the gross proceeds paid or payable to the Company, the net proceeds and the potential profit to the selling stockholders based on the closing price of our common stock on July 31, 2007 of $0.24 per share.  Table 4 also sets forth tabular disclosure of the ratio of Selling Stockholders’ possible profit to the Company’s net proceeds.
Table 4
Gross Proceeds to the Company and potential profit to Selling Stockholder

Gross proceeds to issuer from sale of Series B Preferred Stock	$2,100,000
Gross proceeds to issuer from exercise of all Warrants	2,520,000
Total gross proceeds to issuer	4,620,000
Transaction costs paid by issuer (from Table 1)	(283,000)
Net cash proceeds to issuer	4,337,000
Potential profit to Selling Stockholders based on current conversion and exercise prices (from Table 3)	$2,583,000

Total gross proceeds to issuer	$4,620,000
Less total transaction costs and possible payments (from Table 1)	3,286,000
Net proceeds to issuer	$1,334,000

Selling Stockholder's possible profits (from Table 3)	$2,583,000
Net proceeds to issuer	$1,334,000
Selling Shareholder's possible profit as a percentage of Net proceeds to issuer	193.63%

Set forth below in Table 5 is comparative tabular disclosure of Shares outstanding prior to the transaction and Shares included in the Registration Statement.

Table 5

Table 5

Shares outstanding prior to sale or Series B Preferred Stock and warrants	68,289,535
Shares outstanding prior to sale of Series B Preferred stock and warrants held by persons other than the selling stockholder, affiliates of the company or the selling stockholder	39,759,706
Shares registered for resale on behalf of the Selling Stockholder in the current prospectus	13,120,000
Percentage of shares included in current prospectus held by persons other the than selling stockholder and affiliates of the Company	33.00%
The number of shares registered for resale by the selling stockholder or affiliates of the selling stockholder in prior registration statements	0
The number of shares registered for resale by the selling stockholders that continue to be held by the selling stockholder or affiliates of the selling stockholder	0
The number of shares that have been sold in registered resale transactions by the selling stockholder or affiliates of the selling stockholder	0
Market price of the shares of common stock underlying the Series B Preferred Stock prior to the transaction (July 31, 2007)	$0.24
Current price of the shares of common stock underlying the Series B Preferred Stock prior to the transaction (closing price, December 5, 2007)	$0.13

The total number of shares which the Company is required to register under the terms of the registration rights agreement entered into with the selling stockholder is 30,800,000. However, because of the Commission’s application of Rule 415, the Company is registering 13,120,000 or 33% of the total issued and outstanding shares held by non-affiliates.

The Company is of the view that a description of the relationships and arrangements between and among the Company and, its predecessors, the selling stockholder and affiliates of the selling stockholder or persons with whom the selling stockholder has a contractual relationship in connection with the sale of the preferred stock is presented in the prospectus and all agreements between and/or among those parties are included as exhibits to the registration statement.

Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders.

The Company presently intends to make all payments and dividends as required under the Series B preferred purchase agreement with the selling stockholder.

There were no prior transactions between the Company and the selling stockholder any affiliates of the selling stockholder, or any person with whom the selling stockholder has a contractual relationship regarding the transaction

We have been advised by the selling stockholders that they do not have a short position in our common stock.  Except as described in this prospectus, we do not have any agreements or understandings with any of the stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholder and any of his respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal
• facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately-negotiated transactions;
• broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
• through the writing of options on the shares;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholder are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “URGP.OB.” Previously, commencing June 19, 2007 our common stock was quoted on the OTC Bulletin Board under the symbol VLTS.OB. From May 21, 2007 through June 18, 2007, our common stock was quoted on the National Quotation Bureau’s Pink Sheets under the symbol “VLTS. PK.” Prior to May 21, 2007, our common stock was listed on the Nasdaq Capital Market under the symbol “VLTS.” The following table sets forth, for the calendar periods indicated, the high and low per share sales prices for our common stock as reported by the Nasdaq Capital Market through May 18, 2007, by the National Quotation Bureau’s Pink Sheets from May 21, 2007 through July 15, 2007 and by the OTC Bulletin Board since July 16, 2007. The following table sets forth the high and low sales prices as reported by the NASDAQ Bulletin Board Market for the periods indicated.

Calendar Year	High	Low
2005
First Quarter	$3.90	$2.20
Second Quarter	3.19	2.26
Third Quarter	2.90	2.11
Fourth Quarter	2.60	1.48
2006
First Quarter	$3.95	$2.12
Second Quarter	4.06	2.64
Third Quarter	3.50	0.15
Fourth Quarter	1.07	0.29
2007
First Quarter	$0.47	$0.22
Second Quarter	0.32	0.10
Third Quarter	0.16	0.16
Fourth Quarter (December 5, 2007)	0.13	0.10

On July 13, 2007, the date of the merger, the high and low sale prices reported on the OTC Bulletin Board for Valentis common stock were $0.17 and 0.15 per share, respectively.

On December 5, 2007 the last sale price reported on the OTC Bulletin Board for our common stock was $.13 per share

Holders

As of December 5, 2007, there were 69,289,535 shares of common stock issued and outstanding. As of December 5, 2007, there were 362 holders of record of our common stock. There is 1 holder of record of our Series B preferred stock.

Dividends

We have not declared any dividends to date. However, the right and preferences of our Series B Preferred Stock provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations.

DESCRIPTION OF BUSINESS

CORPORATE OVERVIEW

We were formerly known as Valentis, Inc. and were formed as the result of the merger of Megabios Corp. and GeneMedicine, Inc. in March 1999. We were incorporated in Delaware on August 12, 1997. In August 1999, we acquired U.K.-based PolyMASC Pharmaceuticals plc.

On October 5, 2006, we entered into an Agreement and Plan of Merger, as subsequently amended (the “Merger”) with Urigen N.A., Inc., a Delaware corporation (“Urigen N.A.”), and Valentis Holdings, Inc., our newly formed wholly-owned subsidiary (“Valentis Holdings  ”). Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into Urigen N.A., Inc. with Urigen N.A., Inc. surviving as our wholly-owned subsidiary. In connection with the Merger, each Urigen stockholder received, in exchange for each share of Urigen N.A., Inc. common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of our common stock. At the effective time of the Merger, each share of Urigen N.A., Inc. Series B preferred stock was exchanged for 11.277 shares of our common stock. An aggregate of 51,226,679 shares of our common stock were issued to the Urigen N.A., Inc. stockholders.  Upon completion of the Merger, we changed our name from Valentis, Inc. to Urigen Pharmaceuticals, Inc.

From and after the Merger, our business is conducted through our wholly owned subsidiary Urigen N.A. The discussion of our business in this amendment to the Registration Statement on Form S-1 is that of our current business which is conducted through Urigen N.A.

We are located in Burlingame, California, where our headquarters and business operations are located.

BUSINESS OVERVIEW

Urology represents a specialty pharmaceutical market of approximately 12,000 physicians in North America. Urologists treat a variety of ailments of the urinary tract including urinary tract infections, bladder cancer, overactive bladder, urgency and incontinence and interstitial cystitis, a subset of PBS. Many of these indications represent significant, underserved therapeutic market opportunities.

Over the next several years a number of key demographic and technological factors should accelerate growth in the market for medical therapies to treat urological disorders, particularly in our product categories. These factors include the following:

•
Aging population.  The incidence of urological disorders increases with age. The over-40 age group in the United States is growing almost twice as fast as the overall population. Accordingly, the number of individuals developing urological disorders is expected to increase significantly as the population ages and as life expectancy continues to rise.

•
Increased consumer awareness.  In recent years, the publicity associated with new technological advances and new drug therapies has increased the number of patients visiting their urologists to seek treatment for urological disorders.

Urigen N.A has been established as a specialty pharmaceutical company to develop and commercialize products for the treatment of urological disorders. We have established an initial group of clinical stage products, as more fully described below, that we believe offer potential solutions to underserved urology markets.

Urigen N.A is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Our two lead programs target significant unmet medical needs and major market opportunities in urology. Our URG101 project targets painful bladder syndrome which affects approximately 10.5 million men and women in North America. URG101 has demonstrated safety and activity in a Phase IIa (open-label) human clinical trial and in a Phase IIb double-blind, placebo-controlled trial. URG101 is a unique, proprietary combination therapy of components approved by global regulatory authorities that is locally delivered to the bladder for rapid relief of pain and urgency. In 2007 URG101 clinical development will encompass a pharmacodynamic study. We have also begun to develop additional indications for URG101 focusing on radiation cystitis and dyspareunia (painful intercourse).

Our clinical stage projects, URG301 and URG302, target acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 and URG302 are proprietary dosage forms of approved drugs that are locally delivered to control urinary urgency. A Urigen N.A sponsored Investigational New Drug, or IND, is currently being prepared with subject enrollment scheduled for late 2007. We also plan, subject to additional financing, to initiate two clinical programs targeting the use of URG301 in patients diagnosed with acute urethral discomfort, or AUD, associated with cystoscopy and urethritis.

To expand the pipeline, we have initiated discussions with pharmaceutical companies that have either an approved product or a product in development for the treatment of additional urological indications. We believe that our URG100 and URG300 programs, when commercialized, will offer significant “marketing coat-tails” that can dramatically grow the sales of niche urology products. Although such products do not match the potential revenue streams of URG101 and URG301, the incremental income they could generate for us is potentially significant as such products will enable us to maximize the time, effort and expense of the sales organization that we plan to establish to market URG101 and URG301 to urologists in the U.S.

We plan to market our products to urologists and urogynecologists in the United States via a specialty sales force managed internally. As appropriate, our specialty sales force will be augmented by co-promotion and licensing agreements with pharmaceutical companies that have the infrastructure to market our products to general practitioners. In all other countries, we plan to license marketing and distribution rights to our products to pharmaceutical companies with strategic interests in urology and gynecology.

RECENT DEVELOPMENTS

Development and License Agreement with M&P Patent AG

On November 19, 2007, the Company entered into a Development and License Agreement with M&P Patent AG (the “Licensor”). Pursuant to the Agreement, the Licensor granted the Company an exclusive, royalty bearing license to certain patents, know-how and trademarks to develop the Licensor’s intranasal testosterone product referred to as NASOBOL®, in accordance with a development plan, and to manufacture, commercialize and sell the product.

We agreed to fund all work to be done pursuant to the development plan and bear all cost for the execution of the development plan. In addition we agreed to bear all costs in connection with the commercialization of the product.

Pursuant to the agreement, we agreed to make certain milestone payments. In addition, we agreed to make the following royalty payments:
(A)	5% on the cumulated net sales from $30,000,001 to $60,000,000;
(B)	12% on the cumulated net sales from $60,000,001 to $100,000,000;
(C)	16% on the cumulated net sales from $100,000,001 to $200,000,000;
(D)	20% on the cumulated net sales from $200,000,001 to $300,000,000; and
(E)	25% on the cumulated net sales above $300,000,000.

Further, in addition to the foregoing payments we agreed to pay the Licensor 25% of all payments received from a distributor that are attributable to the Licensor’s product and not part of gross sales.

The Company’s obligations to pay royalties shall cease if the cumulative royalty payments reaches $150,000,000 and the license shall be deemed to have been fully paid and irrevocably granted to the Company.

The term of the Agreement commences on the effective date (the date when both parties signed the agreement) and will continue until all patent rights have expired in each country. The Agreement may be earlier terminated if certain targets are not met.

Series B Convertible Preferred Stock Purchase Agreement

We entered into a Series B Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 (the “Purchase Agreement”) with Platinum-Montaur Life Science, LLC (“Platinum”) for the sale of 210 shares of our Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. We received aggregate gross proceeds of $2,100,000. In connection with the Purchase Agreement, we filed a Certificate of Designation setting forth the rights of the Series B Convertible Preferred Stock.

Pursuant to the terms of the Amended and Restated Series B Certificate of Designation and warrants granted to Platinum the conversion price of the Series B Preferred Stock and the exercise price of warrants will be adjusted in the event (i) of any stock split or combination of the Company’s common stock; (ii)  the Company pays any dividends or other distribution payable in common stock or other securities of the Company; (iii) the company reclassifies its common stock; (iv) there is a reorganization, merger consolidation or sale of all or substantially all of  the Company’s assets, (v) the company issues any securities convertible into or exchangeable for common stock where the price per share for the additional shares that may be issued pursuant to such convertible or exchangeable securities plus the consideration received by the Company for the issuance of such convertible or exchangeable securities divided by the number of such shares issuable pursuant to such convertible or exchangeable securities is less than the conversion price of the Series B Preferred Stock of $0.15 or the warrant exercise price of $0.18 or (vi) issues any shares of common stock other upon conversion of existing convertible securities at a price per share that is less than the conversion price of the Series B Preferred Stock of $0.15 or the warrant exercise price of $0.18.  The Company does not currently have any plan that require adjustment of the conversion price of the Series B Preferred Stock.

The Certificate of Designation, as amended and restated, setting forth the rights and preferences of the Series B Preferred Stock, provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations. The Series B Preferred Stock is convertible at maximum price of $0.15 per share, subject to certain adjustments, other than for increase in the conversion price in connection with a reverse stock split by the Company.

The Series B Preferred Stock also carries a liquidation preference of $10,000 per share.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company’s outstanding stock.

The Certificate of Designation provides that if the Company cannot issue shares of common stock registered for resale to the extent required by the Registration Rights Agreement, the holder of the Series B Preferred Stock has the option to (a) require the Company to redeem the Series B Preferred Stock for which the Company is unable to issue common stock at a price equal to 120% of the liquidation preference amount; (b) require the Company to issue restricted stock if the Company does not have a sufficient number of shares registered for resale under the Registration Statement; or (c) void its conversion notice.

The Company also issued to Platinum a Series A Warrant to purchase 14,000,000 shares of the Company’s common stock exercisable at a price of $0.18 per share. The warrants have a term of five years, and expire on August 1, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may make a cashless exercise twelve months afterAugust 1, 2007 and thereafter only if the underlying shares are not covered by an effective registration statement and the market value of the Company’s common stock is greater than the warrant exercise price.

The terms of the Warrant provide that it may not be exercised if such exercise would result in the holder having beneficial ownership of more than 4.99% of the Company’s outstanding common stock. The Amended and Restated Certificate of Designation contains a similar limitation and provides further that the Series B Preferred Stock may not be converted if such conversion, when aggregated with other securities held by the holder, will result in such holder’s ownership of more than 9.99% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. These limitations may be waived upon 61 days notice to the Company.

Pursuant to a Registration Rights Agreement entered into simultaneously with the Purchase Agreement, we agreed to register (i) 120% of the shares issuable upon conversion of the preferred shares and (ii) the shares issuable upon exercise of the warrants in a Registration Statement to be filed with the SEC within 30 days of the closing and use our best efforts to have the registration statement declared effective with 90 days, or in the event of a review by the SEC, within 120 days of the closing. We also agreed to respond to comments within 14 days of receipt from the Securities and Exchange Commission. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the $2,100,000 amount of Series B preferred stock issued.The Registration Agreement further provides that in the event the Securities and Exchange Commission does not permit the registration of all of the registrable securities because of the Securities and Exchange Commission’s application of Rule 415, the Company shall file subsequent registration statements on the later of 90 days following the sale of substantially all of the registrable securities included in the initial registration statement or a subsequent registration, as the case may be or seven months following the effective date of the registration statement or any subsequent registration, as the case may be.

The number of shares to be registered per  (i) above is 120% * 14,000,000, or 16,800,00 shares.  The number of shares to be registered per (ii) above is 14,000,000.  The total number of registrable securities required by the Registration Rights Agreement is therefore 30,800,000.

In addition to the foregoing:

•
The Company agreed that for a period of 3 years after the issuance of the Series B Preferred Stock that in the event the Company enters into a financing, with terms more favorable than those attached to the Series B Preferred Stock, then the holders of the Series B Preferred Stock will be entitled to exchange their securities for shares issued in the financing.

•
The Company granted to Platinum the right to subscribe for an additional amount of securities to maintain its proportionate ownership interest in any subsequent financing conducted by the Company for a period of 3 years from the closing date.

•
The Company agreed to take action within 45 days of the closing to amend its bylaws to permit adjustments to the conversion price of the Series B Preferred Stock and the exercise price of the warrant. The failure of the Company to meet this timetable will result in the imposition of liquidated damages of 1.5% per month until the amendment to the Bylaw is effected.

On October 3, 2007, the Company obtained a waiver of any liquidated damages that may have accrued as a result of the Company’s failure to have its Bylaws amended within 45 days as required by the Purchase Agreement and the Certificate of Designation. The Company’s Bylaws were amended on October 20, 2007.

We are currently not in compliance with our obligations under the Registration Rights Agreement to respond to SEC comments within 14 days of our receipt of a comment letter. Failure of the Company to meet this schedule provided in the Registration Rights Agreement will result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the initial investment in the Series B preferred stock and warrants.

Amendment to Acacia License Agreement

Effective August 6, 2007, we entered into an amendment of the Exclusive License Agreement with Acacia Patent Acquisition Corporation (“APAC”) dated April 12, 2007. Pursuant to the terms of the Amendment, the parties agreed to remove the right of the Company to terminate the Agreement after two years, thus granting to APAC exclusive license rights for the life of certain patents of the Company. Pursuant to the terms of the Agreement, the Agreement may be otherwise terminated as follows: (A) the later of either (i) the expiration date of the patents subject to the license or (ii) the conclusion of APAC’s licensing and enforcement of the patents subject to the license; (B) in the event APAC files for bankruptcy which is not dismissed within 90 days; (C) upon written notice by either party if the other party breaches any material representation, warranty or agreement and fails to cure such breach within 90 days; and (C) by either party upon 90 days written notice if APAC determines the licensing or enforcement of the patents is not commercially reasonable or practicable.

POTENTIAL PRODUCTS, TECHNOLOGIES AND SERVICES

Following is a description of our products currently in development, the anticipated market for such products as well as the competitive environment in these markets.

Proprietary Product Candidates:

URG101

Market Opportunity for Treatment of Painful Bladder Syndrome

Presently, no approved products exist for treating PBS, and those that have been approved for interstitial cystitis, a subset of PBS, are based on clinical studies which have shown the drugs to be marginally effective. According to its website, the FDA has approved two drugs for the treatment of interstitial cystitis and neither is labeled as providing immediate system relief. For example, at three months, the oral drug Elmiron achieved a therapeutic benefit in only 38% of patients on active drug versus 20% on placebo. The other drug approved for interstitial cystitis, RIMSO®-50 is an intravesical treatment that was not based on double-blind clinical trial results. According to The Interstitial Cystitis Data Base Study Experience published in the year 2000, RIMSO®-50 is widely recognized as ineffective and not included among the top ten most common physician-prescribed treatments for urinary symptoms.

Consequently, there remains a significant need for new therapeutic interventions such as URG101 that can address the underlying disease process while also providing acute symptom relief. PBS is a chronic disease characterized by moderate to severe pelvic pain, urgency, urinary frequency, dyspareunia (painful intercourse) with symptoms originating from the bladder. Current epidemiology data shows that PBS may be much more prevalent than previously thought.

One theory of PBS’s pathological cause implicates a dysfunction of the bladder epithelium surface called the urothelium. The epithelium is the inner lining of tissue organs. Normally, the urothelium is covered with a mucus layer, the glycosaminoglycan, or GAG, layer, which is thought to protect the bladder from urinary toxins. A deficiency in the GAG layer would allow these toxins to penetrate into the bladder wall activating pain sensing nerves and causing bladder muscle spasms. These spasms trigger responses to urinate resulting in the symptoms of pelvic pain, urgency and frequency, the constellation of symptoms associated with this disease. Once established, PBS can be a chronic disease, which can persist throughout life and can have a devastating impact on quality of life.

We believe that the prevalence of PBS in North America is estimated to be 10.5 million, of which 3.8 million would experience severe enough symptoms to be classified as having interstitial cystitis, a subset of PBS. This estimate was based on studies conducted by Clemens and colleagues at Northwestern University and by Matt T. Rosenberg and Matthew Hazzard at the Mid-Michigan Health Centers. Each group independently concluded that the number of subjects with interstitial cystitis have been significantly underestimated. They evaluated over 1,000 female primary care patients over the course of a year using a pain, urgency/frequency questionnaire to categorize subjects as symptomatic or not. We calculated the North America PBS population estimate based on a cutoff score of 10 on the pain, urgency/frequency scale, and assumed a ratio of 1:2 for men to women and for interstitial cystitis population, we used a more stringent cutoff score of 15.

Product Development

We have licensed the URG101 technology from the University of California, San Diego. The license agreement is exclusive with regard to patent rights and non-exclusive with regard to the written technical information. We may also grant a sublicense to third parties. Pursuant to the license agreement, which was effective as of January 18, 2006, we were required to pay a license issue fee in the form of 7.5% of Urigen N.A. authorized common stock (720,000 shares), and we are required to pay (i) license maintenance fees of $15,000 per year, (ii) milestone payments of up to $625,000 upon the occurrence of certain events related to FDA approval, (iii) an earned royalty fee equal to 1.5% to 3.0% of net sales, (iv) sublicense fee, if applicable, and (v) beginning in the year of any commercial sales, a minimum annual royalty fee of $35,000. The term of the license agreement ends on the earlier of the expiration date of the longest-lived of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, we may terminate the license agreement at any time and for any reason upon a 90-day written notice. In the event that any licensed product becomes the subject of a third-party claim, we have the right to conduct the defense at our own expense, and may contest or settle claims in our sole discretion; provided, however, that we may not agree to any settlement that would invalidate any valid claim of the patent rights or impose any ongoing obligation on the university. Pursuant to the terms of the license agreement, we must indemnify the university against any and all claims resulting or arising out of the exercise of the license or any sublicense, including product liability. In addition, upon the occurrence of a sale of a licensed product, application for regulatory approval or initiation of human clinical trials, we must obtain and maintain comprehensive and commercial general liability insurance.

The individual components of this combination therapy, lidocaine and heparin, were originally approved as a local anesthetic and an anti-coagulant, respectively. It was demonstrated that a proprietary formulation of these components reduced symptoms of pelvic pain and urgency upon instillation into the bladder.

The rationale for this combination therapy is two-fold. The lidocaine is a local anesthetic that reduces the sensations of pain, urge and muscle spasms. The heparin, a glycosaminoglycan, coats the bladder wall augmenting natural heparinoids, which may be deficient on the surface of the urothelium. Heparin is not being utilized in this application for its anti-coagulant properties. Heparinoids comprise part of the mucus layer of the urothelium and help to limit urinary toxins from penetrating the underlying tissues thereby preventing pain, tissue inflammation and muscle spasms.

Clinical Trial Status

Urigen N.A filed an IND in 2005 to initiate a Phase IIb multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of intravesical alkalinized lidocaine-heparin for the symptoms of pelvic pain and urgency of bladder origin. A Phase I study was not required because the components of URG101 are FDA-approved for other uses. The study enrolled 90 subjects randomized to drug vs. placebo in a 1:1 ratio. The study included a clinically relevant three-week treatment phase to evaluate the safety and efficacy of URG101 for the treatment of pelvic pain and/or urgency of bladder origin. While URG101 did not meet the primary endpoint in the study, we believe the trial provided information necessary to proceed with development of the product. There are other examples of clinical trials not achieving primary endpoints, but the lessons learned in the study can lead to success in Phase III, such as for Acorda Therapeutics, Inc. in their 2004 (missed primary endpoint) and 2006 (Phase III success) press releases. The rationale for continued development of URG101 is several-fold: the largest and most experienced clinical trial site met both the primary (70% drug response versus 17% placebo) and secondary endpoints of the study. Additionally, the study achieved a high level of statistical significance on improvement in urgency with just one dose over placebo and trended toward improvement in pain with just one dose. We believe that these results indicate that, in a controlled clinical trial, subjects receiving study drug experienced meaningful symptom improvement in both urgency and bladder pain over placebo. In the Phase II study patients were enrolled with bladder pain and/or urgency (both were not required) and mild/intermittent subjects were enrolled, which can result in the high placebo effect observed due to “regression to the mean.” Additional drug dosing and drug administration techniques were identified that we plan to incorporate into future clinical trials.

Competitive Landscape

PBS is currently an underserved medical market. There is no acute treatment for pain of bladder origin other than narcotics. Currently, there are two approved therapeutics, RIMSO®-50 and Elmiron®, for the treatment of interstitial cystitis. Both of these approved products require chronic administration before any benefit is achieved. Other non-approved therapies provide marginal, if any benefit.

Development of drugs for PBS/IC has targeted a wide array of potential causes with limited success. We believe that URG101 will be well positioned, as it will address both the acute pain the patient experiences and the dysfunctional aspect of the urothelium of the bladder wall.

Commercialization Plan

Remaining a virtual company, Urigen will commercialize URG101 in the United States by collaborating with appropriate vendors to conduct a situational analysis of the United States; develop an appropriate product strategy; and then, create and implement a launch plan that includes the establishment of a 75 to 100 member sales organization that Urigen will have the option to acquire post the successful launch of URG101.

As appropriate, co-promotional agreements will be established with interested parties to ensure that URG101 is adequately promoted to the entire U.S. healthcare community. In all countries outside the United States, Urigen will either assign licensing rights to or establish Supply and Distribution Agreements with interested parties. Initial discussions to acquire such rights have begun with interested parties who have a strategic interest in Urology and Painful Bladder Syndrome, and have the requisite infrastructure and resources to successfully commercialize URG101.

Manufacturing of URG101 finished goods kits will be conducted by contract manufacturers approved by regulatory authorities and with a history of having demonstrated an ability to support a global supply chain demand. Negotiations with such manufacturers are in progress to establish requisite manufacturing and supply agreements.

Market Opportunity for Treatment of Radiation Cystitis

We estimate that the incidence of radiation cystitis in the United States is more than 34,000 cases per year. This estimate is based on a comprehensive review of more than 40 peer-reviewed articles on specific pelvic irradiation treatments, such as brachytherapy and external beam radiation therapy, and the frequency of adverse urogenital side effects. The annual incidence was then calculated by the annual incidence of pelvic cancer, which can be found at www.cancer.gov its estimated radiation rate and adverse urinary symptom rate. Although the symptoms of radiation cystitis are similar to those of interstitial cystitis, the clinical etiology or underlying cause, can be differentiated based on medical history. In fact, clinical studies of products in development for interstitial cystitis typically exclude patients suffering from radiation cystitis. According to a search of the FDA’s website, currently, there are no FDA-approved or licensed treatments of these symptoms that are caused by pelvic irradiation.

Pelvic irradiation, both external beam and brachytherapy, represents one of the cornerstones of cancer therapy for a variety of local cancers including: prostate, ovarian, cervical, bladder, and colorectal cancers. Radiation cystitis, or pelvic pain and/or urgency of bladder origin secondary to pelvic irradiation, is a well-recognized side effect of pelvic irradiation.

Based on extensive review of literature, we have calculated that radiation cystitis is observed in 6-15% of patients receiving pelvic radiotherapy, and that for prostate cancer this rate is higher and ranges from 25-30%, or about 1 out of 3-4 men treated. The average time from the beginning of radiation therapy to chronic symptoms can be several months to several years. The acute symptoms of radiation cystitis may be so painful as to disrupt the radiation treatment regimen. In most cases, acute symptoms are reversible several weeks after cessation of therapy. However there is a subset of patients that develop chronic radiation cystitis in which these symptoms remain indefinitely, possibly due to irreversible damage and/or improper healing of the bladder wall.

Clinical Trial Status

Three subjects with radiation cystitis were treated by our scientific founder in his urology clinic at the University of California, San Diego Medical Center during 2005-2006 on a compassionate basis. This was not part of a clinical trial. The three subjects all responded with relief of their symptoms after the installation of URG101 into their urinary bladders. We believe that these treatments, coupled with our clinical experience with URG101 for PBS, warrant further testing for radiation cystitis. Consequently, we have expanded our  IND to include the evaluation of URG101 in a Phase II multi-center, randomized, double-blind, placebo-controlled crossover to open-label study to evaluate the safety and efficacy of URG101 in patients exhibiting symptoms of pelvic pain and /or urgency of bladder origin secondary to pelvic irradiation. This study will be conducted in collaboration with leading academic and oncology centers. Site initiation and commencement of enrollment is dependent on our ability to raise additional funds through grant or equity sources.

Competitive Landscape

According to a search of the FDA’s website, currently, no approved products exist for the treatment of radiation cystitis. Relevant scientific literature reports that therapies commonly used to treat interstitial cystitis have met limited success when used to treat radiation cystitis. Based on clinical experience to date, we anticipate that URG101 could potentially offer first-line treatment to patients suffering from pelvic pain and/or urgency due to pelvic irradiation.

Market Opportunity for Treatment of Dyspareunia

Dyspareunia is sexual dysfunction manifested as painful or difficult sexual intercourse. The disorder is recurrent and associated with a disruption of normal functioning. Dyspareunia occurs most frequently in females; however, incidence has also been reported among males.

The actual incidence of dyspareunia is difficult to determine, since the majority of cases are unreported by patients. In a survey conducted by Edward O. Laumann, Anthony Paik and Raymond C. Rosen on sexual experience and dyspareunia, 24% of respondents stated that dyspareunia was “frequent” or “constant,” 47% reported that they had less frequent intercourse because of dyspareunia, and 33% reported that their dyspareunia had an adverse effect on their relationship with a sexual partner.

Clinical Trial Status

An unpublished clinical study by Dr. Joel M.H. Teichman and Dr. Blayne Welk demonstrates that administration of URG101 relieves symptoms of dyspareunia in women suffering from the disorder. Dr. Teichman and Dr. Welk, each of Vancouver, Canada, studied twelve PSB/IC patients that were sexually active, diagnosed with dyspareunia and treated with an intravesical therapeutic solution. The patients were treated with intravesical instillations three times per week for three weeks, and re-evaluated three weeks later. Eleven of the twelve patients reported improvements of greater than 50%. Eight patients reported no dyspareunia after instillations. Drs. Teichman and Welk concluded intravesical therapeutic solution provides relief of voiding symptoms, pain, and dyspareunia in PSB/IC patients. Based on these anecdotal results, we are collaborating with a leading academic center to explore the potential of URG101 to effectively treat women diagnosed with dyspareunia.

We plan to initiate a double-blind placebo-controlled study to evaluate the safety and efficacy of intravesical alkalinized lidocaine-heparin for dyspareunia. Following the completion of this study, we will publish the results in a peer reviewed urology journal.

Competitive Landscape

There are no approved medications that treat dyspareunia. Personal lubricants and medications that increase blood flow (e.g. sildenafil - Viagra® or alprostadil - Muse®) or relax muscles have been demonstrated to be helpful in some cases. We believe that URG101 represents a significant potential opportunity for the treatment of female sexual dysfunction due to dyspareunia.

URG301 and URG302

Market Opportunity for Treatment of Overactive Bladder (OAB)

According to an article published by the Mayo Foundation for Medical Education and Research, overactive bladder is a fairly common malady as approximately 17 million individuals in the United States and more than 100 million worldwide are afflicted. Importantly, the condition worsens as people age.

Although not life-threatening, for the individual overactive bladder is inconvenient, potentially embarrassing, and may disrupt sleep; while significantly impacting quality of life. Frequently these individuals are afraid to leave their home, or are unable to participate in a lengthy meeting, dinner, or social event. Unfortunately, many of these people hesitate to seek treatment because they think their symptoms are a normal part of aging. This mindset is incorrect as overactive bladder is not normal, is treatable, and treatment can significantly ease symptoms and improve quality of life.

Patient compliance studies report that more than half of patients taking an oral OAB drug stop taking it within six months of initiation of therapy. Such studies also report that only 10 to 20 percent of people remain on an oral OAB medicine six to 12 months after initiating treatment. About a third to one-half of those who discontinue their drug therapy do so due to side effects, they simply can not tolerate the drug or do not find the minimal benefit they receive to outweigh the negative effects of the drug.

Manufacturers of these overactive bladder therapies have expended significant research energy and money in their efforts to reduce side effects to increase patients’ adherence to treatment. However, some physicians, experts and healthcare providers do not believe that the marginal benefits of these oral agents outweigh the significant side effects endured by patients prescribed such drugs.

Importantly, given these efficacy and side effect limitations, the overactive bladder market has experienced significant and constant double digit annual growth. According to sales data provided by the four largest U.S. pharmaceutical companies in their annual reports, Urigen estimates that in the five year period 2000 through 2004 sales of OAB drugs in the United States grew from $636 million to more than $1.3 billion, and year over year percentage increases for this five year period were 40%, 25%, 18%, and 13%, respectively.

Product Development

We are developing an IND to initiate an exploratory study to evaluate the safety and efficacy of an intraurethral suppository to treat the symptoms of acute urinary urgency associated with overactive bladder. The study will enroll subjects randomized to drug vs. placebo in a 1:1 ratio. The study will involve a clinically relevant treatment phase to evaluate the safety and efficacy of URG301 and URG302 for the treatment of urgency associated with overactive bladder.

Commercialization Plan

We will commercialize URG301 and URG302 in the United States by conducting a situational analysis of the United States; developing an appropriate product strategy; and then, creating and implementing a launch plan that incorporates the 75 to 100 member sales organization that we are planning to establish for the launch of URG101. As appropriate, co-promotional agreements will be established with interested parties to ensure that URG301 and URG302 are adequately promoted to the entire U.S. healthcare community.

In all countries outside the United States, Urigen will either assign licensing rights to or establish Supply and Distribution Agreements with interested parties. Discussions to acquire such rights will be scheduled with interested pharmaceutical companies who have a strategic interest in Incontinence and Overactive Bladder, and have the requisite infrastructure and resources to successfully commercialize URG301 and URG302.

Competitive Landscape

Approved prescription drugs used to treat overactive bladder are not optimally effective and have side effects that can limit their use. These approved drugs—oxybutynin (Ditropan®, Ditropan XL® and Oxytrol®, a skin patch); tolterodine (Detrol®, Detrol LA®); trospium (Sanctura®); solifenacin (Vesicare®); and darifenacin (Enablex®)—demonstrate remarkably similar efficacy.

However, they do differ in the side effects they cause and their cost. Side effects include dry mouth, constipation, and mental confusion. In clinical studies, Ditropan XL, Detrol LA, Oxytrol, Sanctura, Vesicare, and Enablex have caused fewer side effects than the short acting dosage forms of oxybutynin (Ditropan) and tolterodine (Detrol).

Oxybutynin has been available since 1976 and tolterodine since 1998. The short-acting form of oxybutynin is available as a less expensive generic drug while the extended-release formulations of both oxybutynin and tolterodine are available, but not as generics. An oxybutynin patch (Oxytrol) was launched in 2003 while solifenacin and darifenacin were introduced in 2004.

Retail prices for these products vary considerably and are tied directly to the number of pills taken per day and whether or not the product is available generically. The least expensive is generic oxybutynin 5mg with an average monthly cost of $20 compared to Ditropan 5mg at $79 and Ditropan XL 5mg costing $122 per month on average. The average monthly cost for Detrol is $138; Detrol LA $119; Sanctura $116; Vesicare $121; and Enablex $116. (Prices from May 2006 Wolters Kluwer Health, Pharmaceutical Audit Suite)

URG301

Market Opportunity for Treatment of Acute Urethral Discomfort (AUD)

Medical procedures involving instrument insertion into the male or female urethra can be a painful experience for many patients. Nevertheless, cystoscopy and catheterization are common medical procedures performed in a variety of medical specialties on an outpatient basis to examine the urinary tract and the bladder for polyps, strictures, abnormal growths and other problems.

Product Development

We are considering developing a urethral suppository that contains lidocaine in a generally recognized as safe, or GRAS, approved carrier base. Upon insertion, the suppository would melt promptly and distribute the drug to the urethral tissue achieving a rapid anesthetic effect.

As all of the components of the suppository are already approved by global regulatory authorities, such as the FDA and the European Medicines Agency, or EMEA, our development timelines for URG301 could be streamlined since both active drug and inactive components that have all been previously used in humans. However, this suppository will be considered a new product and will require a full review by the FDA and EMEA. Additionally, the single, acute use nature of these clinical trials portends an efficient and timely development plan as clinical trial costs for long, multi-dose studies are significantly higher than short, single-dose trials like the AUD clinical development program. For both AUD and urethritis URG301 programs, we are evaluating a clinical development route that may only require equivalent lidocaine serum levels to the approved product lidocaine jelly. If this development program is possible, then clinical trial requirements for these indications will be reduced.

Commercialization Plan

URG301 will be commercialized using the sales, marketing and distribution infrastructure established for URG101.

Competitive Landscape

The standard of care for Acute Urethral Discomfort ranges from no treatment, instrument lubrication and administration of lidocaine hydrochloride jelly (Xylocaine®) as a local anesthetic. Only lidocaine jelly is approved for surface anesthesia and lubrication of the male and female urethra during cystoscopy, catheterization and other endourethral operations. In males, 20 ml. of 2% lidocaine jelly is administered to the urethra and a penile clamp is then applied to the corona for several minutes to hold the product in the urethra. The shorter female urethra is filled with lidocaine; however, anecdotal clinical data suggests that the product often spills out of the urethra or into the bladder limiting its effect. Each application requires a separate tube of lidocaine jelly that costs approximately $20.

Based on unpublished clinical experience, we believe that URG301 would deliver a more robust and predictable therapeutic effect in comparison to lidocaine jelly. The clinical experience was provided by Kalium, Inc., from which we licensed the product, and involved subjects who were offered the suppository instead of lidocaine jelly prior to catheterization. This work was not performed under a formal clinical trial. URG301 could be commercialized using the sales, marketing and distribution infrastructure established for URG101. We also believe that URG301 can be marketed at a price competitive with lidocaine jelly.

URG301

Market Opportunity for Treatment of Urethritis

A significant percentage of patients with PBS have a substantial urethral component to their disease. The severity of urethral pain and discomfort may compromise the administration of intravesical therapies. To overcome this problem, we intend to evaluate potential development of a urethral suppository to resolve this pain and discomfort.

Preliminary work, by Kalium, Inc., from which we licensed the product, has been conducted to test a variety of GRAS approved carriers and therapeutic agents as well as to optimize melt times for the suppository. Additionally, patients with urethritis were offered the use of a suppository that contained lidocaine and heparin for the treatment of their symptoms of urethral pain and inflammation. An optimized formulation has been tested in an open-label clinical trial. This study was undertaken to determine the proportion of urethral symptoms by 50% or more in patients with urethritis. Results were evaluated 15 minutes after administration of the suppository using the PORIS scale. The result of this pilot Phase II (open label) study in approximately 30 patients demonstrated a 50% or greater improvement in 83% of patients experiencing pain and 84% of patients experiencing urgency related to urethritis following a single treatment. Importantly, 50% of patients had complete resolution of pain and 63% had complete resolution of urgency. Duration of relief following a single treatment was greater than 12 hours in approximately 30% of subjects. This testing was not performed as a formal clinical trial, but under physician care and information provided to us from Kalium, Inc. Clinical development for urethritis will be similar to AUD as lidocaine jelly is also approved for urethritis.

The licensed patents cover a range of active ingredients that can be formulated in the suppository to create a desired therapeutic effect. Such agent may include antibiotics, antimicrobials, antifungals, analgesics, anesthetics, steroidal anti-inflammatories, non-steroidal anti-inflammatories, mucous production inhibitors, hormones and antispasmodics.

CORPORATE COLLABORATIONS

We have retained Navigant Consulting, Inc. to serve as our marketing group. Initially, pursuant to the terms of the agreement, Navigant has conducted a situational assessment of physicians, healthcare payers and patient advocacy groups to generate a product strategy that addresses key geographical markets, customers, product positioning, lifecycle management and pricing. The project cost of this first phase was $125,000, of which $25,000 has been paid through June 30, 2007 and $50,000 was paid in August 2007 with the balance of $50,000 being paid monthly installments of $5,000. Then, as appropriate, Navigant will create and implement a commercialization plan specific for us in the United States. The estimated project cost of this second phase is approximately $2.6 million. Pursuant to the terms of the agreement, Navigant will bill us monthly for all professional services at established hourly rates, which range from $150 to $350 per hour, plus related out-of-pocket expenses. Payment of invoices is not contingent upon results. Navigant may terminate the agreement if payment of fees is not made within 60 days of the invoice date. There is no definitive termination date of the agreement, but the estimated timing for all of the projects ranges from 30 to 42 months. As appropriate, co-promotional agreements will be established with interested parties to ensure that URG101 is adequately promoted to the entire United States healthcare community.

We also have two license agreements pursuant to which we license certain patent rights and technologies:

In January 2006, Urigen N.A. entered into an asset-based transaction agreement with a related party, Urigen, Inc. Simultaneously, Urigen N.A. entered into a license agreement with the University of California, San Diego, or UCSD, for certain patent rights. In exchange for this license, Urigen issued 818,646 common shares and is required to make annual maintenance payments of $15,000 and milestone payments of up to $625,000, which are based on certain events related to FDA approval. As of September 30, 2007, $25,000 of milestone payments has been incurred. Urigen is also required to make royalty payments of 1.5 - 3.0 % of net sales of licensed products, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived of the patents rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice.

Pursuant to our license agreement with Kalium, Inc., made as of May 12, 2006, we and our affiliates have an exclusive license to the patent rights and technologies, and the right to sublicense to third parties. As partial consideration for the rights under the license agreement and as a license fee, Urigen N.A., Inc. issued 720,000 shares of our common stock. We are required to pay royalties ranging from 2.0% to 4.5% of net sales, and milestone payments of up to $437,500 upon the occurrence of certain events related to FDA approval, and any applicable sublicense payments in an amount equal to 22.5% of fees received for any sublicense. Pursuant to the terms of the license agreement, we must indemnify Kalium against any and all liabilities or damages arising out of the development or use of the licensed products or technology, the use by third parties of licensed products or technology, or any representations or warranty by us. In the event that any licensed product becomes the subject of a third-party claim, we have the right to conduct the defense at our own expense, and may settle claims in our sole discretion; provided, however, that Kalium must cooperate with us. The term of the license agreement ends on the earlier of the expiration date of the last to expire of any patent or the tenth anniversary of the first commercial sale. The license agreement may be terminated by either party if the other party fails to substantially perform or otherwise materially breaches any material terms or covenants of the agreement, and such failure or breach is not cured within 30 days of notice thereof. In addition, Kalium may terminate the agreement or convert the license to non-exclusive rights if we fail to meet certain milestones.

We also have a consulting agreement with Dennis Giesing, PhD, dated as of December 11, 2006, pursuant to which Dr. Giesing agreed to perform such services as the director of product development for one full day per calendar week relating to the design, structuring, monitoring and conduct of certain clinical trials. The term of the agreement is one year, with automatic renewal on each anniversary unless either party gives notice of its intention not to renew. For the term of the consulting agreement, Dr. Giesing is entitled to receive a fee of $4,000 per month and received an initial issuance of 19,200 shares of Urigen N.A. Series B preferred stock, which shares vest in twelve equal monthly installments from the date of issuance, and are subject to repurchase by us upon the termination of the consulting relationship.

In countries outside of the United States, we anticipate we will either assign licensing rights to or establish supply and distribution agreements with interested parties. Initial discussions to acquire such rights have begun with interested parties who have a strategic interest in urology and CPP and have the requisite infrastructure and resources to successfully commercialize URG101.

Like many companies our size, we do not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are usually toxicology facilities and clinical research organization, or CROs that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as all associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions.

Third parties that we use, and have used in the past, to conduct clinical trials include Clinimetrics Research Canada, Inc. and Cardinal Health PTS, LLC. We have a Master Clinical Services Agreement with Clinimetrics Research, made as of October 4, 2005, which provides that from time to time we may engage Clinimetrics Research for research and clinical services. All services provided by Clinimetrics Research are pursuant to a work order on a per project basis, which work order sets out the description of the services, the fee and payments schedule for the services, a description of the deliverables to be provided by Clinimetrics Research, the materials to be provided by each party and a timeline for the project. There is no limit to the number of work orders that may be submitted pursuant to the agreement. Unless otherwise provided in the work order, invoices are submitted by Clinimetrics Research to us on a monthly basis, and payments must be made within 30 days of receipt of an invoice. The term of the agreement is three years, unless sooner terminated. A work order or the agreement may be terminated by us at any time upon prior written notice, by either party upon a material breach by the other party, which breach remains uncured for 30 days, by either party in the event of bankruptcy or insolvency of the party, and by us if the parties are unable to agree on a substitute project manager.

We received a quotation for services from Cardinal Health, dated July 22, 2005, pursuant to which Cardinal Health agreed to perform formulation development activities and stability testing. Pursuant to the terms of the agreement, the estimated time period for the development activities was two to three months. The quotation contained estimated costs for the services and activities to be performed by Cardinal Health. Only a small portion of the quotation was completed by Cardinal Health on our behalf.

We intend to continue to rely on third parties to conduct clinical trials of its product candidates and to use different toxicology facilities and CROs for all of our pre-clinical and clinical studies.

INTELLECTUAL PROPERTY

We have multiple intellectual property filings around our product. In general, we plan to file for broad patent protection in all markets where we intend to commercialize our products. Typically, we will file our patents first in the United States or Canada and expand the applications internationally under the Patent Cooperation Treaty, or PCT.

Currently, we own or have licensed two (2) issued patents and three (3) patent applications. Based on these filings, we anticipate that our lead product URG101, may be protected until at least 2025 and our URG300 urethral suppository platform will be protected until at least 2018 and potentially beyond 2025.

Summary of our Patents and Patent Applications:

•
We have licensed U.S. Patent Application 60/540186 entitled “Novel Interstitial Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis” from the University of California, San Diego. The application claim treatment formulations and methods for reducing the symptoms of urinary frequency, urgency and/or pelvic pain, including interstitial cystitis. We have received a favorable international search report from the United States Patent and Trademark Office and are optimistic that patents covering the claims for our products will be issued in due course.

•
We have filed PCT Application PCT/US2006/019745 entitled “Kits and Improved Compositions for Treating Lower Urinary Tract Disorders: Formulations for Treating Lower Urinary Tract Symptoms: which is directed to superior buffered formulations and kits for treating lower urinary tract symptoms and disorders.

•
We have licensed U.S. Patent Application Serial No. 11/475809, entitled “Transluminal Drug Delivery Methods and Devices” from Kalium, Inc. The application is directed to a urethral suppository that includes a carrier base, an anesthetic, a buffering agent, and, optionally a polysaccharide.

•
We have licensed U.S. Patent No. 6,464,670 entitled “Method of Delivering Therapeutic Agents to the Urethra and an Urethral Suppository” from Kalium, Inc. The patent describes a meltable suppository having a “baseball bat” shape for the administration of therapeutic agents to the urethra. This shape is suited for the female urethra.

•
We have licensed U.S. Patent Application Serial No. 09/943,380 entitled “Reinforced Urethral Suppository” from Kalium, Inc. This application covers the mechanical structure of a reinforced suppository that can be used to deliver a range of therapeutic agents to the urethra.

Our failure to obtain patent protection or otherwise protect our proprietary technology or proposed products may have a material adverse effect on its competitive position and business prospects. The patent application process takes several years and entails considerable expense. There is no assurance that additional patents will issue from these applications or, if patents do issue, that the claims allowed will be sufficient to protect our technology.

The patent positions of pharmaceutical and biotechnology firms are often uncertain and involve complex legal and factual questions. Furthermore, the breadth of claims allowed in biotechnology patents is unpredictable. We cannot be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds, products or processes that block or compete with ours. We are aware of patent applications filed and patents issued to third parties relating to urological drugs, urological delivery technologies and urological therapeutics, and there can be no assurance that any patent applications or patents will not have a material adverse effect on potential products we or our corporate partners are developing or may seek to develop in the future.

Patent litigation is widespread in the biotechnology industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to us, to protect trade secrets or know-how owned or licensed by us, or to determine the scope and validity of the proprietary rights of third parties. Although no third party has asserted that we are infringing such third party’s patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that we would prevail in any such litigation or that we would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If other companies prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings to determine priority of invention which could result in substantial cost to us even if the outcome is favorable to us. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to our trade secrets or disclose such technology to the public or that we can maintain and protect unpatented proprietary technology. We typically require our employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements upon commencement of employment or other relationships with us. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that our trade secrets will not otherwise become known or be discovered independently by its competitors.

GOVERNMENT REGULATION

The production and marketing of any of our potential products will be subject to extensive regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous regulation by the United States Food and Drug Administration, or FDA. We believe that the FDA and comparable foreign regulatory bodies will regulate the commercial uses of our potential products as drugs. Drugs are regulated under certain provisions of the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act. These laws and the related regulations govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, and the promotion, marketing and distribution of drug products. At the FDA, the Center for Drug Evaluation and Research is responsible for the regulation of drug products.

The necessary steps to take before a new drug may be marketed in the United States include the following: (i) laboratory tests and animal studies; (ii) the submission to the FDA of an IND application for clinical testing, which must become effective before clinical trials commence; (iii) under certain circumstances, approval by a special advisory committee convened to review clinical trial protocols involving drug therapeutics; (iv) adequate and well-controlled clinical trials to establish the safety and efficacy of the product; (v) the submission to the FDA of a new drug application or NDA; and (vi) FDA approval of the new drug application prior to any commercial sale or shipment of the drug.

Facilities used for the manufacture of drugs are subject to periodic inspection by the FDA and other authorities, where applicable, and must comply with the FDA’s Good Manufacturing Practice, or GMP, regulations. Manufacturers of drugs also must comply with the FDA’s general drug product standards and may also be subject to state regulation. Failure to comply with GMP or other applicable regulatory requirements may result in withdrawal of marketing approval, criminal prosecution, civil penalties, recall or seizure of products, warning letters, total or partial suspension of production, suspension of clinical trials, FDA refusal to review pending marketing approval applications or supplements to approved applications, or injunctions, as well as other legal or regulatory action against us or our corporate partners.

Clinical trials are conducted in three sequential phases, but the phases may overlap. In Phase I (the initial introduction of the product into human subjects or patients), the drug is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage, and (iii) further identify possible adverse effects and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and test for safety within a broader patient population at geographically dispersed clinical sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of our or our corporate partners’ potential products subject to such testing. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies that typically entail extensive patient monitoring and may result in restricted marketing of the product for an extended period of time.

The results of product development, preclinical animal studies, and human studies are submitted to the FDA as part of the NDA. The NDA must also contain extensive manufacturing information, and each manufacturing facility must be inspected and approved by the FDA before the NDA will be approved. Similar regulatory approval requirements exist for the marketing of drug products outside the United States (e.g., Europe and Japan). The testing and approval process is likely to require substantial time, effort and financial and human resources, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that any potential product developed by us and/or our corporate partners will prove safe and effective in clinical trials or will meet all the applicable regulatory requirements necessary to receive marketing approval from the FDA or the comparable regulatory body of other countries. Data obtained from preclinical studies and clinical trials are subject to interpretations that could delay, limit or prevent regulatory approval. The FDA may deny the NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety or efficacy of a product. Moreover, if regulatory approval of a biological product candidate is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for NDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to the appropriate GMP regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, financial resources and effort in the area of production and quality control to ensure full compliance.

For clinical investigation and marketing outside the United States, we and our corporate partners may be subject to FDA as well as regulatory requirements of other countries. The FDA regulates the export of drug products, whether for clinical investigation or commercial sale. In Europe, the approval process for the commencement of clinical trials varies from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries.

We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials, chemicals and radioactive materials and waste products. Although we believe that its safety procedures for handling and disposing of such materials comply and will continue to comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. Although we believe that we are is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that we will not be required to incur significant costs to comply with environmental laws and regulations in the future or that any of our operations, business or assets of will not be materially adversely affected by current or future environmental laws or regulations.

GENERAL COMPETITION WITHIN THE UROLOGICAL THERAPEUTIC INDUSTRY

Competition in the pharmaceutical industry is intense and is characterized by extensive research efforts and rapid technological progress. Several pharmaceutical companies are also actively engaged in the development of therapies for the treatment of PBS and overactive bladder.  Such competitors may develop safer, more effective or less costly urological therapeutics. Moreover, we face competition from such companies, as well as the competitors described above, in establishing corporate collaborations with pharmaceutical and biotechnology companies, relationships with academic and research institutions and in negotiating licenses to proprietary technology, including intellectual property.

Many competitors and potential competitors have substantially greater product development capabilities and financial, scientific, manufacturing, managerial and human resources than us. There is no assurance that research and development by such competitors will not render our potential products and technologies, or the potential products and technologies developed by its corporate partners, obsolete or non-competitive, or that any potential product and technologies us or our corporate partners develop would be preferred to any existing or newly developed products and technologies. In addition, there is no assurance that competitors will not develop safer, more effective or less costly PBS therapies, achieve superior patent protection or obtain regulatory approval or product commercialization earlier than us or our corporate partners, any of which could have a material adverse effect on our business, financial condition or results of operations.

PRODUCT LIABILITY INSURANCE

The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. We currently have only limited product liability insurance, and there can be no assurance that we will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit our business. A product liability claim brought against us in excess of our insurance coverage, if any, could have a material adverse effect upon our business, financial condition and results of operations.

EMPLOYEES

As of December 5, 2007 we employ six individuals full-time, including three who hold doctoral degrees.  Current employees are engaged in product development, marketing, finance and administrative activities, including assessing strategic opportunities that may be available to us. Our employees are not represented by a collective bargaining agreement. We believe our relationships with our employees are good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Urigen’s product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

•	risks involved with development and commercialization of product candidates.

CORPORATE OVERVIEW

We were formerly known as Valentis, Inc. and were formed as the result of the merger of Megabios Corp. and GeneMedicine, Inc. in March 1999. We were incorporated in Delaware on August 12, 1997. In August 1999, we acquired U.K.-based PolyMASC Pharmaceuticals plc.

On October 5, 2006, we entered into an Agreement and Plan of Merger, as subsequently amended (the “Merger Agreement”) with Urigen N.A.., Inc., a Delaware corporation (“Urigen N.A.”), and Valentis Holdings, Inc., our newly formed wholly-owned subsidiary (“Valentis Holdings”). Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into Urigen N.A., Inc. with Urigen N.A., Inc. surviving as our wholly-owned subsidiary. In connection with the Merger, each Urigen stockholder received, in exchange for each share of Urigen N.A., Inc. common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of our common stock. At the effective time of the Merger, each share of Urigen N.A.., Inc. Series B preferred stock was exchanged for 11.277 shares of our common stock. An aggregate of 51,226,679 shares of our common stock were issued to the Urigen N.A., Inc. stockholders.  Upon completion of the Merger, we changed our name from Valentis, Inc. to Urigen Pharmaceuticals, Inc.

From and after the Merger, our business is conducted through our wholly owned subsidiary Urigen N.A. The discussion of our business in this amendment to the Registration Statement on Form S-1 is that of our current business which is conducted through Urigen N.A.

BUSINESS OVERVIEW

We specialize in the design and implementation of innovative products for patients with urological ailments including, specifically, the development of innovative products for amelioration of Painful Bladder Syndrome (PBS), Urethritis, and Overactive Bladder (OAB).

Urology represents a specialty pharmaceutical market of approximately 12,000 physicians in North America. Urologists treat a variety of ailments of the urinary tract including urinary tract infections, bladder cancer, overactive bladder, urgency and incontinence and interstitial cystitis, a subset of PBS. Many of these indications represent significant, underserved therapeutic market opportunities.

Over the next several years a number of key demographic and technological factors should accelerate growth in the market for medical therapies to treat urological disorders, particularly in our product categories. These factors include the following:

•
Aging  population. The incidence of urological disorders increases with age. The over-40 age group in the United States is growing almost twice as fast as the overall population. Accordingly, the number of individuals developing urological disorders is expected to increase significantly as the population ages and as life expectancies continue to rise.

•
Increased  consumer awareness. In recent years, the publicity associated with new technological advances and new drug therapies has increased the number of patients visiting their urologists to seek treatment for urological disorders.

Urigen N.A has been established as a specialty pharmaceutical company to develop and commercialize products for the treatment and diagnosis of urological disorders. We have established an initial group of clinical stage products, as more fully described below, that we believe offer potential solutions to underserved urology markets.

Urigen N.A is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Our two lead programs target significant unmet medical needs and major market opportunities in urology. Our URG101 project painful bladder syndrome which affects approximately 10.5 million men and women in North America. URG101 has demonstrated safety and activity in a Phase IIa (open-label) human clinical trial and in a Phase IIb double-blind, placebo-controlled trial. URG101 is a unique, proprietary combination therapy of components approved by global regulatory authorities that is locally delivered to the bladder for rapid relief of pain and urgency. In 2007 URG101 clinical development will encompass a pharmacodynamic study. We have also begun to develop additional indications for URG101 focusing on radiation cystitis and dyspareunia (painful intercourse).

Our clinical-stage projects, URG301 and URG302, target acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 and URG302 are proprietary dosage forms of approved drugs that are locally delivered to control urinary urgency. An Urigen N.A sponsored Investigational New Drug, or IND, is currently being prepared with subject enrollment scheduled for late 2007. We also plan to initiate two clinical programs targeting the use of URG301 in patients diagnosed with acute urethral discomfort, or AUD, associated with cystoscopy and urethritis.

To expand the pipeline, we have initiated discussions with pharmaceutical companies that have either an approved product or a product in development for the treatment of additional urological indications. We believe that our URG100 and URG300 programs, when commercialized, will offer significant “marketing coat-tails” that can dramatically grow the sales of niche urology products. Although such products do not match the potential revenue streams of URG101 and URG301, the incremental income they could generate for us is potentially significant as such products will enable us to maximize the time, effort and expense of the sales organization that we plan to establish to market URG101 and URG301 to urologists in the United States.

We plan to market our products to urologists and urogynecologists in the United States via a specialty sales force managed internally. As appropriate, our specialty sales force will be augmented by co-promotion and licensing agreements with pharmaceutical companies that have the infrastructure to market our products to general practitioners. In all other countries, we plan to license marketing and distribution rights to its products to pharmaceutical companies with strategic interests in urology and gynecology.

Urigen N.A., Inc. Results of Operations, Fiscal Year Ended June 30, 2007

Overview

For the year ended June 30, 2007, we incurred significant losses, a total of $3,252,036 compared to $1,540,412 in the prior period (from inception on July 18 2005, through June 30 2006). This was primarily due to general and administrative expenses of $2,175,908 compared to $638,184 in the prior period. The increase in general and administrative expenses was due to legal fees in connection with the reverse merger and negotiations for financing.  Accounting fees increased due to the reverse merger, year end audits and negotiations for financing.

We expect that operating results will fluctuate from quarter to quarter and that such fluctuations may be substantial. At June 30, 2007, our accumulated deficit was $4,792,448.  We expect to incur substantial losses for the foreseeable future and do not expect to generate revenue from the sale of products in the foreseeable future, if at all.

There have been no significant changes in our critical accounting policies during the year ended June 30, 2007 as compared to the period ending June 30, 2006.

Revenue

There were no revenues for the year ending June 30, 2007 or for the prior period ending June 30, 2006.

Research and Development Expenses

Research and development expenses decreased to $758,081 for the year ended June 30, 2007, down from $803,954 in the prior period. The decrease was primarily due to a reduction in clinical trial expenses. We expect research and development expenses to increase in future quarters as we continue our clinical studies of our two product lines and pursue our strategic opportunities.

General and Administrative Expenses

General and administrative expenses increased to $2,175,908 for the year ended June 30, 2007, compared to $638,184 in the prior period.

Sales and Marketing Expenses

Sales and marketing expenses increased to $295,655 for the year ended June 30, 2007, compared to $11,412 for the prior period in 2006. The increase is mainly due to salaries in the current period. We expect sales and marketing expenses to increase going forward as we proceed to move our technologies forward towards commercialization.

Interest Income and Other Income and Expenses, net

Interest income and other income and expenses, net, decreased to ($22,392) for the year ended June 30, 2007, compared to ($86,862) in the prior period.  This was primarily due to reductions in interest expense and in exchange expense, and an increase in interest income.

Stock-Based Compensation

There were no FAS123(R) stock based compensation expenses for the year ending June 30, 2007 or for the prior period ending June 30, 2006.

Since our inception, we have financed our operations principally through public and private issuances of our common and preferred stock. We have used the net proceeds from the sale of the common and preferred stock for general corporate purposes, which included funding development and increasing our working capital, reducing indebtedness, pursuing and completing acquisitions of technologies that are complementary to our own, and capital expenditures.  We expect that proceeds received from any future issuance of stock, if any, will be used to fund our efforts to pursue strategic opportunities.

Urigen N.A., Inc. Results of Operations, Period from July 18, 2005 to June 30, 2006

Urigen is in the development stage and has raised capital at various times since its inception through the issuance of its equity securities (see Note 6 to the accompanying June 30, 2006 financial statements). Urigen has also issued common stock from time to time in payment of certain expenses (see Note 5 to the accompanying June 30, 2006 financial statements). As of June 30, 2006, Urigen had approximately $567,500 in cash and net intangible assets of approximately $274,000, consisting principally of intellectual property rights (see Note 3 to the accompanying June 30, 2006 financial statements).

Urigen has generated no income from operations and incurred total operating expenses for the period from July 18, 2005 (date of inception) to June 30, 2006 of $1,453,550, including research and development expenses of $803,954, general and administrative expenses of $638,184 and sales and marketing expenses of $11,412.

Subsequent to June 30, 2006, Urigen has received additional capital through the issuance of additional equity securities and debt (see Note 9 to the accompanying June 30, 2006 financial statements).

Liquidity and Capital Resources

We have received a report from our independent registered public accounting firm regarding the financial statements for the fiscal year ended June 30, 2007, that includes an explanatory paragraph stating that the financial statements have been prepared assuming the Company will continue as a going concern. The explanatory paragraph identifies the following conditions, which raise substantial doubt about our ability to continue as a going concern: (i) we have incurred operating losses since inception, including a net loss of $3,252,036 for the fiscal year ended June 30, 2007, and an accumulated deficit of $4,792,448 at June 30, 2007, and (ii) we anticipate to incur further losses for the foreseeable future.  The Company expects to finance future cash needs primarily through proceeds from equity or debt financing, loans, and/or collaborative agreements with corporate partners in order to be able to sustain its operations.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern.

Net cash used in operating activities for the year ended June 30, 2007 was $1,230,344, which primarily reflected the net loss of $3,252,036, adjusted for non-cash expenses of $1,051,749. Net cash used in operating activities for the period ended June 30, 2006 was $971,213, which primarily reflected the net loss of $1,540,412, adjusted for non-cash expenses of $251,744.

Net cash provided by investing activities for the year ended June 30, 2007 was ($2,725), which reflected the purchase of fixed assets.  Net cash provided by investing activities for the prior period ended June 30, 2006 was $465,944, which primarily reflected the asset-based purchase from Urigen, net of cash acquired.

Net cash provided by financing activities for the year ended June 30, 2007 was $767,476, which included $415,000 in issuance of Urigen N.A. Inc. Series B convertible preferred stock, $300,000 in (related party) notes payable, $45,724 in payment of receivables from stockholders, and $6,752 in proceeds from common stock subscription. For the prior period ended June 30, 2006, net cash provided by financing activities was $1,010,693 which reflected $1,002,135 from the issuance of Urigen N.A. Inc. Series A convertible preferred stock, and $8,558 from the exercise of stock options.

 Off Balance Sheet Arrangements

There were no undisclosed off balance sheet arrangements on June 30, 2007 or June 30, 2006.

Urigen Pharmaceuticals, Inc. Results of Operations

Fiscal Years Ended June 30, 2007, 2006 and 2005

Revenue
Revenue recognized in the fiscal years ended June 30, 2007, 2006 and 2005 is as follows (in thousands):

	Year ended June 30,
	2007	2006	2005
License and milestone revenue:
GeneSwitch® gene regulation licenses	$83	$393	$1,021
PINC™ gene delivery technology licenses	33	114	619
PEGylation technology licenses	85	120	—
Manufacturing technology license	370	—	—
	571	627	1,640
Contract research revenue	—	100	476
Other revenue	—	—	61
Total	$571	$727	$2,177

Changes in revenue for each of the fiscal years ended June 30, 2007, 2006 and 2005 are explained below:

•
The GeneSwitch® revenue recognized in fiscal 2007, 2006 and 2005 resulted primarily from license and annual license maintenance fees received under several agreements for our GeneSwitch® technology. The GeneSwitch® revenue recognized in fiscal 2005 included approximately $500,000 of license fees received from Schering AG that was non-recurring.  In February, 2007, we completed the sale of all of our patents and intellectual property related to the GeneSwitch® gene regulation technology.

•
The PINC™ gene delivery technology revenue recognized in fiscal 2007, 2006 and 2005 resulted primarily from license and annual license maintenance fees received under several agreements for our PINC™ gene delivery technology. The PINC™ gene delivery technology revenue recognized in fiscal 2005 included approximately $500,000 of license fees received from Schering AG that was non-recurring. In October 2006, we sold all of our patents and intellectual property related to the PINC™ gene delivery technology.

•
The PEGylation revenue recognized in fiscal 2007 and 2006 primarily reflected the licensing of our pegylated liposome technology. The decrease in PEGylation revenue recognized in fiscal 2007 as compared to 2006 primarily reflected that certain revenue recognized in 2006 was non-recurring.

•
In April 2007, we granted a worldwide, exclusive right and license to Acacia Patent Acquisition Corporation, or APAC, for the purpose of asserting our patents related to our plasmid DNA manufacturing technology. Under the agreement, APAC agreed to pay us a continuing royalty equal to fifty percent of all amounts and other consideration actually received by APAC from its exercise of rights granted in the license. The manufacturing technology revenue recognized in fiscal 2007 reflected license fees received from other companies prior to the agreement with APAC.

●
In fiscal 2006 and 2005, we recognized $100,000 and $476,000 of contract research revenue under agreements with other companies, respectively. Under the agreements, we were required to conduct research on the manufacturing of certain biological materials for other companies. The revenue was recognized based on research performed during the periods. We did not conduct any contact research in fiscal 2007.

●	Other revenue recognized in fiscal 2005 consisted primarily of profit sharing and royalties received under a plasmid DNA manufacturing agreement.

The Company does not expect to have revenues from its URG101 or URG 301 product lines until 2010.

Costs and Expenses

We did not conduct any contract research during fiscal year ended June 30, 2007. Costs of contract research were $93,000 and $521,000 for fiscal years ended June 30, 2006 and 2005, respectively, which consisted of costs incurred for contract research on the manufacturing of biological materials for other companies and included direct and related overhead expenses and costs of general and administrative support.

Research and development expenses were $872,000, $10.8 million and $8.8 million for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. The decrease in expenses in fiscal 2007 compared to 2006 was attributable to the cessation of our research and development activities following the announcement of negative results in our VLTS 934 Phase IIb clinical trial in July 2007. The increase in expenses in fiscal 2006 compared to 2005 primarily reflects increased expenses related to VLTS 934 Phase IIb clinical trial and stock-based compensation expenses recorded in the year ended June 30, 2006. We expect research and development expenses to increase going forward from the levels of fiscal 2007 as we pursue the research and development of our potential products for the treatment of urological disorders.

All of our research and development expenses for the fiscal years ended June 30, 2007, 2006 and 2005 were incurred in connection with the development of novel peripheral arterial disease therapeutics.

General and administrative expenses were $4.8 million, $5.4 million and $4.1 million for the fiscal years ended June 30, 2007, 2006 and 2005 respectively. The decrease in expenses in fiscal 2007 compared to 2006 was primarily attributable to the reduction of workforce following the announcement of negative results in our VLTS 934 Phase IIb clinical trial in July 2006, partially offset by merger related expenses incurred in fiscal 2007.  The increase in expenses in fiscal 2006 compared to 2005 was primarily attributable to stock-based compensation expenses recorded in fiscal 2006. We expect general and administrative expenses to decrease going forward from the levels of fiscal 2007.

Restructuring Charges

Following our announcement regarding the results of our clinical trial for VLTS 934 in July 2006, we announced restructuring activities, including a workforce reduction of approximately 55% of our employees on August 18, 2006. Further reductions of approximately 55% of our remaining workforce occurred through the ends of August and October 2006, including the termination of employment of John J. Reddington, Ph.D., DVM., our Chief Operating Officer, and Joseph A. Markey, our Vice President of Finance and Administration on October 31, 2006. In July 2007, the Company terminated the employment of Benjamin F. McGraw, III, our President, Chief Executive Officer and Treasurer.  The total costs associated with the reduction in workforce were approximately $1.0 million, primarily related to severance benefits, which has been recognized as restructuring charges and $921,000 has been paid as of June 30, 2007. The remaining unpaid amount of $108,000 as of June 30, 2007 was paid in July 2007.

Interest Income

Interest income was approximately $39,000, $279,000 and $285,000 in fiscal 2007, 2006 and 2005, respectively. The decrease in interest income in fiscal 2007 compared to 2006 and the decrease in interest income in fiscal 2006 compared to 2005 were primarily attributable to lower interest income derived from lower investment balances.

Other Income and Expense, net

For the year ended June 30, 2007, other income and expenses, net primarily reflected nonrefundable proceeds received from the sale of most of our remaining potential products and technologies related to cardiovascular therapeutics and gene delivery and expression systems and gains from sale of most of our remaining machinery, equipment and furniture and fixtures totaling approximately $2.3 million. These proceeds received or gains on sales were recognized when payments were received, provided Valentis had no future performance or delivery obligations under the agreements. In addition, these proceeds received or gains were classified in other income and expenses, net because asset sales were part of the Company’s efforts to pursue strategic opportunities, which included the merger with Urigen N.A., the sale of certain assets and other actions. Other income and expense, net were expenses of approximately $35,000 and $92,000 in fiscal 2006 and 2005, respectively. These expenses were primarily franchise tax payments.

Three Months Ended September 30, 2007 and 2006

Overview

For the quarter ended September 30, 2007, we incurred significant losses primarily due to the $2,100,000 of non cash interest expense accured in conjunction with the Series B Convertible Preferred Stock and Purchase Agreement with Platinum-Montaur Life Science LLC.  We also expect that operating results will fluctuate from quarter to quarter and that such fluctuations may be substantial. At September 30, 2007, our accumulated deficit was $8,118,633.  We expect to incur substantial losses for the foreseeable future and do not expect to generate revenue from the sale of products in the foreseeable future, if at all.

There have been no significant changes in our critical accounting policies during the three months ended September 30, 2007 as compared to what was previously disclosed in our Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission (the “SEC”) on October 5, 2007.

Revenue

There were no revenues for the three months ended September 30, 2007 and 2006.

Research and Development Expenses

Research and development expenses decreased $257,974 to $156,081 for the three months ended September 30, 2007. The decrease was primarily due to the reduction in clinical trial expenses in the three months then ended. We expect research and development expenses to increase in future quarters as we continue our clinical studies of our two product lines and pursue our strategic opportunities.

General and Administrative Expenses

General and administrative expenses increased $781,687 to $1,000,188 for the three months ended September 30, 2007, compared to $218,051 for the corresponding period in 2006. The increase in general and administrative expenses was due to legal fees in connection with the reverse merger and the PIPE transaction.  Accounting fees increased due to the reverse merger, the year end audits and the PIPE transaction.  We expect general and administrative expenses to decrease going forward as there will be certain non-recurring expenses that will not repeat.

Sales and Marketing Expenses

Sales and marketing expenses increased $38,759 to $52,564 for the three months ended September 30, 2007, compared to $13,805 for the corresponding period in 2006. The increase is mainly due to salaries in the current period. We expect sales and marketing expenses to increase going forward as we proceed to move our technologies forward towards commercialization.

Interest Income and Other Income and Expenses, net

Interest income and other income and expenses, net, increased by $7,787 to $11,599 for the three months ended September 30, 2007, compared to $3,812 in the corresponding period of 2006.

Interest Expense

Interest expense increase $2,128,887 to $2,128,951 for the three months ended September 30, 2007, compared to $64 in the corresponding period of 2006.  The increase was primarily due to the $2,100,000 in accrued non-cash interest expense in connection with the Series B Convertible Preferred Stock and Purchase Agreement with Platinum-Montaur Life Science LLC.

Stock-Based Compensation

For the three months ended September 30, 2007, the Company recorded $10,740 of stock-based compensation expenses which was included in general and administrative expense in the three months ended September 30, 2007.  There was no stock-based compensation expense in the three months ended September 30, 2006.

The Company did not grant any stock-based awards during the three months ended September 30, 2007. The Company estimated the fair value of stock options using the Black-Scholes-Merton option pricing model. The assumptions used under this model are as follows: (i) due to insufficient historical option exercise data, the expected term of the options was estimated to be 6.1 years using the “simplified” method suggested in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107; (ii) expected volatility was estimated to be 153.7% based on the Company’s historical volatility that matched the expected term; (iii) risk-free rate of 3.7% is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option; and (iv) the Company assumed a zero percent dividend yield.

Fair value of stock awards granted is recognized as expense over the service period, net of estimated forfeitures. The Company estimated forfeitures based on historical data and anticipated future conditions. The estimation of forfeitures requires significant judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

New Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements “ (SFAS No. 157)”, which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles “GAAP”, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 is effective for fiscal years ending on or after November 15, 2006 and addresses how financial statement errors should be considered from a materiality perspective and corrected. The literature provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Historically there have been two common approaches used to quantify such errors: (i) the “rollover” approach, which quantifies the error as the amount by which the current year income statement is misstated, and (ii) the “iron curtain” approach, which quantifies the error as the cumulative amount by which the current year balance sheet is misstated. The SEC Staff believes that companies should quantify errors using both approaches and evaluate whether either of these approaches results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The Company adopted the provisions of SAB 108 in fiscal year ended June 30, 2007 and it had no impact on its consolidated financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 creates a “fair value option” under which an entity may elect to record certain financial assets or liabilities at fair value upon their initial recognition. Subsequent changes in fair value would be recognized in earnings as those changes occur. The election of the fair value option would be made on a contract-by contract basis and would need to be supported by concurrent documentation or a preexisting documented policy. SFAS 159 requires an entity to separately disclose the fair value of these items on the balance sheet or in the footnotes to the financial statements and to provide information that would allow the financial statement user to understand the impact on earnings from changes in the fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its consolidated financial statements.

Liquidity and Capital Resources

We have received a report from our independent registered public accounting firm regarding the financial statements for the fiscal year ended June 30, 2007, that includes an explanatory paragraph stating that the financial statements have been prepared assuming the Company will continue as a going concern. The explanatory paragraph identifies the following conditions, which raise substantial doubt about our ability to continue as a going concern: (i) we have incurred operating losses since inception, including a net loss of $3,252,036 for the fiscal year ended June 30, 2007 and an accumulated deficit of $4,792,448 at June 30, 2007, and (ii) we anticipate to incur further losses for the foreseeable future.  The Company expects to finance future cash needs primarily through proceeds from equity or debt financing, loans, and/or collaborative agreements with corporate partners in order to be able to sustain its operations.

 Since our inception, we have financed our operations principally through public and private issuances of our common and preferred stock. We have used the net proceeds from the sale of the common and preferred stock for general corporate purposes, which included funding development and increasing our working capital, reducing indebtedness, pursuing and completing acquisitions of technologies that are complementary to our own, and capital expenditures.  We expect that proceeds received from any future issuance of stock, if any, will be used to fund our efforts to pursue strategic opportunities.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern.

Net cash used in operating activities for the three months ended September 30, 2007 was $1,503,548, which primarily reflected the net loss of $3,326,185, adjusted for non-cash expenses of $2,142,595. Net cash used in operating activities for the three months ended September 30, 2006 was $319,042, which primarily reflected the net loss of $642,613, adjusted for non-cash expenses of $42,072.

Net cash used by investing activities for the quarter ended September 30, 2007 was $926, which reflected the purchase of fixed assets. There was no net cash used in investing activities for the quarter ended September 30, 2006.

Net cash provided by financing activities for the three months ended September 30, 2007 was $2,320,099, which reflected $2,100,000 for the PIPE transactions and $220,099 of cash received from Valentis, Inc. as part of the merger transaction.  For the three months ended September 30, 2006, net cash provided by financing activities was $10,522, which reflected $8,271 from the issuance of common stock and $2,251 from the exercise of stock options.

Critical Accounting Policies

Clinical trial expenses

We believe the accrual for clinical trial expense represents our most significant estimate used in the preparation of the consolidated financial statements. Valentis’ accruals for clinical trial expenses are based in part on estimates of services received and efforts expended pursuant to agreements established with clinical research organizations and clinical trial sites. We have a history of contracting with third parties that perform various clinical trial activities on our behalf in the ongoing development of our biopharmaceutical drugs. The financial terms of these contracts are subject to negotiations and may vary from contract to contract and may result in uneven payment flows. We determine our estimates through discussion with internal clinical personnel and outside service providers as to progress or stage of completion of trials or services and the agreed upon fee to be paid for such services. The objective of our clinical trial accrual policy is to reflect the appropriate trial expenses in our financial statements by matching period expenses with period services and efforts expended. In the event of early termination of a clinical trial, we accrue expenses associated with an estimate of the remaining, non-cancelable obligations associated with the winding down of the trial. Our estimates and assumptions for clinical trial expenses have been materially accurate in the past. Following the Company’s July 2006 announcement regarding the negative results of its Phase IIb clinical trial of VLTS 934 in patients with PAD, the Company ceased all research and development activities on all of its potential gene therapy products and technologies. However, we expect clinical trial expenses to continue to represent a critical accounting policy for our Company, as we commence testing in fiscal year 2008 of our urological product candidates.

Revenue Recognition

Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered item has value to the customer on a stand-alone basis and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are considered separately for each of the separate units.

Non-refundable up-front payments received in connection with research and development collaboration agreements, including technology advancement funding that is intended for the development of our core technology, are deferred and recognized on a straight-line basis over the relevant period specified in the agreement, generally the research term.

Revenue related to research with our corporate collaborators is recognized as research services are performed over the related funding periods for each contract. Under these agreements, we are required to perform research and development activities as specified in each respective agreement. The payments received under each respective agreement are not refundable and are generally based on a contractual cost per full-time equivalent employee working on the project. Research and development expenses under the collaborative research agreements approximate or exceed the revenue recognized under such agreements over the terms of the respective agreements. Deferred revenue may result when we do not incur the required level of effort during a specific period in comparison to funds received under the respective contracts. Payments received relative to substantive, at-risk incentive milestones, if any, are recognized as revenue upon achievement of the incentive milestone event because we have no future performance obligations related to the payment. Incentive milestone payments are triggered either by results of our research efforts or by events external to us, such as regulatory approval to market a product. Following our July 2006 announcement regarding the negative results in our Phase IIb clinical trial of VLTS 934 in patients with PAD, we ceased all research and development activities on all of our potential gene therapy products and technologies, including under our agreements with corporate collaborators.

We also have licensed technology to various biotechnology, pharmaceutical and contract manufacturing companies. Under these arrangements, we receive nonrefundable license payments in cash. These payments are recognized as revenue when received, provided we have no future performance or delivery obligations under these agreements. Otherwise, revenue is deferred until performance or delivery is satisfied. Certain of these license agreements also provide the licensee an option to acquire additional licenses or technology rights for a fixed period of time. Fees received for such options are deferred and recognized at the time the option is exercised or expires unexercised. Additionally, certain of these license agreements involve technology that we have licensed or otherwise acquired through arrangements with third parties pursuant to which we are required to pay a royalty equal to a fixed percentage of amounts received by us as a result of licensing this technology to others. Such royalty obligations are recorded as a reduction of the related revenue. Furthermore, we receive royalty and profit sharing payments under a licensing agreement with a contract manufacturing company. Royalty and profit sharing payments are recognized as revenue when received. We are not currently providing contract research services for research and development manufacturing of biological materials for other companies.

Stock-Based Compensation

In December 2004, the FASB issued FAS 123(R), “Share-Based Payment.” FAS 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments including stock options and employee stock purchase plans. We adopted FAS 123(R) on July 1, 2005. Prior to the adoption, we disclosed such expenses on a pro forma basis in the notes to our financial statements. For the year ended June 30, 2007, we recorded approximately $1.34 million of stock-based compensation expenses, of which $164,000 was included in research and development expense and $1.17 million was included in general and administrative expense. For the year ended June 30, 2006, we recorded approximately $1.4 million of stock-based compensation expenses, of which $503,000 was included in research and development expense and $944,000 was included in general and administrative expense.

We did not grant any stock-based awards during the year ended June 30, 2007. We estimated the fair value of stock options granted during the year ended June 30, 2006 using the Black-Scholes-Merton option pricing model. The weighted-average assumptions used under this model were as follows: 1) Due to insufficient relevant historical option exercise data, the expected term of the options was estimated to be 6.1 years using the “simplified” method suggested in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107; 2) Expected volatility was estimated to be 143% based on the Company’s historical volatility that matched the expected term; 3) Risk-free interest rate of 4.5% is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option; 4) The Company assumed a zero percent dividend yield. In addition, under FAS 123R, fair value of stock options granted is recognized as expense over the vesting period, net of estimated forfeitures. Estimated annual forfeiture rate was based on historical data and anticipated future conditions. The estimation of forfeitures requires significant judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised (See Note 11 “Stock-Based Compensation” in our Notes to the Consolidated Financial Statements for more information).

Contractual Obligations

In January, 2007, the Company terminated its existing property leases without any material adverse effect and moved to a nearby office space on a month-to-month basis. Upon the completion of the merger with Urigen N.A. in July 2007, the Company relocated to Urigen N.A.’s office facilities in Burlingame, California. The combined company currently subleases office facilities on a month-to-month basis at a rate of $2,683 per month from EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, President and CEO of Urigen Pharmaceuticals, Inc.  The sublease is terminable upon 30 days’ notice.

Off Balance Sheet Arrangements

At June 30, 2007 and 2006, we did not have any off balance sheet arrangements other than the month-to-month lease described in contractual obligations above.

DESCRIPTION OF PROPERTY
Principal Executive Offices

We pay a fee of $2,683 per month, which is based on estimated fair market value, to EGB Advisors, LLC for rent, telephone and other office services at our headquarters in Burlingame, California. EGB Advisors, LLC is owned solely by William J. Garner, president and chief executive officer of the Company.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT OF THE COMPANY

Executive Officers and Directors

 Upon consummation of the Merger, the Company’s sole officer, Benjamin F. McGraw, was terminated as the Company’s Chief Executive Officer, President, Treasurer, and Secretary. The following table lists the names and ages of our current executive officers and directors following the Merger. Each of the executive officers was appointed on July 16, 2007.

Name	Age	Position
William J. Garner, M.D.	41	President, Chief Executive Officer and Director
Martin E. Shmagin	57	Chief Financial Officer and Director
Terry M. Nida.	59	Chief Operating Officer
Tracy Taylor	53	Chairman of the Board
Benjamin F. McGraw, III, Pharm.D.	58	Director
George M. Lasezkay, Pharm.D, J.D.	55	Director
C. Lowell Parsons	63	Director
Cynthia Sullivan	51	Director
Robert Watkins	64	Director

 The principal occupations and positions for the past five years, and in some cases prior years, of the executive officers and directors named above, are as follows unless set forth elsewhere in this report:

William J. Garner, M.D.,41, was appointed President and Chief Executive Officer on June 29, 2007. Dr. Garner is an experienced entrepreneur. Prior to founding Urigen N.A, Dr. Garner had been the founder and managing director of EGB Advisors, LLC, a pharmaceutical commercialization boutique. Through this entity, Dr. Garner worked on a number of biopharmaceutical business transactions and has raised financing for another company that he founded called Inverseon, Inc., developing a novel therapy for asthma. Before this, Dr. Garner worked in medical affairs at Hoffmann LaRoche in oncology. Prior to Roche, Dr. Garner was in the venture capital department at Paramount Capital Investments in New York City. Dr. Garner has a Master of Public Health from Harvard and received his M.D. degree from New York Medical College. Dr. Garner did  residency training in Anatomic Pathology at Columbia-Presbyterian and is currently a licensed physician in the State of New York.

Martin E. Shmagin,57, was appointed as our Chief Financial Officer on June 29, 2007. For over ten years Mr. Shmagin served as president of Innovative Financial Solutions Ltd., an accounting and financial consulting firm that serves as chief financial officer and controller for start-up through mid-size businesses. From 1978 to 1986, Mr. Shmagin was vice president, Finance/chief financial officer of Fisher & Brother, Inc. From 1986 to 1989, he was comptroller of Strober Bros., Inc. and supported the company’s successful initial public offering. He then opened his own consulting firm where he assisted Stenograph Corporation with its acquisition of Baron Data Corporation and Hanover Direct with its acquisition of Gumps. He also supported a $24 million global systems conversion of American President Companies, Ltd., a $2.6 billion transportation company, where he coordinated the data conversion of eighty-three subsidiaries in multiple currencies. Mr. Shmagin holds a B.S. degree in accounting from New York University.

Terry M. Nida,59,  was appointed as Chief Operating Officer on June 29, 2007. Prior to that, Mr. Nida served as vice president for sales, marketing and corporate development. Prior to joining Urigen, Mr. Nida served as vice president, worldwide sales, marketing and corporate development for VIVUS, Inc. From November 1995 to August 1998, Mr. Nida was vice president, Europe, and effective March 28, 1996 was appointed as an executive officer. Prior to joining VIVUS, Mr. Nida was vice president, sales, marketing and business development at Carrington Laboratories, with responsibility for all sales, marketing and business development activities. Mr. Nida was senior director, worldwide sales, marketing and business development for Centocor, Inc. from 1993 to 1994, and director of sales and marketing in Europe for Centocor, Inc. from 1990 to 1993. He holds a B.S. degree in english and an M.A. degree in administration of justice from Wichita State University.

Benjamin F. McGraw, III, Pharm.D ., 58, served as the President and Chief Executive Officer of Valentis from  September 1994, when he joined Megabios Corp., and as Chairman from May 1997 through November 2007. Effective upon the closing of the Merger on July 13, 2007, Dr. McGraw resigned as President and Chief Executive Officer. In March 1999, Megabios merged with GeneMedicine, Inc. to form Valentis. Prior to Megabios, Dr. McGraw gained experience in R&D as Vice President, Development for Marion and Marion, Merrell Dow; in business development as Corporate Vice President, Corporate Development at Allergan, Inc.; and in finance as President of Carerra Capital Management. Dr. McGraw currently serves on the board of directors of ISTA Pharmaceuticals, Inc. Dr. McGraw received his Doctor of Pharmacy from the University of Tennessee Center for the Health Sciences, where he also completed a clinical practice residency.

Tracy Taylor,53, a director of Urigen and serves as president and chief executive officer of Kansas Technology Enterprise Corporation, or KTEC, a private-public partnership dedicated to stimulating technology-based economic development in the State of Kansas. Mr. Taylor’s extensive corporate and entrepreneurial experience has been integral to the success of KTEC.

After his initial position in corporate finance at Ford Motor Company, Mr. Taylor jointed United Telecom in 1982 to work on the company’s mergers and acquisitions. Less than two years later, Mr. Taylor was selected to a 12-person team that developed a business plan for what eventually became the Sprint Corporation. As Sprint grew into a Fortune 100 company, Mr. Taylor played a leadership role in the management side, serving as the treasurer of US Sprint. Mr. Taylor led the regional site selection for Sprint’s World Headquarters in Overland Park, Kansas, which covers over 300 acres and holds more than 16,000 employees. Mr. Taylor graduated from Bethany College and received his M.B.A. degree from the University of Kansas. Mr. Taylor’s experience in business, entrepreneurial endeavors and technology-oriented business growth place him in a position to contribute to a wide variety of boards and organizations. While Mr. Taylor has served on several boards across the state and country, his most recent contributions have been on the Enterprise Center of Johnson County, a working incubator focused on the commercialization of technology; Mid-America Manufacturing Technology Center (MAMTC); KansasBio; and Catalyst Lighting, a publicly-traded company. Mr. Taylor has served on Urigen’s board of directors since December 2005.

C. Lowell Parsons, M.D., 63,  a director of Urigen, is a leader in medical research into the causes and treatment of interstitial cystitis, which is a painful bladder syndrome with typical cystoscopic and/or histological features in the absence of infection or other pathology, and has published over 200 scientific articles and book chapters in this area describing his work. Dr. Parsons received his M.D. degree from the Yale University School of Medicine in New Haven, CT, in 1970. After completing his medical internship at Yale in 1971, Dr. Parsons spent two years as a staff associate in the Laboratory of Microbiology at the National Institutes of Health in Bethesda, Maryland. He then completed his urology residency training at the Hospital of the University of Pennsylvania in Philadelphia, Pennsylvania, in 1977. Dr. Parsons joined the Division of Urology faculty at the University of California, San Diego, or UCSD, in 1977 as assistant professor. He served as Chief of Urology at the UCSD-affiliated Veterans Affairs Medical Center in La Jolla from 1977 to 1985. Since 1988, he has been Professor of Surgery/Urology.

George M. Lasezkay, Pharm, J.D ., 55 , has served as one of our directors since May 2004. Since September 2003, Dr. Lasezkay has provided business development and strategic advisory services to biotechnology and emerging pharmaceutical companies through his consulting firm, Turning Point Consultants. From 1989 to 2002, Dr. Lasezkay served in various positions at Allegan, Inc., including Assistant General Counsel from 1994 to 1996, Vice President, Corporate Development from 1996 to 1998, and Corporate Vice President, Corporate Development from 1998 to 2002. Dr. Lasezkay currently serves on the board of directors of Collagenex Pharmaceuticals, Inc. and a number of privately-held companies. Dr. Lasezkay received his J.D. from the University of Southern California Law Center and his Doctor of Pharmacy and Bachelor of Science in Pharmacy from the State University of New York at Buffalo.

Cynthia Sullivan, 51, currently serves as President and Chief Executive Officer of Immunomedics (NasdaqGM: IMMU), a biopharmaceutical company focused on the development of products for cancer, autoimmune, and other serious diseases. She has been employed by Immunomedics since 1985 and has held various positions, including Executive Vice President, Chief Operating Officer, and President. Prior to joining Immunomedics, Ms. Sullivan was employed by Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson. She earned a BS from Merrimack College, North Andover, Massachusetts, followed by a year of clinical internship with the school of Medical Technology at Muhlenberg Hospital, Plainfield, New Jersey, resulting in a M.T. (ASCP) certification.  She completed an MS degree from Fairleigh Dickinson University where she also received her MBA. Ms. Sullivan was appointed as chairperson of the Company’s audit committee.

Robert Watkins, 64, established R.J. Watkins & Company, Ltd., an executive recruiting and consulting firm, and currently serves as President and Chairman. Mr. Watkins experience includes President and Chief Executive Officer of a $200 million entertainment company and Managing Director for the San Diego office of the international consulting firm of Russell Reynolds Associates. He has held executive positions with American Hospital Supply Corporation, serving on the corporation’s acquisition and divestiture team. He also served as Management Consultant for the national accounting firm Deloitte & Touche.  Mr. Watkins holds a BA degree from San Diego State University. Mr. Watkins was appointed as chair of the Company’s compensation committee and a member of the Company’s governance committee.

Former Directors

In connection with the closing of the Merger on July 13, 2007, Patrick G. Enright, Dennis J. Purcell, John S. Schroeder, MD and Reinaldo M. Diaz , resigned as directors of the Company.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

The Audit Committee meets with the independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board of Directors the independent auditors to be retained and receives and considers the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee also meets with the independent auditors to review the quarterly financial results and to discuss the results of the independent auditors’ quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The Audit Committee is composed of three independent non-employee directors: Mr. Taylor, Dr. McGraw and Ms. Sullivan.

The Audit Committee has adopted a written charter, a copy of which was included as an appendix to the proxy statement filed with the Securities and Exchange Commission for the 2004 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three independent non-employee directors: Dr. McGraw, Mr. Watkins and Ms. Sullivan. The Board of Directors determined that each member of the Compensation Committee is independent within the meaning of the Nasdaq Stock Market’s director independence standards. The Compensation Committee has adopted a written charter, a copy of which was included as an appendix to the proxy statement filed with the Securities and Exchange Commission for the 2004 Annual Meeting of Stockholders.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities regarding identifying qualified candidates to become members of the Board of Directors, selecting candidates to fill any vacancies on the Board of Directors, ensuring that we have and follow the appropriate governance standards and overseeing the evaluation of the Board of Directors. The Nominating Committee is composed of three independent non-employee directors: Mr.  Taylor, Dr. Lasezkay and Mr. Watkins. The Board of Directors has determined that each member of the Nominating Committee is independent within the meaning of the Nasdaq Stock Market’s director independence standards. The Nominating and Governance Committee has adopted a written charter, a copy of which was included as an appendix to the proxy statement filed with the Securities and Exchange Commission for the 2004 Annual Meeting of Stockholders.

The Nominating Committee will consider and has adopted a policy with regard to the consideration of any director candidates recommended by security holders. The Nominating Committee uses a process similar to that contained in the Nominating Committee Charter for identifying and evaluating director nominees recommended by our stockholders. In the fiscal year ended June 30, 2007, there have been no material changes to the procedures by which security holders may recommend nominees to the Board of Directors.

Compensation of Directors

The current Company plan states that each of our non-employee directors receives an annual retainer of $12,000 and a per meeting fee of $1,000. The chairman of the Audit Committee receives an annual retainer of $6,000 and a per meeting fee of $800 and the other members of the Audit Committee receive an annual retainer of $4,000 and a per meeting fee of $500. The chairman of the Compensation Committee receives an annual retainer of $3,500 and a per meeting fee of $800 and the other members of the Compensation Committee receive an annual retainer of $2,500 and a per meeting fee of $500. The chairman of the Nominating Committee receives an annual retainer of $2,000 and a per meeting fee of $500 and the other members of the Nominating Committee receive an annual retainer of $1,500 and a per meeting fee of $500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and committee meetings.

Under the 1998 Non-Employee Directors’ Stock Option Plan as amended and restated, on the date following the date of the annual stockholders’ meeting of each year, each non-employee director will automatically be granted, without further action by the Company, our stockholders or the Board of Directors, an option to purchase 10,000 shares of common stock. In addition, each new non-employee director will receive a one time grant to purchase 26,000 shares of common stock on the date of the annual stockholders’ meeting at which such new director is first elected to the Board of Directors. The exercise price of the options granted to the non-employee directors is 100% of the fair market value of the common stock on the date of the option grant.

For the fiscal year ended June 30, 2007, directors were paid as follows:

Director	Total	Board Member Fee	Board Meeting Fee	Audit Member Fee	Audit Meeting Fee	Compensation Member Fee	Governance Member Fee
Reinaldo Diaz	$15,875	$9,000	$2,000	$2,000	$1,000	$1,875	$-
Patrick Enright	18,700	9,000	2,000	4,500	3,200	-	-
George Lasexkay	18,625	9,000	2,000	3,000	2,000	2,625	-
Mark McDade	5,125	3,000	-	1,000	500	625	-
Alan Mendelson	4,500	3,000	1,000	-	-	-	500
Dennis Purcell	12,125	9,000	2,000	-	-	-	1,125
John Schroeder	12,125	9,000	2,000	1,125	-	-	-
Total	$87,075	$51,000	$11,000	$11,625	$6,700	$5,125	$1,625

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires that our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Our directors, executive officers and, beneficial owners of more than ten perfect of our common stock are required to furnish us with copies of all of these forms, which they file.

Based solely upon our review of these reports, any amendments thereto or written representations from certain reporting persons, we believe that during the fiscal year ended June 30, 2007, all filing requirements applicable to our directors, executive officers, beneficial owners of more than ten percent of our common stock and other persons subject to Section 16(a) of the Exchange Act were met, except Tracy Taylor and C. Lowell Parsons did not timely file a Form 3 upon their appointment as directors.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, including our Chief Executive Officer, who is our principal executive officer, our Vice President of Finance and Administration, who is our principal financial officer and principal accounting officer. Our Code of Business Conduct and Ethics is posted on our website www.urigen.com . We will also provide a copy of our Code of Business Conduct and Ethics to any person without charge upon request made in writing to the Company, Attention: Martin Shmagin, 875 Mahler Road, Burlingame, California 94010. We intend to disclose any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of its Code of Business Conduct and Ethics by posting such information on its website www.urigen.com.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table shows for the fiscal years ended June 30, 2007, 2006 and 2005, compensation awarded or paid to, or earned by, the Company’s’ Chief Executive Officer and its executive officers, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 for the fiscal year ended June 30, 2007, referred to as our named executive officers:

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Securities Underlying Options/SARs	Restricted Stock Award(s) $	All Other Compensation
Benjamin F. McGraw, III,	2007	$370,000	$176,000	—	―	―	$111,329	(3)
Pharm.D., President, Chief	2006	$370,000	$—	—	438,000	59,464	$1,598	(4)
Executive Officer and Chairman	2005	370,000	177,500	—	221,000	—	3,483	(5)
John J. Reddington, Ph.D., DVM	2007	$102,041	$104,500	—	―	―	$325,594	(6)
Chief Operating Officer	2006	275,000	22,950	—	257,000	29,507	1,102	(7)
	2005	255,000	73,498	—	75,000	—	47,772	(8)
Joseph A. Markey	2007	$92,122	$59,000	—	―	―	$238,133	(9)
Vice President of Finance and	2006	206,000	13,875	—	122,000	17,839	845	(10)
	2005	185,000	43,750	—	65,000	—	856	(11)

(1)
Bonuses reflect payment by the Company to the named executive officer during the fiscal year for such officer's performance in the prior fiscal year.  The company issued to Dr. McGraw a promissory note in the amount of $176,000 in lieu of accrued bonus compensation.  The note bears interest at the rate of 5.0% per annum and may be prepaid by the Company in full or in part at any time without premium or penalty and is due and payable in full on December 25, 2007.

(2)
As permitted by rules promulgated by the Securities and Exchange Commission, no amounts are shown where the amounts constitute perquisites and do not exceed the higher of 10% of the sum of the salary and bonus column or $50,000.

(3)
Represents insurance premiums of $3,412 paid by the Company with respect to group life insurance for the benefit of Dr. McGraw and $110,917 severance payment earned in fiscal year ended June 30, 2007, which was paid in July 2007.

(4)	Represents insurance premiums of $1,598 paid by the Company with respect to group life insurance for the benefit of Dr. McGraw.

(5)	Represents insurance premiums of $3,483 paid by the Company with respect to group life insurance for the benefit of Dr. McGraw.

(6)
Represents (i) severance payment of $291,500 per severance and change of control agreement. Dr. Reddington’s employement with the Company was terminated on October 31, 2006; (ii) payment of $33,634 for accrued vacation; and (iii) insurance premiums of $460 paid by the Company with respect to group life insurance for the benefit of Dr. Reddington.

(7)
Represents insurance premiums of $1,102 paid by the Company with respect to group life insurance for the benefit of Dr. Reddington. Excludes approximately $59,000 of used lab equipment that the Company purchased from DiagXotics, Inc. where Dr. Reddington had served as Chief Executive Officer for over 15 years until July 2005.

(8)
Represents (i) payment of $46,530 for moving expenses during fiscal year ended June 30, 2005; and (ii) insurance premiums of $1,242 paid by the Company with respect to group life insurance for the benefit of Dr. Reddington.

(9)
Represents (i) severance payment of $213,200 per severance and change of control agreement. Mr. Markey’s employement with the Company was terminated on October 31, 2006; (ii) payment of $24,600 for accrued vacation; and (iii) insurance premiums of $333 paid by the Company with respect to group life insurance for the benefit of Mr. Markey.

(10)	Represents insurance premiums of $845 paid by the Company with respect to group life insurance for the benefit of Mr. Markey.

(11)	Represents insurance premiums of $856 paid by the Company with respect to group life insurance for the benefit of Mr. Markey.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 1997 Equity Incentive Plan and its 2001 Nonstatutory Incentive Plan. As of June 30, 2007, options to purchase a total of 2,347,244 shares were outstanding under the 1997 Equity Incentive Plan and the 2001 Nonstatutory Incentive Plan and options to purchase 1,892,551 shares remained available for grant thereunder.

The Company did not grant any stock options to the named executive officers during the fiscal year ended June 30, 2007. The following tables show for the fiscal year ended June 30, 2007, certain information regarding options exercised by, and held at year end by, the named executive officers:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number of Securities Underlying Unexercised Options at June 30, 2007 (#) Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options at June 30, 2007(2) ($) Exercisable/ Unexercisable
Benjamin F. McGraw III, Pharm.D.	—	—	948,198/345,981		$0/0
Joseph A. Markey	—	—	328,337/0	(3)	$0/0
John J. Reddington, Ph.D., DVM	—	—	502,000/0	(4)	$0/0

(1)	None of the executive officers exercised any options in the last fiscal year.

(2)	Calculated on the fair market value of the Company’s common stock on June 30, 2007, which was $0.16, minus the exercise price of the options.

(3)
In accordance with the change of control and severance agreement, all outstanding stock options held by Mr. Markey became fully vested and exercisable on October 31, 2006, the date of the termination of Mr. Markey’s employment with the Company.

(4)
In accordance with the change of control and severance agreement, all outstanding stock options held by Dr. Reddington became fully vested and exercisable on October 31, 2006, the date of the termination of Dr. Reddington’s employment with the Company.

Change of Control and Severance Agreements

In May 2006, we entered into Severance and Change of Control agreements with each of Benjamin F. McGraw III, the President and Chief Executive Officer of the Company, John J. Reddington, the Chief Operating Officer of the Company, and Joseph A. Markey, the Vice President of Finance and Administration of the Company. The term of the each such agreement is for two years from May 12, 2006, unless extended by mutual agreement by the Company and such executive officer or unless earlier terminated, as described below.

Each agreement provides that, if we terminate such executive officer’s employment during the term for any reason other than for cause, disability or death, then the executive officer shall be entitled to, among other things, the following: (i) the payment of all earned but unpaid base salary and any other benefit due through the date of termination, (ii) a lump sum cash payment in an amount equal to such executive officer’s then current annual base salary, and (iii) notwithstanding any provision to the contrary in any equity award agreement or equity compensation plan, all outstanding equity awards then held by such executive officer shall become fully vested and, if applicable, exercisable with respect to all shares subject thereto immediately prior to the date of termination.

Each agreement also provides that, if such executive officer terminates his employment with the Company for good reason or the Company terminates such executive officer’s employment for any reason other than for cause during the period commencing three months prior to and ending 12 months after a change in control of the Company, such executive officer shall be entitled to, among other things, the following in lieu of the payments described above: (i) the payment of all earned but unpaid base salary and any other benefit due through the date of termination, (ii) a lump sum cash payment in an amount equal to three times such executive officer’s then current base salary, in the case of the agreement with Dr. McGraw, or two times such executive officer’s then current base salary, in the case of the agreements with Mr. Reddington and Mr. Markey, and (iii) notwithstanding any provision to the contrary in any equity award agreement or equity compensation plan, all outstanding equity awards then held by such executive officer shall become fully vested and, if applicable, exercisable with respect to all shares subject thereto immediately prior to the date of termination.

Each agreement further provides that, if such executive officer terminates his employment with the Company without good reason or the Company terminates such executive officer’s employment for cause, then such executive officer will (i) receive his earned but unpaid salary through the date of termination, (ii) all accrued vacation, expense reimbursements and any other benefits due through the date of termination and (iii) not be entitled to any other compensation or benefits from the Company, except as required by law or to the extent provided under any agreement(s) relating to any equity awards.

Each agreement also provides that, for a period commencing on May 12, 2006 and ending 24 months following the date of any termination, such executive officer shall not, directly or indirectly, (i) induce, solicit or encourage any employee of the Company to leave or in any way interfere with the relationship between the Company and any employee thereof or (ii) induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company or in any way interfere with such relationship.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2007, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the fiscal year ended June 30, 2007, the Company paid an aggregate of approximately $229,000 to the law firm of Latham & Watkins LLP for the provision of legal services during that period. Mr. Mendelson, a former director of the Company, is a partner of Latham & Watkins LLP.

During the fiscal year ended June 30, 2007, the spouse of Joseph A. Markey provided services to the Company for which she was paid approximately $74,000.

The Company has entered into indemnity agreements with each of its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings, which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

We pay a monthly fee of $2,683 to EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, President and CEO of the Company. Mr. Garner owns 18,476,540 shares of common stock. The fees are for rent, telephone and other office services which are based on estimated fair market value. Mr. Garner also received payment for services provided as a consultant to the Company. As of June 30, 2007, Mr. Garner and EGB Advisors, LLC were owed $14,610, collectively.

On November 17, 2006, Urigen N.A.  issued an unsecured promissory note to C. Lowell Parsons a director of the Company, in the amount of $200,000.  Under the terms of the note, the Company is to pay interest at a rate per annum computed on the basis of a 360-day year equal to 12% simple interest. The foregoing amount is due and payable on the earlier of (i) forty-five (45) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of October 5, 2006, between the Company and Valentis, Inc., or (ii) two (2) calendar years from the note issuance date (in either case, the “Due Date”).  Also, the Company agreed to issue 1,000 shares of Series B Preferred Stock, par value $0.00001 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at to shares of common stock beneficially owned as of December 5, 2007 by:

•	each director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial owner is c/o Urigen Pharmaceuticals, 875 Mahler Road, Suite 235, Burlingame, CA 94010.

Name	Shares of Common Stock Beneficially Owned	Percentage
William J. Garner M.D, President, Chief Executive Officer and Director	18,476,540	26.67%
Martin E. Shmagin, Chief Financial Officer and Director	2,914,073	4.21%
Terry M. Nida, Chief Operating Officer	3,135,049	4.52%
Benjamin F. McGraw, Pharm.D, Chairman of the Board	*	* %
Tracy Taylor, Director	*
C. Lowell Parsons, Director	1,802,693	2.60%
George M. Lasezkay, Pharm.D., J.D., Director	*	* %
Cynthia Sullivan	*	* %
Robert Watkins	*	* %
All officers and directors as a group (8 individuals)	26,328,355	38.00%
  * Less than 1%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name.  Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of November 20, 2007.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2007 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,492,065	$5.70	1,632,730
Equity compensation plans not approved by security holders(2)	77,344	$7.69	612,656
Total	2,569,409	$5.76	2,245,386
__________________
(1)
Consists of the 1997 Equity Incentive Plan and the 1998 Non-Employee Directors’ Stock Option Plan. These equity compensation plans are more fully described in Note 2 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K.

(2)
In May 2001, the Board of Directors adopted the 2001 Nonstatutory Incentive Plan covering 100,000 shares of common stock of the Company. An additional 590,000 shares were added to the plan as approved by the Board of Directors in May 2003, when the plan was amended and restated. The 2001 Plan provides for grants of nonstatutory stock options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing, referred to as stock awards, to employees and consultants of the Company who are not officers and directors. The exercise price of options granted under the 2001 Plan is determined by the Board of Directors but cannot be less than 100% of the fair market value of the common stock on the date of the grant. Options under the 2001 Plan generally vest 25% one year after the date of grant and on a pro rata basis over the following 36 months and expire ten years after the date of grant or 90 days after termination of employment. Stock awards granted under the plan cannot be repriced without the prior approval of the Company’s stockholders. Upon a change in control of the Company, the surviving corporation or acquiring corporation is required to assume any stock awards outstanding under the 2001 Plan or substitute similar stock awards for any stock awards outstanding. If any surviving or acquiring corporation refuses to assume such Stock Awards or substitute similar stock awards, then such stock awards shall be terminated if not exercised prior to the change of control. Upon a change in control not approved by the Board of Directors, each outstanding stock award shall become fully vested immediately prior to the consummation of such change in control. As of June 30, 2007, options for 77,344 shares had been granted under this plan.

The foregoing summary is qualified in its entirety by reference to the full text of the 2001 Plan. The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the 2001 Plan. Any such request should be directed as follows: Investor Relations, Urigen Pharmaceuticals, Inc., 875 Mahler Road, Burlingame, California 94010; telephone number: (650) 259-0239.

DESCRIPTION OF SECURITIES

The following information describes our common stock and provisions of our amended and restated certificate of incorporation and bylaws, as amended, all as in effect upon the date of this joint proxy statement/prospectus. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been previously filed with the SEC and are incorporated by reference as exhibits into the registration statement of which this joint proxy statement/prospectus is a part and more fully described below.

Common Stock

Our total authorized capital stock is 200,000,000 shares of which 190,000,000 shares authorized are common stock, and 10,000,000 shares authorized are preferred stock. As of December 5, 2007, there are 69,289,535 shares of common stock issued and outstanding. Of the 10,000,000 authorized shares of preferred stock, 210 shares have been designated Series B Preferred Stock and are issued and outstanding at December 5, 2007.

The holders of the Company’s common stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. The Company’s stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of our preferred stock which may be outstanding. Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on its common stock. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our preferred stock, the holders of our common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s common stock are, and all shares being offered by this joint proxy statement/prospectus will be, fully paid and not liable to further calls or assessment by the Company.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company’s outstanding stock.

Anti-Takeover Provisions

The provisions of the Delaware General Corporation Law (“DGCL”) and the Company’s amended and restated certificate of incorporation and amended bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. Such provisions could limit the price that some investors might be willing to pay in the future for our common stock. These provisions of the DGCL and the Company’s amended and restated certificate of incorporation and amended bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company, including unsolicited takeover attempts, even though such a transaction may offer stockholders the opportunity to sell their stock at a price above the prevailing market price.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

●
the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

●
upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire the Company.

Our amended and restated certificate of incorporation and bylaws, provide that our board of directors will be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the amended and restated certificate of incorporation authorizes only the Company’s board of directors to fill any vacancies on the board resulting from death, resignation, disqualification, removal or other causes, or any newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees. Our amended and restated certificate of incorporation also provides that directors may be removed by stockholders (i) for cause by the affirmative note of the holders of a majority of the outstanding shares of voting stock, entitled to vote at an election of directors, or (ii) without cause by the affirmative vote of the holders of at least 66 2   /  3 % of the outstanding shares of voting stock.

The authorized but unissued shares of our common stock may be issued at any time and from time to time by the board of directors without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares of common stock which are unissued relative to those which are issued. This could result in the combined company’s management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of the combined company by means of a proxy contest, tender offer, merger or otherwise. We currently has no plans to issue shares of its common stock, other than in connection with the merger, the transactions contemplated thereby and in the ordinary course of business.

Transfer Agent

Our Transfer Agent is Computershare Trust Company N.A., 250 Royall Street, Canton, Massachusetts 02021.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Urigen Pharmaceuticals, Inc. for the fiscal year ended June 30, 2007 and the Urigen N.A., Inc. June 30, 2007 and 2006 financial statements  appearing in this prospectus and registration statement have been audited by Burr, Pilger & Mayer LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of June 30, 2006 and for each of the two years in the period ended June 30, 2006, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included in this prospectus.   Our consolidated financial statements are included in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

On July 16, 2007, we dismissed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm. The decision to dismiss E&Y was approved by our Board of Directors.

The reports of E&Y on our consolidated financial statements for the years ended June 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for it did include explanatory paragraphs in 2006 and 2005 describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements and an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 123(R), “ Share-Based Payment” in 2006.

In connection with the audits of our financial statements for the years ended June 30, 2006 and 2005 and through July 16, 2007, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

 On July 16, 2007, we engaged Burr, Pilger & Mayer LLP as our new independent registered public accounting firm to replace E & Y subsequent to June 30, 2007 upon consummation of the Merger. During the three most recent fiscal years and through July 16, 2007, the Company did not consult with Burr, Pilger & Mayer LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided to us by concluding there was an important factor to be considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions in Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 of Regulation S-B.

ADDITIONAL INFORMATION

Urigen Pharmaceuticals, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Furthermore, we filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Urigen N.A. Inc., Fiscal Year Ended June 30, 2007 and Fiscal Period Ended June 30, 2006
Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets as of June 30, 2007 and 2006	F-2
Statements of Operations for the year ended June 30, 2007 and for the period from July 18, 2005 (date of inception) to June 30, 2006	F-3
Statements of Stockholder’s Equity (Deficit) for the period from July 18, 2005 to June 30, 2007	F-4 - F-6
Statement of Cash flows for the year ended June 30, 2007 and for the period from July 18, 2005 (date of inception) to June 30, 2006	F-7
Notes to Financial Statements	F-8

Urigen Pharmaceuticals, Inc. Fiscal Years Ended June 30, 2007 and 2006

Report of Independent Registered Public Accounting Firm – Burr, Pilger & Mayer LLP	F-25
Report of Independent Registered Public Accounting Firm – Ernst & Young LLP	F-26
Consolidated Balance Sheet as of June 30, 2007 and 2006	F-27
Consolidated Statements of Operations for the years ended June 30, 2007, 2006 and 2005	F-28
Consolidated Statements of Stockholders’ Equity for the years ended June 30, 2007, 2006 and 2005	F-29
Consolidated Statements of Cash Flows for the years ended June 30, 2007, 2006 and 2005	F-30
Notes to Consolidated Financial Statements for the years ended June 30, 2007, 2006 and 2005	F-31

Urigen Pharmaceuticals, Inc. Quarter Ended September 30, 2007

Unaudited Condensed Consolidated Balance Sheet	F-48
Unaudited Condensed Consolidated Statements of Operations	F-49
Unaudited Condensed Consolidated Statements of Cash Flows	F-50
Unaudited Condensed Notes to Consolidated Financial Statements	F-51

Independent Auditors’ Report

To the Board of Directors of
Urigen N.A., Inc.

We have audited the accompanying balance sheets of Urigen N.A., Inc. (a development stage enterprise, formerly Urigen Holdings, Inc.) as of June 30, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended June 30, 2007 and for the period from July 18, 2005 (date of inception) to June 30, 2006 and cumulatively for the period from July 18, 2005 (date of inception) to June 30, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Urigen N.A., Inc. as of June 30, 2007 and 2006, and the results of its operations and its cash flows for the year ended June 30, 2007 and for the period from July 18, 2005 (date of inception) to June 30, 2006 and cumulatively for the period from July 18, 2005 (date of inception) through June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the financial statements, the Company has incurred net losses since its inception and operating cash flow deficiencies, which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to those matters also are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

By: /s/ Burr, Pilger & Mayer LLP

Palo Alto, CA
November 14, 2007

URIGEN N.A., INC.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)
BALANCE SHEETS

ASSETS

	June 30, 2007	June 30, 2006
Current assets:
Cash	$101,608	$567,489
Due from stockholders	-	45,724
Prepaid expenses	21,204	5,000
Total current assets	122,812	618,213

Fixed assets, net	4,526	4,056
Intangible assets, net	259,509	273,937
Other assets	1,024	-
Total assets	$387,871	$896,206

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Account payable	$693,217	$40,558
Accrued expenses	385,341	31,058
Due to related parties	226,068	245,839
Notes payable -- related party	300,000	-
Total current liabilities	1,604,626	317,455

Commitments and contingencies (see Notes 3 and 11)

Stockholders' equity (deficit):
Series A convertible preferred stock, par value $0.00001 at
June 30, 2007, 5,000,000 shares authorized, 0 and 4,356,898 shares issued and outstanding at June 30, 2007 and 2006, respectively
(Liquidation Preference: $1,892,292 at June 30, 2006)	-	1,892,292

Series B convertible preferred stock, par value $0.00001,
1,000,000 shares authorized, 534,703 shares issued and
outstanding at June 30, 2007
(Liquidation Preference: $1,336,757 at June 30, 2007)	1,336,757	-

Common stock, par value $0.00001 at June 30, 2007, 20,000,000 shares authorized and 19,865,428 and 15,342,600 shares issued
and outstanding at June 30, 2007 and June 30, 2006, respectively	199	206,783

Subscribed stock	79,073	-
Additional paid-in capital	2,139,864	-
Accumulated other comprehensive income	19,800	20,088
Deficit accumulated during the development stage	(4,792,448)	(1,540,412)
Total stockholders' equity (deficit)	(1,216,755)	578,751
Total liabilities and stockholders' equity (deficit)	$387,871	$896,206

URIGEN N.A., INC.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)
STATEMENTS OF OPERATIONS
____________

		Period from	Period from
	Year	July 18, 2005	July 18, 2005
	ended	(date of inception)	(date of inception)
	June 30, 2007	to June 30, 2006	to June 30, 2007
Operating expenses:

Research and development	$758,081	$803,954	$1,562,035
General and administrative	2,175,908	638,184	2,814,092
Sales and marketing	295,655	11,412	307,067
Total operating expenses	3,229,644	1,453,550	4,683,194

Loss from operations	(3,229,644)	(1,453,550)	(4,683,194)

Other income and expense, net:
Interest income	14,104	8,247	22,351
Interest expense	(36,496)	(64,903)	(101,399)
Exchange loss	-	(30,206)	(30,206)
Total other income and expense, net	(22,392)	(86,862)	(109,254)

Net loss	$(3,252,036)	$(1,540,412)	$(4,792,448)

URIGEN N.A., INC.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
for the period from July 18, 2005 (date of inception) to June 30, 2007

			Series A				Series B								Deficit
	Series A		Preferred		Series B		Preferred				Common			Accumulated	accumulated	Total
	Preferred		Stock		Preferred		Stock		Common		Stock		Additional	other	during	stockholders'
	Stock		Subscribed		Stock		Subscribed		Stock		Subscribed		Paid-In	comprehensive	development	equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	income	stage	(deficit)
Common stock issued at $0.50 per share upon incorporation in July 2005*									2	$1						$1
Preferred stock subscribed at $0.44085 per share in July 2005*			100,000	$44,085												44,085
Preferred stock subscribed at
$0.43875 per share in August 2005*			150,000	65,813												65,813
Preferred stock subscribed at a range of
$0.43875 to $0.43975 per share in September 2005*			300,000	131,725												131,725
Preferred stock subscribed at a range of
$0.43305 to $0.44085 per share in October 2005*			308,856	135,054												135,054
Preferred stock subscribed at
$0.43885 per share in November 2005*			235,420	103,314												103,314
Common stock issued at $0.00005 per share
to Urigen, Inc. shareholders in December 2005*									11,999,998	559						559
Preferred stock subscribed at a range of
$0.4339 to $0.4553 per share in December 2005*			263,024	116,709												116,709
Common stock issued at $0.00005 per share
to Urigen, Inc. shareholders in January 2006*									1,750,000	88						88
Common stock issued at $0.43565 per share
in lieu of rent payment in January 2006*									4,200	1,830						1,830
Preferred stock subscribed at a range of
$0.28205 to $0.4466 per share in January 2006*			1,903,604	822,017												822,017
Preferred stock subscribed at a range of
$0.43015 to $0.4354 per share in February 2006*			410,186	178,286												178,286
Common stock issued at $0.4284 per share
in lieu of rent payment in March 2006*									4,200	1,798						1,798
Preferred stock subscribed at a range of
$0.4284 to $0.44125 per share in March 2006*			258,854	111,640												111,640
Common stock issued at $0.4279 per share
pursuant to an exercise of a stock option in
April 2006*									20,000	8,558						8,558
Preferred stock subscribed at a range of
$0.4301 to $0.44085 per share in April 2006*			146,844	63,661												63,661
Common stock issued at $0.125 per share
pursuant to a consulting agreement net of
issuance cost of $2,926 in May 2006*									840,000	102,074						102,074
Common stock issued at $0.125 per share
pursuant to a licensing agreement in May 2006*									720,000	90,000						90,000
Preferred stock subscribed at $0.45085
per share in May 2006*			58,856	26,535												26,535
Common stock issued at $0.44655 per share
in lieu of rent payment in June 2006*									4,200	1,875						1,875
Preferred stock subscribed at a range of
$0.44655 to $0.4525 per share in June 2006*			221,254	99,430												99,430
Stock issuance costs in June 2006				(5,977)												(5,977)
Series A Preferred stock issued in June 2006*	4,356,898	$1,892,292	(4,356,898)	(1,892,292)												-
Foreign currency adjustment														$20,088		20,088
Net loss															$(1,540,412)	(1,540,412)
Total comprehensive loss																(1,520,324)
Balances at June 30, 2006	4,356,898	$1,892,292	-	-	-	-	-	-	15,342,600	$206,783	-	-	-	$20,088	$(1,540,412)	$578,751

URIGEN N.A., INC.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT), continued
for the period from July 18, 2005 (date of inception) to June 30, 2007

															Deficit
														Accumulated	accumulated	Total
	Series A		Series A		Series B		Series B						Additional	other	during	stockholders'
	Preferred Stock		Preferred Stock Subscribed		Preferred Stock		Preferred Stock Subscribed		Common Stock		Common Stock Subscribed		Paid-In	comprehensive	development	equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	income	stage	(deficit)
Balances at June 30, 2006	4,356,898	$1,892,292							15,342,600	$206,783				$20,088	$(1,540,412)	$578,751
Common stock issued at $0.125 per share pursuant
to a consulting agreement in August 2006*									50,000	6,250						6,250
Common stock subscribed at $0.4501 per share
pursuant to a stock option plan in August 2006*											15,000	$6,752				6,752
Common stock issued at a range of $0.44355 to
$0.4466 per share in lieu of consulting fees
in September 2006*									49,690	22,102						22,102
Common stock issued at $0.4501 per share
pursuant to a stock option plan in September 2006*									10,000	4,501	(10,000)	(4,501)				-
Common stock issued at $0.125 per share pursuant
to a consulting agreement in September 2006*									50,000	6,250						6,250
Common stock issued at $0.4488 per share in lieu of
rent payment in September 2006*									4,200	1,885						1,885
Correction of previously issued Series A preferred
stock*	2,040	-														-
Reclassification of common stock to additional
paid-in capital upon re-domestication									-	(247,616)			$247,616			-
Series B preferred stock subscribed at $2.50 per share
in October 2006							46,000	$115,000								115,000
Series B preferred stock issued at $2.50 per share
in October 2006					46,000	$115,000	(46,000)	(115,000)								-
Series B preferred stock issued at $2.50 per share
pursuant to an exchange agreement in October 2006					1,000	2,500										2,500
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in October 2006					4,000	10,000										10,000
Series B preferred stock issued at $2.50 per share
pursuant to a promissory note in October 2006					1,000	2,500										2,500
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in November 2006					4,000	10,000										10,000
Series B preferred stock subscribed at $2.50 per share
in November 2006							100,000	250,000								250,000
Series B preferred stock issued at $2.50 per share
in November 2006					100,000	250,000	(100,000)	(250,000)								-
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in December 2006					4,000	10,000										10,000
Series B preferred stock subscribed at $2.50 per share
to officers in lieu of cash payroll in December 2006							74,560	186,400								186,400
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in January 2007					30,000	75,000	(30,000)	(75,000)								-
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in January 2007					4,000	10,000										10,000
Series B preferred stock issued at $2.50 per share
pursuant to a consulting agreement in January 2007					19,200	48,000										48,000
Series B preferred stock issued at $2.50 per share
pursuant to a promissory note in January 2007					500	1,250										1,250
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in January 2007					10,000	25,000										25,000
Series B preferred stock issued at $2.50 per share
in January 2007					20,000	50,000										50,000

URIGEN N.A., INC.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT), continued
for the period from July 18, 2005 (date of inception) to June 30, 2007

															Deficit
														Accumulated	accumulated
			Series A		Series B		Series B							other	during	Total
	Series A Preferred Stock		Preferred Stock Subscribed		Preferred Stock		Preferred Stock Subscribed		Common Stock		Common Stock Subscribed		Additional Paid-In	comprehensive	development	stockholders' equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	income	stage	(deficit)
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in February 2007					4,000	$ 10,000										$ 10,000
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in February 2007					10,000	25,000										25,000
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in March 2007					4,000	10,000										10,000
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in March 2007					10,000	25,000										25,000
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in April 2007					4,000	10,000										10,000
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in April 2007					10,000	25,000										25,000
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in May 2007					4,000	10,000										10,000
Series B preferred stock issued at $2.50 per share
to officers in lieu of cash payroll in May 2007					175,827	439,567	(44,560)	$(111,400)								328,167
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in May 2007					500	1,250										1,250
Series B preferred stock issued at $2.50 per share
to a consultant in lieu of cash in May 2007					25,476	63,690										63,690
Series B preferred stock issued at $2.50 per share
pursuant to a consulting agreement in May 2007					3,200	8,000										8,000
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in May 2007					10,000	25,000										25,000
Series B preferred stock issued at $2.50 per share
pursuant to consulting agreements in May 2007					16,000	40,000										40,000
Series B preferred stock issued at $2.50 per share
pursuant to a vendor agreement in June 2007					4,000	10,000										10,000
Series B preferred stock issued at $2.50 per share
to an officer in lieu of cash payroll in June 2007					10,000	25,000										25,000
Series B preferred stock subscribed at $2.50 per share
pursuant to a consulting agreement in June 2007							3,200	8,000								8,000
Series B preferred stock subscribed at $2.50 per share
to a consultant in lieu of cash in June 2007							3,185	7,962								7,962
Series B preferred stock subscribed at $2.50 per share
to officers in lieu of cash payroll in June 2007							24,344	60,860								60,860
Reclassification of Series A preferred stock to
common pursuant to a stockholder vote in
June 2007	(4,358,938)	(1,892,292)							4,358,938	44			$ 1,892,248			-
Foreign currency adjustment														$ (288)		(288)
Net loss															$ (3,252,036)	(3,252,036)
Total comprehensive loss																(3,252,324)
Balances at June 30, 2007	-	$-	-	$-	534,703	$1,336,757	30,729	$76,822	19,865,428	$199	5,000	$2,251	$2,139,864	$19,800	$(4,792,448)	$(1,216,755)

* reflects a two-for-one stock split.

URIGEN N.A., INC.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)
STATEMENTS OF CASH FLOWS
______________

		Period from	Period from
		July 18, 2005	July 18, 2005
	Year ended	(date of inception) to	(date of inception) to
	June 30, 2007	June 30, 2006	June 30, 2007
Cash flows from operating activities:
Net loss	$(3,252,036)	$(1,540,412)	$(4,792,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,255	-	2,255
Amortization of intangible assets	14,428	4,700	19,128
Non-cash expenses: compensation, interest, rent, and other	1,035,066	247,044	1,282,110
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(17,228)	-	(17,228)
Accounts payable	652,659	40,558	693,217
Accrued expenses	354,283	31,058	385,341
Amounts due to related parties	(19,771)	245,839	226,068
Net cash used in operating activities	(1,230,344)	(971,213)	(2,201,557)

Cash flows from investing activities:
Purchases of fixed assets	(2,725)	(4,056)	(6,781)
Asset-based purchase, net of cash acquired, from Urigen, Inc.	-	470,000	470,000
Net cash (used in) provided by investing activities	(2,725)	465,944	463,219

Cash flows from financing activities:
Proceeds from issuance of notes payable -- related party	300,000	-	300,000
Payment of receivables from stockholders	45,724	-	45,724
Proceeds from common stock subscription	6,752	-	6,752
Proceeds from issuance of Series B convertible preferred stock,
net of issuance costs	415,000	-	415,000
Proceeds from issuance of Series A convertible preferred stock,
net of issuance costs	-	1,002,135	1,002,135
Proceeds from exercise of stock options	-	8,558	8,558
Net cash provided by financing activities	767,476	1,010,693	1,778,169
Effect of exchange rate changes on cash	(288)	62,065	61,777
Net increase in cash	(465,881)	567,489	101,608
Cash, beginning of period	567,489	-	-
Cash, end of period	$101,608	$567,489	$101,608

Non-cash investing and financing activities:
Intangible assets acquired through issuance of common stock	$-	$90,560	$90,560
Non-cash portion related to asset-based purchase from Urigen, Inc.:
Assumption of notes payable subsequently converted to preferred stock	$-	$255,000	$255,000
Non-cash portion related to asset-based purchase from Urigen, Inc.:
Assumption of subscription agreements subsequently converted to
preferred stock	$-	$480,000	$-
Amount due from stockholders for issuance of preferred stock	$-	$45,724	$45,724
Supplemental Cash Flow Information:
Cash paid for interest	$31,298	$287	$31,585

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

1. Nature of Operations and Business Risks

Urigen N.A., Inc. (“the Company”), a Delaware incorporated company, is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. The Company has five programs in development that are either in or positioned to enter Phase 2 clinical trials. The pipeline includes URG101, for the treatment of Chronic Pelvic Pain (CPP); URG102, targeting symptoms of CPP secondary to pelvic irradiation; URG103, targeting dyspareunia; URG301, targeting acute urethral discomfort; and URG302, targeting urethritis. The Company was originally incorporated in British Columbia on July 18, 2005 (date of inception) as Urigen Holdings, Inc. and on October 4, 2006, in accordance with the vote of the stockholders, the company re-domesticated to Delaware and changed its name to Urigen N.A., Inc.

On October 1, 2006, at a special meeting of stockholders, the stockholders voted for the continuation of the Company from a British Columbia corporation to a State of Delaware corporation. Management and the Board of Directors of the Company concluded that continuation and re-incorporation of the Company as a Delaware company is in the best interests of the Company and its stockholders. In addition, the stockholders approved the following changes:

•	To reduce the number of authorized common shares from unlimited to 20,000,000 and to authorize 6,000,000 of preferred shares (5,000,000 designated for Series A).

•	To establish a stated par value of $0.00001.

•	Upon re-domestication to the U.S., all existing stockholders will receive 2 shares for every outstanding share of common and preferred stock.

On October 4, 2006, in accordance with the vote of the stockholders, the Company re-domesticated to Delaware and changed its name to Urigen N.A., Inc.

On October 5, 2006, the Company entered into an Agreement and Plan of Merger, as subsequently amended (the “Merger”) with Valentis, Inc., a Delaware corporation (“Valentis”), and Valentis Holdings, Inc., our newly formed wholly-owned subsidiary (“Valentis Holdings”). Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into the Company with the Company surviving as the wholly-owned subsidiary of Valentis, Inc. In connection with the Merger, each Urigen stockholder received, in exchange for each share of the Company’s common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of our common stock. At the effective time of the Merger, each share of the Company’s Series B preferred stock was exchanged for 11.277 shares of our common stock. An aggregate of 51,226,679 shares of Valentis common stock were issued to the Company’s stockholders. On July 30, 2007, Valentis changed its name from Valentis, Inc. to Urigen Pharmaceuticals, Inc.

The Company’s fiscal year end is June 30.

The Company is in the development stage and its programs are in the clinical trial phase, and therefore has not generated revenues from product sales to date. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period the Company will require additional funds, the availability of which can not be assured.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

1. Nature of Operations and Business Risks, continued

Consequently, the Company is subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty of the Company’s research and development efforts resulting in successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, the Company may require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception through June 30, 2007, the Company has accumulated net losses of $4,792,448 and negative cash flows from operations of $2,201,557 and has a negative working capital of $1,481,814. Management expects to incur further losses for the foreseeable future. The Company expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company through private or public offerings, but it cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company effected a 2-for-1 stock split of its common stock and Series A preferred stock on October 4, 2006 on the re-domestication of the Company from British Columbia to Delaware. The financial statements and notes to the financial statements have been adjusted retroactively to reflect a 2 for 1 stock split of the common stock and Series A preferred stock.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of expenses during the reporting period, and amounts disclosed in the notes to the financial statements. Actual results could differ from those estimates.

Foreign Currency

The functional currency of the Company until October 4, 2006 was the Canadian dollar (local currency). Starting on October 5, 2006, the functional currency is the U.S. dollar (local currency). The transactions from date of inception through October 4, 2006 in these financial statements and notes to the financial statements of the Company have been translated into U.S. dollars using period-end exchange rates for assets and

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

2.	Summary of Significant Accounting Policies, continued

Foreign Currency, continued

liabilities, and monthly average exchange rates for expenses. Intangible assets and equity are translated at historical exchange rates. Translation gains and losses are deferred and recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Transaction gains and losses that arise from exchange rate changes denominated in other than the local currency are included in other expenses in the statement of operations and are not considered material for the period presented.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash, due from stockholders, prepaid expenses, notes payable, accounts payable, accrued expenses, and due to related parties approximate fair value due to their short maturities.

Cash Concentration

At June 30, 2007, the Company had $1,162 in bank balances at a single U.S. financial institution in excess of the Federal Deposit Insurance Corporation coverage limit of $100,000.  At June 30, 2006, the Company had $574,567 (in US dollars) in bank balances at a single Canadian financial institution in excess of the Canada Deposit Insurance Corporation coverage limit of 100,000 Canadian dollars.

Intangible Assets

Intangible assets include the intellectual property and other patented rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on the Company’s estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company uses the straight-line method to expense long-lived assets (including identifiable intangibles). The intangible assets were recorded based on their estimated fair value and are being amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.

Impairment of Long-Lived Assets

The Company regularly evaluates its business for potential indicators of impairment of intangible assets. The Company’s judgments regarding the existence of impairment indicators are based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment. Future events could cause the Company to conclude that impairment indicators exist and that intangible assets are impaired. The Company currently operates in one reportable segment, which is also the only reporting unit for the purposes of impairment analysis.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

2.	Summary of Significant Accounting Policies, continued

Impairment of Long-Lived Assets, continued

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the balance sheet method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

Research and development expenses include clinical trial costs, outside consultants and contractors, and insurance for the Company’s research and development activities. The Company recognizes such costs as expense when they are incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income (loss) and its components in the financial statements. The components of other comprehensive income (loss) consists of net loss and foreign currency translation adjustments. Comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the accompanying statement of stockholders’ equity (deficit).

	Year Ended June 30, 2007	Period from July 18,2005 (date of inception) to June 30, 2007
Net loss	$(3,252,036)	$(4,792,448)
Foreign currency translation adjustments, net of tax	(288)	19,800
Comprehensive loss	$(3,252,324)	$(4,772,648)

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

2.	Summary of Significant Accounting Policies, continued

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the Company records stock and options granted at fair value of the consideration received or the fair value of the equity investments issued as they vest over a performance period.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform with the current year presentation, none of which had an effect on total assets, total equity (deficit), or the net loss.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements “(SFAS No. 157)”, which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles (“GAAP”), and expands disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”). SFAS 159 provides entities with the option to report selected financial assets and liabilities at fair value. Business entities adopting SFAS 159 will report unrealized gains and losses in earnings at each subsequent reporting date on items for which fair value option has been elected. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 requires additional information that will help investors and other financial statement users to understand the effect of an entity’s choice to use fair value on its earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company is currently assessing the impact that the adoption of SFAS 159 may have on its financial position, results of operations or cash flows.

3.	Intangible Assets and Related Agreement Commitments/ Contingencies

In January 2006, the Company entered into an asset-based transaction agreement with a related party, Urigen, Inc. Simultaneously, the Company entered into a license agreement with a University for certain patent rights.

The agreement with the University was for a license previously licensed to Urigen, Inc. In exchange for this license, the Company issued 818,646 common shares and is required to make annual maintenance payments of $15,000 and milestone payments of up to $625,000, which are based on certain events related to FDA approval. As of June 30, 2007, $25,000 of milestone payments have been incurred. The Company is also

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

3.	Intangible Assets and Related Agreement Commitments/ Contingencies, continued

required to make royalty payments of 1.5% -3.0 % of net sales of licensed products, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice.

The Company’s agreement with Urigen, Inc. included an assignment of a patent application and intellectual property rights associated therein, and the transfer of other assets and liabilities of Urigen, Inc., resulting in the recognition of intangible assets, as follows:

Cash	$350,000
Receivable from Urigen, Inc. (collected during the period ended June 30, 2006)	120,000
Expenses paid on behalf of the Company	76,923
Convertible debt	(255,000)
Subscription agreements for preferred shares	(480,000)
Other	(560)
Net intangible assets acquired	$188,637

In May 2006, the Company entered into a license agreement with Kalium, Inc., for patent rights and technology relating to suppositories for use in the genitourinary or gastrointestinal system and for the development and utilization of this technology to commercialize products. Under the terms of the agreement, the Company issued common stock in the amount of 720,000 shares (with an estimated fair value of $90,000) and shall pay Kalium royalties based on percentages of 2.0-4.5% of net sales of licensed products during the defined term of the agreement. The Company also is required to make milestone payments (based on achievement of certain events related to FDA approval) of up to $457,500. Milestone payments may be made in cash or common stock, at the Company’s discretion. Kalium shall have the right to terminate rights under this license agreement or convert the license to non-exclusive rights if the Company fails to meet certain milestones over the next three years.

The summary of intangible assets acquired and related accumulated amortization as of June 30, 2007 is as follows:

Patent and intellectual property rights	$278,637
Less: Accumulated amortization	(19,128)
Intangible assets, net	$259,509

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

3.	Intangible Assets and Related Agreement Commitments/ Contingencies, continued

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the assets, with a weighted average amortization period of 20 years. The Company reported amortization expense on purchased intangible assets of $14,428 and $4,700 for the years ended June 30, 2007 and 2006, respectively, which is included in research and development expense in the accompanying statements of operations. Future estimated amortization expense is as follows:

July 1, 2007 – June 30, 2008	$14,428
July 1, 2008 – June 30, 2009	14,428
July 1, 2009 – June 30, 2010	14,428
July 1, 2010 – June 30, 2011	14,428
July 1, 2011 – June 30, 2012	14,428
Thereafter	187,369
$259,509

4.	Notes Payable

On November 17, 2006, the Company entered into an unsecured promissory note with a director of the Company, in the amount of $200,000. Under the terms of the note, the Company is to pay interest at a rate per annum computed on the basis of a 360-day year equal to 12% simple interest. The foregoing amount is due and payable on the earlier of (i) forty-five (45) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of October 5, 2006, between the Company and Valentis, Inc., or (ii) two (2) calendar years from the note issuance date (in either case, the “Due Date”). Also, the Company issued 1,000 shares of Series B Preferred Stock, par value $0.00001 per share, in connection with this note agreement.

On January 5, 2007, the Company entered into an unsecured promissory note with a related party in the amount of $100,000. Under the terms of the note, the Company is to pay interest at a rate of 12% per annum until paid in full, with interest compounded as additional principal on a monthly basis if said interest is not paid in full by the end of each month. Interest shall be computed on the basis of a 360 day year. All amounts owed by borrower to Lender hereunder are due and payable by Borrower at its option, without notice or demand, on the earlier of (i) ninety (90) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Valentis Holdings, Inc. and Urigen N.A. Inc.) or the consummation of any other business combination or similar transaction that results in a change of control (as defined in the note agreement) of the Borrower, (ii) the occurrence of an Event of Default, or (iii) the second anniversary of the date hereof (in each case, the “Due Date”). Also, the Company issued 500 shares of Series B Preferred Stock, par value $0.00001 per share, in connection with this note agreement.  If this note is not paid when due, interest shall accrue thereafter at the rate of 18% per annum.

5.	Income Taxes

There is no provision for income taxes because the Company has incurred operating losses to date.  Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

5.	Income Taxes, continued

amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows as of June 30, 2007 and 2006:

Deferred tax assets (liabilities):	2007	2006
Federal and state net operating losses	$1,098,906	$522,581
Tax credits	73,895	-
Other	(8,446)	1,604
Total deferred tax assets	1,164,355	524,185
Less valuation allowance	(1,164,355)	(524,185)
Net deferred tax assets	$-	$-

As of June 30, 2007, the Company had a net operating loss carry forward for federal and state income tax purposes of approximately $2.8 million which expire in 2027 and 2017, respectively.  The Company also has federal and state tax credit carryforwards of $44,000 and $46,000, respectively.

Utilization of the Company’s net operating loss carry forward may be subject to substantial limitations due to an ownership change in the Company.  Accordingly, the Company’s ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such ownership changes.  Such a limitation could result in expiration of the carryforwards before they are utilized.

6.	Common Stock

Issuance of Common Stock

In July 2005, the Company issued 2 shares of common stock at $0.50 per share upon incorporation.

In December 2005, the Company issued 11,999,998 shares of common stock to Urigen, Inc. shareholders at $0.00005 per share for aggregate proceeds of $559.

In January 2006, the Company issued 1,750,000 shares of common stock to Urigen, Inc. shareholders at $0.00005 per share for aggregate proceeds of $88. Also, 4,200 shares of common stock were issued at $0.43565 per share for aggregate proceeds of $1,830 in lieu of rent payment.

In March 2006, the Company issued 4,200 shares of common stock at $0.4284 per share for aggregate proceeds of $1,798 in lieu of rent payment.

In April 2006, the Company issued 20,000 shares of common stock at $0.4279 per share for aggregate proceeds of $8,558 pursuant to an exercise of a stock option.

In May 2006, the Company issued 840,000 shares of common stock at $0.125 per share, net of issuance costs of $2,926, pursuant to a consulting agreement. The Company also issued 720,000 shares of common stock at $0.125 per share pursuant to a licensing agreement.

In June 2006, the Company issued 4,200 shares of common stock at $0.44655 per share for aggregate proceeds of $1,875 in lieu of rent payment.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

6.	Common Stock, continued

Issuance of Common Stock, continued

In August 2006, the Company issued 50,000 shares of common stock at $0.125 per share for aggregate proceeds of $6,250 pursuant to a consulting agreement. The Company also received payment for 15,000 shares of subscribed common stock at $0.4501 per share for aggregate proceeds of $6,752. In September 2006, 10,000 shares of common stock were issued.

In September 2006, the Company issued 49,690 shares of common stock at a range of $0.44355 to $0.4466 per share for aggregate proceeds of $22,102 in lieu of consulting payments. The Company also issued 50,000 shares of common stock at $0.125 per share for aggregate proceeds of $6,250 pursuant to a consulting agreement. The Company also issued 4,200 shares of common stock at $0.4488 per share for aggregate proceeds of $1,885 in lieu of rent payment.

On June 28, 2007, the Series A preferred shareholders voted to convert 4,358,938 shares of Series A preferred stock to 4,358,938 shares of common stock.

Stock Option Plan

The Company has a stock option plan under which options can be granted to directors, officers, employees, and consultants at an exercise price determined by the Board of Directors. Options generally vest as specified in the underlying option agreement with each party and generally have a term of 10 years. 2,000,000 shares have been authorized for granting under this plan. As of June 30, 2007 and 2006, option activity and outstanding options have not been significant.

Common Stock Trust

The Company has an incentive common stock trust under which shares can be purchased by individuals authorized by the Board of Directors. 2,000,000 shares have been authorized for issuance under this plan. As of June 30, 2007 and 2006, 1,880,000 and 1,890,000 shares respectively have been issued under this plan to consultants in lieu of compensation for services.  On September 30, 2006, the Company repurchased 10,000 shares.

7.	Series A Convertible Preferred Stock

From July 18, 2005 (date of inception) to June 27, 2007, the Company issued 4,358,938 shares of Series A convertible preferred stock (“Series A”) at $0.50 Canadian dollar (“CAD”) per share resulting in gross aggregate proceeds of $1,898,000 U.S. dollars. Issuance costs of $5,977 were incurred as part of the issuance.  These shares were converted to common stock on June 28, 2007.  See Note 6.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

7.	Series A Convertible Preferred Stock, continued

The significant rights and privileges of Series A are as follows:

•
Each share of Series A is convertible into one share of common stock at the option of the holder (subject to adjustments for events of dilution) and has the same voting rights as the number of common shares into which it is convertible. Shares will automatically be converted upon the earlier of: (i) immediately prior to the closing of a Qualified IPO; and (ii) the date specified by written consent of agreement of the holders of not less than two-thirds (66 2/3%) of the then outstanding Series A Preferred Shares.

•	If and when declared by the Board of Directors, the holders of Series A are entitled to receive noncumulative dividends. No dividends have been declared or paid as of June 30, 2007.

•
In the event of liquidation, dissolution or winding up of the Company, the holders of Series A then outstanding shall be paid out of available funds and assets, and prior and in preference to any payment or distribution of any available funds and assets on any shares of common stock, an amount equal to 0.50 CAD per share, plus an amount equal to all declared but unpaid dividends on each share.

In the event of any liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation”), either voluntary or involuntary, the Series A stockholders shall be entitled to receive pari passu with any stockholders of other preferred shares, out of the assets of the Company available for distribution to the holders of the Company’s capital stock, an amount equal to the original purchase price of Series A preferred stock plus an amount equal to all declared and unpaid dividends thereon (the “Liquidation Preference”), if any, to the date that payment is made, before any payment shall be made or any assets distributed to the stockholders of common shares or any other class of shares of the Company. If upon the liquidation, dissolution or winding up of the affairs of the Company, the assets to be distributed among the stockholders of preferred shares are insufficient to permit the payment to such stockholders of the full amounts to be distributed to them, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the preferred shares, pari passu, in proportion to the full preferential amount each such stockholder is otherwise entitled to receive.

In July 2005, the Company received a payment for 100,000 shares of subscribed Series A preferred stock at $0.44085 per share for aggregate proceeds of $44,085. The Series A preferred stock was issued in June 2006.

In August 2005, the Company received a payment for 150,000 shares of subscribed Series A preferred stock at $0.43875 per share for aggregate proceeds of $65,813. The Series A preferred stock was issued in June 2006.

In September 2005, the Company received payment for 300,000 shares of subscribed Series A preferred stock at a range of $0.43875 to $0.43975 per share for aggregate proceeds of $131,725. The Series A preferred stock was issued in June 2006.

In October 2005, the Company received payment for 308,856 shares of subscribed Series A preferred stock at a range of $0.43305 to $0.44085 per share for aggregate proceeds of $135,054. The Series A preferred stock was issued in June 2006.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

7.	Series A Convertible Preferred Stock, continued

In November 2005, the Company received payment for 235,420 shares of subscribed Series A preferred stock at $0.43885 per share for aggregate proceeds of $103,314. The Series A preferred stock was issued in June 2006.

In December 2005, the Company received payment for 263,024 shares of subscribed Series A preferred stock at a range of $0.4339 to $0.4553 per share for aggregate proceeds of $116,709. The Series A preferred stock was issued in June 2006.

In January 2006, the Company received payment for or converted then outstanding notes into 1,903,604 shares of subscribed Series A preferred stock at a range of $0.28205 to $0.4466 per share for aggregate proceeds of $822,017. The Series A preferred stock was issued in June 2006. The convertible notes (acquired from an asset-based purchase discussed in Note 3) had a provision that upon conversion into stock, a 20-35% discount (as stated in individual note agreements) would apply. The beneficial conversion rate amount of $65,000 was recognized as interest expense in the 2006 accompanying statement of operations.

In February 2006, the Company received payment for 410,186 shares of subscribed Series A preferred stock at a range of $0.43015 to $0.4354 per share for aggregate proceeds of $178,286. The Series A preferred stock was issued in June 2006.

In March 2006, the Company received payment for 258,854 shares of subscribed Series A preferred stock at a range of $0.4283 to $0.44125 per share for aggregate proceeds of $111,640. The Series A preferred stock was issued in June 2006.

In April 2006, the Company received payment for 146,844 shares of subscribed Series A preferred stock at a range of $0.4301 to $0.44085 per share for aggregate proceeds of $63,661. The Series A preferred stock was issued in June 2006.

In May 2006, the Company received payment for 58,856 shares of subscribed Series A preferred stock at $0.45085 per share for aggregate proceeds of $26,535. The Series A preferred stock was issued in June 2006.

In June 2006, the Company received payment or subscription agreements for 221,254 shares of subscribed Series A preferred stock at a range of $0.44655 to $0.4525 per share for aggregate proceeds of $99,430. The Series A preferred stock was issued later in June 2006. Payments for $45,724 in stockholder receivables were received subsequent to June 30, 2006.

In September 2006, the Company issued 2,040 shares of Series A preferred stock to correct a previous issuance.

On June 28, 2007, the Series A preferred shareholders voted to convert 4,358,938 shares of Series A preferred common stock to 4,358,938 shares of common stock.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

8.	Series B Convertible Preferred Stock

In the year ended June 30, 2007, the Company issued 166,000 shares of Series B preferred stock (“Series B”) at $2.50 per share resulting in gross aggregate proceeds of $415,000.  In addition, the Company issued 368,703 shares of Series B preferred stock in lieu of cash compensation to employees and consultants and for other matters.

The significant rights and privileges of the Series B are as follows:

•
The Series B Preferred Shares shall rank junior to the Series A Preferred Stock and to any other series of capital stock of the Corporation hereafter created, specifically ranking by its terms senior to the Series B Preferred Shares.

•
 In the event of any liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation”), either voluntary or involuntary, the Series B Holders shall rank on a parity with the Common Shareholders and each Series B preferred share shall receive, after payment has been made to the holders of the Series A preferred shares of the full amounts as to which they are entitled, the same distribution made in respect of each Common Share on the then applicable As-Converted Basis.

•
To the extent that the Company declares or pays dividends on or makes any distributions with respect to the common shares, the Company shall declare and pay the same dividend on or make the same distribution with respect to each Series B preferred share on an as Converted Basis. “As-Converted Basis” means that number of common shares into which a Series B Preferred Share is convertible which shall be determined based on the Series B Conversion Ratio (as hereinafter defined) and shall be determined on the date on which the dividend is declared or the distribution is made or such other applicable date. No distributions shall be paid on any common shares during any fiscal year of the Company unless dividends in the amount set forth have also been paid to the holders of Series B preferred shares (the “Series B Holders”), or declared and set apart for payment in respect of each outstanding Series B preferred share, during that fiscal year.

In October 2006, the Company received payment for 46,000 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $115,000. The Series B preferred stock was issued in October 2006. The Company also issued 1,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $2,500 pursuant to an exchange agreement. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement. The Company also issued 1,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $2,500 pursuant to a promissory note.

In November 2006, the Company received payment for 100,000 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $250,000. The Series B preferred stock was issued in November 2006. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.

In December 2006, the Company issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

8.	Series B Convertible Preferred Stock, continued

In January 2007, the Company issued 40,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $100,000 to an officer in lieu of payroll. The Company also issued 19,200 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $48,000 pursuant to a consulting agreement. The Company also issued 500 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $1,250 pursuant to a promissory note. Also, the Company issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement. The Company also issued 20,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $50,000.

In February 2007, the Company issued 10,000 shares of Series B preferred stock for aggregate proceeds of $25,000 to an officer in lieu of payroll. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.

In March 2007, the Company issued 10,000 shares of Series B preferred stock for aggregate proceeds of $25,000 to an officer in lieu of payroll. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.

In April 2007, the Company issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.  The Company also issued 10,000 shares of Series B preferred stock for aggregate proceeds of $25,000 to an officer in lieu of payroll.

In May 2007, the Company issued 4,000 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $10,000 pursuant to a vendor agreement.  The Company also issued 10,000 shares of Series B preferred stock for aggregate proceeds of $25,000 to an officer in lieu of payroll.  The Company also issued 500 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $1,250 pursuant to a vendor agreement.  The Company also issued 3,200 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $8,000 pursuant to a consulting agreement.  The Company also issued 25,476 shares of Series B preferred stock for aggregate proceeds of $63,690 to a consultant.  The Company also issued 175,827 shares of Series B preferred stock at $2.50 per share for aggregate proceeds of $439,567 to employees in lieu of cash payroll for the period from October 2006 through May 2007.  The Company also issued 16,000 shares of Series B preferred stock for aggregate proceeds of $40,000 to consultants.

In June 2007, the Company issued 10,000 shares of Series B preferred stock for aggregate proceeds of $25,000 to an officer in lieu of payroll. The Company also issued 4,000 shares of Series B preferred stock at $2.50 per share for  aggregate proceeds of $10,000 pursuant to a vendor agreement.

9.	Stock Subscribed
In August 2006, the Company received payment for 15,000 shares of subscribed common stock at $.4501 per share for aggregate proceeds of $6,752.  In September 2006, 10,000 shares were issued and 5,000 shares at $2,251 remained as subscribed stock at June 30, 2007.  Subsequent to fiscal year end, these 5,000 shares were repurchased by the Company.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

9.	Stock Subscribed, continued

In December 2006, the Company had 74,560 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $186,400 to officers of the Company in lieu of cash payroll for the period October 1, 2006 through December 31, 2006.  In January 2007 and May 2007, these shares were issued.

In June 2007, the Company had 3,200 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $8,000 to a consultant in lieu of cash fees.  The Company also had 3,185 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $7,962 to another consultant in lieu of cash fees.  The Company also had 24,344 shares of subscribed Series B preferred stock at $2.50 per share for aggregate proceeds of $60,860 to officers of the Company in lieu of cash payroll for the month of June 2007.  These 30,729 shares at $76,822 remain as subscribed stock at June 30, 2007.

10.	Related Party Transactions

In January 2006, the Company entered into an agreement with Urigen, Inc., a related party entity by stockholders in common with Urigen Holdings, Inc. As discussed in Note 3, Urigen, Inc. transferred certain assets to Urigen Holdings, Inc. in exchange for the Company’s assumption of certain liabilities and subscription agreements. As of June 30, 2007 and 2006, no amounts were due to or from the Company.

As of June 30, 2007 and 2006, the Company is paying a fee of $2,683 and $1,500 per month to EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, M.D. and CEO of the Company. Dr. Garner owns 7,762,706 shares of common stock and 85,863 shares of Series B preferred stock at June 30, 2007. The fees are for rent, telephone and other office services which are based on estimated fair market value. Dr. Garner also received payment for services provided as a consultant/ employee to the Company. As of June 30, 2007 and 2006, Dr. Garner and EGB Advisors, LLC were owed $14,610 and $31,313, respectively. From the inception of the Company to June 30, 2007 and 2006, respectively, the Company has paid $128,337 and $59,398 to these related parties.

Several stockholders provided consulting services and were paid $165,885 and $189,161 for those services from the inception of the Company to June 30, 2007 and 2006, respectively. These stockholders cumulatively own 3,539,668 shares of common stock and 169,569 shares of Series B preferred stock at June 30, 2007.  As of June 30, 2007, $8,457 was owed to these consultants.

As of June 30, 2007 and 2006, the Company’s legal counsel in Canada, of which two members are stockholders of 370,000 and 300,000 common shares, respectively, and 0 and 70,000 preferred shares of Series A, respectively, was owed $55,389 and $70,252, respectively.  From the inception of the Company to June 30, 2007 and 2006, the Company paid $77,299 and $42,366, respectively, for legal expenses to the related party stockholders’ company.

As of June 30, 2007 and 2006, the Company’s legal counsel, of which a member is a stockholder of 504,832 common shares, was owed $145,612 and $92,873, respectively. From the inception of the Company to June 30, 2007 and 2006, the Company paid $47,814 and $20,000, respectively, for legal expenses to the related party stockholder’s company.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

11.	Commitments and Contingencies

Commitments

The Company has the following consulting/vendor agreements which require issuance of shares as follows:

•	10,000 common shares (or 4,000 Series B preferred shares) per month to a vendor. This contract is renewable every 6 months.
•
25,000 common shares (or 10,000 Series B preferred shares) per month to a consultant, until the Company raises $5 million.  As of June 30, 2007, the Company had not raised $5 million and thus this commitment remains active.

Indemnification

Under certain patent agreements, the Company has agreed to indemnify the licensors of the patented rights and technology against any liabilities or damages arising out of the development, manufacture, or sale of the licensed asset.

12.	Subsequent Events

On October 5, 2006, the Company entered into an Agreement and Plan of Merger with Valentis, Inc., and Valentis Holdings, Inc., a newly formed wholly-owned subsidiary of Valentis (“Merger Sub”), as subsequently amended. Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Valentis. In connection with the Merger, each stockholder of the Company received, in exchange for each share of the Company’s common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of Valentis common stock. At the effective time of the Merger, each share of the Company’s Series B preferred stock was exchanged for 11.277 shares of Valentis common stock. An aggregate of 51,226,679 shares of Valentis common stock were issued to the Company’s stockholders.

The Merger Agreement was approved by the stockholders of the Company at a meeting of the Company's stockholders on June 28, 2007.  At the meeting, the Company’s Series A shareholders voted to convert the 4,358,938 outstanding shares of Series A preferred stock to common stock at a ratio of one to one.   In addition, the Board of Directors of the Company agreed to waive the requirement of approval by the shareholders of Valentis as required by the Merger Agreement.

From and after the Merger, the business of Valentis is principally conducted through the Company.

On July 26, 2007, the Board of Directors of Valentis, Inc. authorized the creation of a series of Preferred Stock of the Company to be named Series B Convertible Preferred Stock, consisting of 210 shares, which have the designation, powers, preferences and relative other special rights and the qualifications, limitations and restrictions as set forth in the Certificate of Designation filed on July 31, 2007.

On July 30, 2007, Valentis, Inc. changed its name to Urigen Pharmaceuticals, Inc. and began trading on the OTC Bulletin Board under the stock symbol URGP.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

12.	Subsequent Events, continued

On July 31, 2007, Urigen Pharmaceuticals, Inc. entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Platinum-Montaur Life Science, LLC (“Platinum”) for the sale of 210 shares of its Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. Urigen Pharmaceuticals received aggregate proceeds of $1,817,000, which is net of issuance costs of $283,000.

The Certificate of Designation, as amended and restated, setting forth the rights and preferences of the Series B Preferred Stock, provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations. The Series B Preferred Stock is convertible at a maximum price of $0.15 per share, subject to certain adjustments, other than for an increase in the conversion price in connection with a reverse stock split by the Company.

The Series B Preferred Stock also carries a liquidation preference of $10,000 per share.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company's outstanding stock.

The Company also issued to Platinum a Warrant to purchase 14,000,000 shares of the Company's common stock at $0.18 per share. The warrants have a term of five years, and expire on August 1, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may make a cashless exercise commencing twelve months after the original issue date of August 1, 2007 only if the underlying shares are not covered by an effective registration statement and the market value of the Company's common stock is greater than the warrant exercise price.

The terms of the Warrant provide that it may not be exercised if such exercise would result in the holder having beneficial ownership of more than 4.99% of the Company's outstanding common stock. The Amended and Restated Certificate of Designation contains a similar limitation and provides further that the Series B Preferred Stock may not be converted if such conversion, when aggregated with other securities held by the holder, will result in such holder's ownership of more than 9.99% of the Company's outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 there under. These limitations may be waived upon 61 days notice to the Company.

Urigen N.A., Inc.
(formerly Urigen Holdings, Inc.)
(a development stage enterprise)

Notes to Financial Statements
______________

12.	Subsequent Events, continued

In addition to the foregoing:

•
The Company agreed that for a period of 3 years after the issuance of the Series B Preferred Stock that in the event the Company enters into a financing, with terms more favorable than those attached to the Series B Preferred Stock, then the holders of the Series B Preferred Stock will be entitled to exchange their securities for shares issued in the financing.

•
The Company agreed to register (i) 120% of the shares issuable upon conversion of the preferred shares and (ii) the shares issuable upon exercise of the warrants in a Registration Statement to be filed with the Securities and Exchange Commission (“SEC”) within 30 days of the closing and shall use its best efforts to have the registration statement declared effective with 90 days, or in the event of a review by the SEC, within 120 days of the closing. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the initial investment in the Series B Preferred stock and warrants.  On September 6, 2007, Platinum extended the time to file until September 28, 2007 without penalty.  On October 3, 2007, Platinum further extended the time to file until October 15, 2007 without penalty.  The Company filed a registration statement with the SEC on October 12, 2007 and is awaiting approval by the SEC.

•
The Company granted to Platinum the right to subscribe for an additional amount of securities to maintain its proportionate ownership interest in any subsequent financing conducted by the Company for a period of 3 years from the closing date.

•
The Company agreed to take action within 45 days to amend its bylaws to permit adjustments to the conversion price of the Series B Preferred Stock and the exercise price of the warrant.  The failure of the Company to meet this timetable will result in the imposition of liquidated damages of 1.5% per month until the amendment to the Bylaw is effected.  On October 3, 2007, Platinum extended the amendment deadline to October 17, 2007, without penalty.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.)

We have audited the accompanying consolidated balance sheet of Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.) and its subsidiary (the “Company”) as of June 30, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.) and its subsidiary as of June 30, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations, negative cash flow from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern.  Management’s plans as to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 16 to the consolidated financial statements, effective July 13, 2007, the Company completed a reverse merger with Urigen N.A.., Inc. a private, development stage company and changed its name to Urigen Pharmaceuticals, Inc. on July 30, 2007.

October 20, 2007	By:	/s/ Burr, Pilger & Mayer LLP

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.)

We have audited the accompanying consolidated balance sheet of Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.) as of June 30, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.) as of June 30, 2006, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.) will continue as a going concern. As more fully described in Note 1, the Company has incurred losses since inception, including a net loss of $15.3 million for the year ended June 30, 2006 and its accumulated deficit was $240 million at June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, in fiscal year 2006, Urigen Pharmaceuticals, Inc. (formerly Valentis, Inc.) changed its method of accounting for stock-based compensation in accordance with guidance provided in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

Palo Alto, California
September 27, 2006	By:	/s/ Ernst & Young LLP

URIGEN PHARMACEUTICALS, INC. (formerly Valentis, Inc.)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30,
	2007		2006
ASSETS
Current assets:
Cash and cash equivalents		$478	$3,598
Short-term investments		―	750
Interest and other receivables		―	87
Prepaid expenses and other current assets		217	280
Total current assets		695	4,715
Property and equipment, net		5	37
Goodwill		409	409
Other assets		―	97
Total assets		$1,109	$5,258
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$	―	$91
Accrued compensation		174	889
Accrued clinical trial costs		12	730
Other accrued liabilities		312	705
Note payable to related party		176	―
Total current liabilities		674	2,415
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $.001 par value, 190,000,000 shares authorized; 17,062,856 and 17,087,737 shares issued and outstanding at June 30, 2007 and 2006, respectively		17	17
Additional paid-in capital		244,818	243,493
Accumulated other comprehensive loss		(693)	(693)
Accumulated deficit		(243,707)	(239,974)
Total stockholders’ equity		435	2,843
Total liabilities and stockholders’ equity		$1,109	$5,258

See notes to accompanying financial statements

URIGEN PHARMACEUTICALS, INC. (formerly Valentis, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year ended June 30,
	2007	2006	2005
License and milestone revenue	$571	$627	$1,640
Contract research revenue	―	100	476
Other revenue	—	—	61
Total revenue	571	727	2,177
Costs and operating expenses:
Cost of contract research revenue	―	93	521
Research and development	872	10,847	8,823
General and administrative	4,783	5,368	4,109
Restructuring charges	1,029	―	―
Total operating expenses	6,684	16,308	13,453
Loss from operations	(6,113)	(15,581)	(11,276)
Interest income	39	279	285
Other income and expense, net	2,341	(35)	(92)
Net loss	$(3,733)	$(15,337)	$(11,083)
Basic and diluted net loss per share	$(0.22)	$(0.99)	$(0.85)
Shares used in computing basic and diluted net loss per common share	17,052	15,453	13,028

See notes to accompanying financial statements

URIGEN PHARMACEUTICALS, INC. (formerly Valentis, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Equity
Balances at June 30, 2004	12,996,607	$13	$232,137	$(706)	$(213,554)	$17,890
Issuance of common stock pursuant to Employee Stock Purchase Plan and 401(k) Plan	34,981	—	80	—	—	80
Stock options and warrants granted to non-employees for services rendered	—	—	516	—	—	516
Stock issued to non-employees for services rendered	18,796	—	52	—	—	52
Disgorgement of Short-Swing Profits	—	—	29	—	—	29
Exercise of warrants	102,155	—	198	—	—	198
Private placement of common stock and warrants, net of issuance costs of $324	1,680,840	2	3,877	—	—	3,879
Comprehensive loss:
Net loss	—	—	—	—	(11,083)	(11,083)
Net unrealized gain on available for sale securities	—	—	—	8	—	8
Total comprehensive loss						(11,075)
Balances at June 30, 2005	14,833,379	15	236,889	(698)	(224,637)	11,569
Issuance of common stock pursuant to Stock Plans and 401(k) Plan, net	154,358	—	85	—	—	85
Stock-based compensation expenses—non-employees	—	—	63	—	—	63
Stock-based compensation expenses—employees	—	—	1,447	—	—	1,447
Private placement of common stock and warrants, net of issuance costs of $239	2,100,000	2	5,009	—	—	5,011
Comprehensive loss:
Net loss	—	—	—	—	(15,337)	(15,337)
Net unrealized gain on available for sale securities	—	—	—	5	—	5
Total comprehensive loss						(15,332)
Balances at June 30, 2006	17,087,737	17	243,493	(693)	(239,974)	2,843
Stock-based compensation expenses—non-employees	—	—	1	—	—	1
Stock-based compensation expenses—employees	—	—	1,335	—	—	1,335
Repurchases	(24,881)	—	(11)	—	—	(11)
Comprehensive loss:
Net loss	—	—	—	—	(3,733)	(3,733)
Total comprehensive loss						(3,733)
Balances at June 30, 2007	17,062,856	$17	$244,818	$(693)	$(243,707)	$435

See notes to accompanying financial statements

URIGEN PHARMACEUTICALS, INC. (formerly Valentis, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended June 30,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(3,733)	$(15,337)	$(11,083)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	10	35	48
Gain on disposal of assets	(582)	—	—
Stock options, stock and warrants granted to non-employees for services rendered	1	63	529
Employee stock-based compensation	1,335	1,447	—
401(k) stock contribution matching expense	―	62	55
Changes in operating assets and liabilities:
Interest and other receivables	87	270	(167)
Prepaid expenses and other current assets	63	57	(32)
Deferred revenue	—	—	(100)
Other assets	97	400	—
Accounts payable	(91)	(174)	58
Accrued liabilities	(1,650)	6	(1,376)
Net cash used in operating activities	(4,463)	(13,171)	(12,068)
Cash flows from investing activities:
Purchase of property and equipment	―	(33)	(8)
Proceeds from sale of property and equipment	604	—	—
Purchases of available-for-sale investments	―	(5,522)	(10,474)
Maturities of available-for-sale investments	750	8,425	17,768
Net cash provided by investing activities	1,354	2,870	7,286
Cash flows from financing activities:
Proceeds from issuance of common stock	―	5,034	4,131
Common stock repurchases	(11)	―	―
Net cash provided by (used in) financing activities	(11)	5,034	4,131
Net decrease in cash and cash equivalents	(3,120)	(5,267)	(651)
Cash and cash equivalents, beginning of year	3,598	8,865	9,516
Cash and cash equivalents, end of year	$478	$3,598	$8,865
Supplemental disclosure of cash flow information:
Income taxes and Interest paid	$—	$—	$—
Schedule of non-cash transactions:
Pre-paid expenses recorded for stock issued to a non-employee for services rendered	$—	$—	$39
Conversion of accrued bonus liability to a note payable	$176	$—	$—

See notes to accompanying financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2007

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

On October 5, 2006, Valentis, Inc. (“Valentis” or “the Company”) entered into an Agreement and Plan of Merger, as subsequently amended (the “ Merger Agreement ”) with Urigen N.A., Inc., a Delaware corporation (“ Urigen N.A.”), and Valentis Holdings, Inc., our newly formed wholly-owned subsidiary (“Valentis Holdings ”). Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into Urigen N.A., (“the Merger”) with Urigen N.A. surviving as Valentis, Inc.’s wholly-owned subsidiary. In connection with the Merger, an aggregate of 51,226,679 shares of Valentis common stock were issued to the Urigen N.A. stockholders.  On July 30, 2007 Valentis, Inc. changed its name to Urigen Pharmaceuticals, Inc.

From and after the Merger, the business of the combined company is principally conducted through Urigen N.A.  The accompanying consolidated financial statements reflect the accounts of Valentis, Inc. and its wholly owned subsidiary PolyMASC Pharmaceuticals plc. (“PolyMASC”).  All significant intercompany transactions have been eliminated.

Valentis was previously formed as the result of the merger of Megabios Corp. and GeneMedicine, Inc. in March 1999. Valentis was incorporated in Delaware. In August 1999, the Company acquired U.K.-based PolyMASC.  The Company is located in Burlingame, California, where its headquarters and business operations are located.

Valentis was a biotechnology company that was previously engaged in the development of innovative products for peripheral artery disease, or PAD. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque, which obstructs blood flow.

On July 11, 2006 Valentis announced negative results for its Phase IIb clinical trial of VLTS 934 in PAD. Valentis also announced that it has no plans for further development of the product.

Except for the quarter ended September 30, 2003, in which the Company reported net income of approximately $3.4 million resulting principally from the $6.5 million non-recurring license revenue recognized under the license and settlement agreement with ALZA Corporation, Valentis has experienced net losses since its inception through June 30, 2007, and reported a net loss of $3.7 million for the fiscal year ended June 30, 2007. The accumulated deficit was $243.7 million at June 30, 2007. At June 30, 2007, Valentis had $478,000 in cash and cash equivalents.  Management’s plans for future funding of the Company include raising additional financing (see Note 16) and raising funds through sale of a current license and entering licensing and distribution agreements outside the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed above.

Foreign Currency Translation

The Company translates the assets and liabilities of its foreign subsidiary stated in local functional currency to U.S. dollars at the rates of exchange in effect at the end of the period. Revenues and expenses are translated using rates of exchange in effect during the period. Gains and losses from currency translation are included in other comprehensive income (loss).

Revenue Recognition

Revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered item has value to the customer on a stand-alone basis and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are considered separately for each of the separate units.

Non-refundable up-front payments received in connection with research and development collaboration agreements, including technology advancement funding that is intended for the development of the Company’s core technology, are deferred and recognized on a straight-line basis over the relevant period specified in the agreement, generally the research term.

Revenue related to research with the Company’s corporate collaborators is recognized as research services are performed over the related funding periods for each contract. Under these agreements, the Company is required to perform research and development activities as specified in each respective agreement. The payments received under each respective agreement are not refundable and are generally based on a contractual cost per full-time equivalent employee working on the project. Research and development expenses under the collaborative research agreements approximate or exceed the revenue recognized under such agreements over the terms of the respective agreements. Deferred revenue may result when the Company does not incur the required level of effort during a specific period in comparison to funds received under the respective contracts. Payments received relative to substantive, at-risk incentive milestones, if any, are recognized as revenue upon achievement of the incentive milestone event because the Company has no future performance obligations related to the payment. Incentive milestone payments are triggered either by results of the Company’s research efforts or by events external to the Company, such as regulatory approval to market a product.

The Company also had licensed technology to various biotechnology, pharmaceutical and contract manufacturing companies. Under these arrangements, the Company received nonrefundable license payments in cash. These payments are recognized as revenue when received, provided the Company has no future performance or delivery obligations under these agreements. Otherwise, revenue is deferred until performance or delivery is satisfied. Certain of these license agreements also provided the licensee an option to acquire additional licenses or technology rights for a fixed period of time. Fees received for such options were deferred and recognized at the time the option is exercised or expires unexercised. Additionally, certain of these license agreements involved technology that the Company has licensed or otherwise acquired through arrangements with third parties pursuant to which the Company was required to pay a royalty equal to a fixed percentage of amounts received by the Company as a result of licensing this technology to others. Such royalty obligations were recorded as a reduction of the related revenue. Furthermore, the Company received royalty and profit sharing payments under a licensing agreement with a contract manufacturing company. Royalty and profit sharing payments were recognized as revenue when received. The Company also provided contract research services for research and development manufacturing of biological materials for other companies. Under these contracts, the Company generally received payments based on a contractual cost per full-time equivalent employee working on the project. Revenue was recognized for actual research work performed during the period.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company believes the accrual for clinical trial expense represents its most significant estimate used in the preparation of its consolidated financial statements. The Company’s accruals for clinical trial expenses are based in part on estimates of services received and efforts expended pursuant to agreements established with clinical research organizations and clinical trial sites. The Company has a history of contracting with third parties that perform various clinical trial activities on behalf of the Company in the ongoing development of its biopharmaceutical drugs. The financial terms of these contracts are subject to negotiations and may vary from contract to contract and may result in uneven payment flows. The Company determines its estimates through discussion with internal clinical personnel and outside service providers as to progress or stage of completion of trials or services and the agreed upon fee to be paid for such services. The objective of the Company’s clinical trial accrual policy is to reflect the appropriate trial expenses in its consolidated financial statements by matching period expenses with period services and efforts expended. In the event of early termination of a clinical trial, the Company accrues expenses associated with an estimate of the remaining, non-cancelable obligations associated with the winding down of the trial.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004) or (“FAS 123R”), “Share-Based Payment”. FAS 123R supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments, including stock options and employee stock purchase plans. FAS 123R permits public companies to adopt its requirements using either the modified prospective or modified retrospective transition method.

The Company adopted FAS 123R on July 1, 2005 using the modified prospective transition method, which requires that stock-based compensation cost be recognized for all awards granted, modified or settled after the effective date as well as for all awards granted to employees prior to the effective date that remain unvested as of the effective date (see Note 11 for more information).

Research and Development Expenses

Research and development expenses, which consist of costs incurred for independent and collaborative research and development and include direct and research- related overhead expenses and the costs of funding clinical studies, are expensed as incurred.

Cash, Cash Equivalents and Investments

Cash equivalents consist of highly liquid investments with original maturities at the date of purchase of three months or less. Short-term investments mature in less than one year from the balance sheet date.

The Company classifies its cash equivalents and investments as “available-for-sale.” Such investments are recorded at fair value, determined based on quoted market prices, and unrealized gains and losses, which are considered to be temporary, are recorded as other comprehensive income (loss) in a separate component of stockholders’ equity until realized. The cost of securities sold is based on the specific identification method.

The Company places its cash, cash equivalents, and investments with financial institutions with high credit quality, in commercial paper and corporate debt with high credit ratings, and in U.S. government and government agency securities. Therefore, the Company believes that its exposure due to concentration of credit risk is minimal and has not experienced credit losses on investments in these instruments to date.

Depreciation and Amortization

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets (generally three to seven years). Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the applicable lease term.

Goodwill and Intangible Assets

Goodwill consists of the goodwill related to the Company’s acquisition of PolyMASC. Prior to July 1, 2002, amortization of goodwill and purchased intangibles was calculated on the straight-line basis over the estimated useful lives of the intangible assets of three years, and amortization of assembled workforce and goodwill was included as a separate item on the Consolidated Statements of Operations. Effective July 1, 2002, assembled workforce and goodwill are no longer being amortized but are subject to an impairment analysis on at least an annual basis in accordance with the requirements of Statement of Financial Accounting Standards No. 142, (“SFAS 142”) “Goodwill and Other Intangible Assets”. The Company performed impairment analyses in accordance with SFAS 142 at June 30, 2007, 2006 and 2005, and determined that in each case goodwill was not impaired.

Long-Lived Assets

The Company accounts for its long-lived assets under Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”. In accordance with SFAS 144, the Company identifies and records impairment losses, as circumstances dictate, on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The Company’s long-lived assets consist primarily of machinery and equipment.

Net Loss Per Share

Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, net of certain common shares outstanding that are held in escrow or subject to the Company’s right of repurchase. Diluted earnings per share include the effect of options and warrants, if dilutive. Diluted net loss per share has not been presented separately as, given our net loss position for all periods presented, the result would be anti-dilutive.

A reconciliation of shares used in the calculation of basic and diluted net loss per share follows (in thousands, except per share amounts):

	Year ended June 30,
	2007	2006	2005
Net loss	$(3,733)	$(15,337)	$(11,083)
Basic and Diluted:
Weighted average shares of common stock outstanding	17,078	15,537	13,123
Less: Shares in escrow, subject to return	―	(2)	(2)
Less: Shares subject to repurchase	—	—	(93)
Less: Shares subject to forfeiture	(26)	(82)	—
Weighted-average shares of common stock used in computing net loss per share	17,052	15,453	13,028
Basic and diluted net loss per share	$(0.22)	$(0.99)	$(0.85)

The computation of basic net loss per share excludes the following shares of common stock, which were outstanding but held in escrow or subject to the Company’s right to repurchase or forfeiture:

•
A total of 2,106 shares of common stock issued in December 2002 in partial consideration for a license agreement. The 2,106 shares of common stock were returned to the Company and cancelled upon termination of the license agreement in October 2006.

•	92,500 weighted average shares of common stock that were subject to a repurchase option of the Company as of June 30, 2005.

•	A weighted average total of 26,308 and 82,330 shares of common stock that were subject to shares vesting based on continued employment during the year ended June 30, 2007 and 2006, respectively.

The following options and warrants have been excluded from the calculation of diluted net loss per share because the effect of inclusion would be antidilutive.

•
Options to purchase 2,569,409 shares of common stock at a weighted average price of $5.76 per share, options to purchase 3,717,787 shares of common stock at a weighted average price of $6.14 per share and options to purchase 2,319,674 shares of common stock at a weighted average price of $8.45 per share at June 30, 2007, 2006 and 2005, respectively.

•
Warrants to purchase 4,724,944 shares of common stock at a weighted average price of $3.84 per share at June 30, 2007 and 2006 and warrants to purchase 3,666,575 shares of common stock at a weighted average price of $4.09 per share at June 30, 2005.

The options, common stock warrants, and shares of outstanding common stock subject to share vesting will be included in the calculation of loss per share at such time as the effect is no longer antidilutive, as calculated using the treasury stock method for options and warrants.

401(k) Plan

In April 1997, the Board of Directors adopted the 1997 Valentis, Inc. 401(k) Plan (the “401(k) Plan”) in accordance with Section 401(k) of the Internal Revenue Code. All employees who complete at least 1,000 hours of service during the year are eligible to participate in the 401(k) Plan. Participants may elect to have up to 75% of their annual salary, not to exceed the annual dollar limit set by law, deferred and contributed to the 401(k) Plan. The Company has the discretion to make a matching contribution in common stock each year for every dollar contributed to the 401(k) Plan. The stock match vests according to the employee’s years of employment with the Company. In August 2006, The Company terminated the 401(k) Plan and the assets of the 401(k) Plan were liquidated and distributed to each participant.

Recent Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN48 to have a material impact on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements “ (SFAS No. 157)”, which defines fair value, establishes a framework for measuring fair value under Generally Accepted Accounting Principles (“GAAP”), and expands disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its consolidated financial statements.

 In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 is effective for fiscal years ending on or after November 15, 2006 and addresses how financial statement errors should be considered from a materiality perspective and corrected. The literature provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Historically there have been two common approaches used to quantify such errors: (i) the “rollover” approach, which quantifies the error as the amount by which the current year income statement is misstated, and (ii) the “iron curtain” approach, which quantifies the error as the cumulative amount by which the current year balance sheet is misstated. The SEC Staff believes that companies should quantify errors using both approaches and evaluate whether either of these approaches results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The Company adopted the provisions of SAB 108 in fiscal year ended June 30, 2007 and it had no impact on its consolidated financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 creates a “fair value option” under which an entity may elect to record certain financial assets or liabilities at fair value upon their initial recognition. Subsequent changes in fair value would be recognized in earnings as those changes occur. The election of the fair value option would be made on a contract-by contract basis and would need to be supported by concurrent documentation or a preexisting documented policy. SFAS 159 requires an entity to separately disclose the fair value of these items on the balance sheet or in the footnotes to the financial statements and to provide information that would allow the financial statement user to understand the impact on earnings from changes in the fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its consolidated financial statements.

Business Segments

The Company has no product revenue and operated in one business segment, the research and development of cardiovascular therapeutics and associated delivery systems. Following the announcement of negative results in its Phase IIb clinical trial of VLTS 934 in PAD in July 2006, the Company ceased all activities on the research and development of cardiovascular therapeutics and associated delivery systems and sold most of the related potential products and technologies.  The Company currently operates in one business segment, the design and implementation of innovative products for patients with urological ailments.

Reclassifications

In fiscal year 2007, the Company changed its classification of patent costs to be a general and administrative expense, which had previously been classified as a research and development expense. This is consistent with Statement of Financial Accounting Standard No. 2 (“SFAS No. 2”) on Accounting for Research and Development Costs”. SFAS No. 2 requires that research and development costs exclude legal work in connection with patent applications, litigation and the sale or licensing of patents. The Company made the reclassification to better reflect the legal expenses incurred related to active research and development activities as legal expenses which are more administrative in nature and accordingly should be charged to general and administrative expense. The impact of this reclassification on the Company’s previously reported research and development and general and administrative expenses in the years ended June 30, 2006 and 2005 is as follows:

	Year ended	Year ended
(in thousands)	June 30, 2006	June 30, 2005

Research and development as previously reported	$11,228	$9,169
Reclassification of patent expense	(381)	(346)
Research and development as currently reported	$10,847	$8,823

General and administrative as previously reported	$4,987	$3,763
Reclassification of patent expense	381	346
General and administrative as currently reported	$5,368	$4,109

2.	FINANCIAL INSTRUMENTS

At June 30, 2007 and 2006, financial instruments held by the Company consist of the following (in thousands):

	Amortized Cost		Unrealized Gain/(Loss)	Estimated Fair Value
June 30, 2007
Money market mutual funds		$1	$—		$1
Commercial paper		―	—		―
Corporate debt securities		―	—		―
		1	—		1
Less amounts classified as cash equivalents		(1)	—		(1)
Total short-term investments	$	―	$—	$	―
June 30, 2006
Money market mutual funds		$2,936	$—		$2,936
Commercial paper		699	—		699
Corporate debt securities		750	—		750
		4,385	—		4,385
Less amounts classified as cash equivalents		(3,635)	—		(3,635)
Total short-term investments		$750	$—		$750

Unrealized gains or losses have not been material and have been presented net. There were no realized gains or losses in any period presented. The Company’s cash and cash equivalents, interest and other receivables, accounts payable and note payable are carried at historical cost, which approximates fair value because of the short-term nature of these accounts.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	June 30,
	2007	2006
Machinery and equipment	$205	$6,309
Furniture and fixtures	43	1,262
Leasehold improvements	―	9,868
	248	17,439
Less accumulated depreciation and amortization	(243)	(17,402)
Property and equipment, net	$5	$37

4.	GOODWILL

At June 30, 2007 and 2006, goodwill is associated with the acquisition of PolyMASC Pharmaceuticals, plc. in fiscal 2000. The Company performed impairment analyses in accordance with SFAS 142 and determined that goodwill was not impaired during any of the periods presented.

5.	OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following (in thousands):

	June 30,
	2007		2006
Accrued research and development expenses	$	―	$172
Accrued rent		―	50
Accrued property and use taxes		―	98
Accrued legal expenses		11	124
Accrued accounting fees		100	194
Accrued SEC filing related costs		181	―
Other		20	67
Total		$312	$705

6.	NOTE PAYABLE TO RELATED PARTY

In June, 2007, Valentis, upon approval of its Board of Directors, issued Benjamin F. McGraw, III, Pharm.D., Valentis’ Chief Executive Officer, President and Treasurer, a promissory note in the amount of $176,000 in lieu of accrued bonus compensation owed to Dr. McGraw. The note bears interest at the rate of 5.0% per annum, may be prepaid by Valentis in full or in part at any time without premium or penalty and is due and payable in full on December 25, 2007.

7.	ACCUMULATED OTHER COMPREHENSIVE LOSS

Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes certain changes to stockholders’ equity of the Company that are excluded from net loss. The components of accumulated other comprehensive loss are as follows (in thousands):

	June 30, 2007	June 30, 2006
Unrealized loss on available-for-sale securities	$—	$―
Foreign currency translation adjustments	(693)	(693)
Accumulated other comprehensive loss	$(693)	$(693)

The Company’s wholly owned subsidiary has been inactive in June 30, 2007 and 2006 which is why there is no change in foreign currency translation adjustments during these years.

8.	STOCKHOLDERS’ EQUITY

Common Stock

In June 2005, the Company completed a private placement, in which the Company issued and sold 1,680,840 shares of the Company’s common stock and warrants, exercisable for a five-year period, to purchase up to 840,420 additional shares of the Company’s common stock at $2.50 per unit, for net proceeds of approximately $3.9 million. The warrants are exercisable at $3.51 per share. In addition, the Company issued to the designees of Reedland Capital Partners, the placement agent of the private placement, warrants to purchase 63,000 shares of common stock at $3.29 per share, exercisable for a five-year period.

In March 2006, the Company completed an additional private placement, in which the Company issued and sold 2,100,000 shares of the Company’s common stock and warrants, exercisable for a five-year period, to purchase up to 1,050,000 additional shares of the Company’s common stock at $2.50 per unit, for net proceeds of approximately $5.0 million. The warrants are exercisable at $3.00 per share. In addition, the Company issued to the designees of Griffin Securities, Inc., the placement agent of the private placement, warrants to purchase 22,500 shares of common stock at $3.00 per share, exercisable for a five-year period.

In August 2004, the Company issued warrants, exercisable at any time for a five-year period, to purchase a total of 100,000 shares of common stock to four individuals who are non-employees of Valentis. These warrants are exercisable at $6.30 per share. The Company estimated the fair value of the warrants using the Black-Scholes option-pricing model and recorded the resulting general and administrative expense of $454,000 in the year ended June 30, 2005. Assumptions used for valuing these warrants were an estimated volatility of 96%, risk free interest rate of 3.64%, no dividend yield and an expected life of 5 years.

Stock Issued Under the Valentis Inc. 401(k) Plan

Pursuant to the Valentis, Inc. 401(k) Plan (the “401(k) Plan”), the Company made matching contributions to all eligible participants who had elective deferrals during calendar year 2005 and 2004, equal to 25% of each such eligible participant’s elective deferrals during such year in the form of shares of the Company’s common stock. In fiscal year 2006, Valentis contributed 24,336 shares of its common stock to the 401(k) Plan as the Company’s fiscal year 2006 matching contributions. In fiscal year 2005, Valentis contributed 20,016 shares of its common stock to the 401(k) Plan as the Company’s fiscal year 2005 matching contributions. Compensation expense related to this match was approximately $62,000 and $55,000 in fiscal year 2006 and 2005, respectively.  In August 2006, the Company terminated the 401(k) Plan and the assets of the 401(k) Plan were liquidated and distributed to each participant.  The Company did not make any matching contributions in fiscal year 2007.

Shares of Common Stock Reserved for Issuance

At June 30, 2007, shares of common stock reserved for future issuance are as follows:

Number of shares
Common stock warrants	4,749,075
Employee stock purchase plan	515,500
Stock option plans	4,858,190
Total	10,122,765

9.	COLLABORATIVE, LICENSE AND RESEARCH AGREEMENTS

Revenue recognized in the fiscal years ended June 30, 2007, 2006 and 2005 is as follows (in thousands):

	Year ended June 30,
	2007	2006	2005
License and milestone revenue:
GeneSwitch® gene regulation licenses	$83	$393	$1,021
PINC™ gene delivery technology licenses	33	114	619
PEGylation technology licenses	85	120	—
Manufacturing technology license	370	—	—
	571	627	1,640
Contract research revenue	—	100	476
Other revenue	—	—	61
Total	$571	$727	$2,177

To date, substantially all revenue has been generated by collaborative research and development agreements, from corporate partners, and from licensees, and only minimal revenue has been generated from royalties on sales of the GeneSwitch® gene regulation system to the research market. Under the terms of corporate collaborations, the Company historically received research and development funding on a quarterly basis in advance of associated research and development costs.

License-out agreements

The Company had licensed-out its proprietary GeneSwitch® gene regulation technology on a non-exclusive basis to Wyeth-Ayerst Laboratories, GlaxoSmithKline, LARNAX GmbH, Schering AG and Organon Laboratories, LTD for research purposes. In addition, the Company had licensed its gene delivery technology on a non-exclusive basis to IDM Pharma, Inc and on a exclusive basis to Juvaris BioTherapeutics. Further, the Company had licensed to Schering AG the exclusive, worldwide rights to its GeneSwitch® gene regulation and gene delivery technologies to develop and commercialize two gene-based therapeutic products. These agreements generally included (i) up front payments and annual maintenance fees; and, (ii) milestone and royalty payments. The Company had also established a non-exclusive cross license with Genzyme Corporation in which Genzyme receives rights to GeneSwitch® gene regulation technology for research use and the Company receives certain rights to Genzyme’s plasmid DNA manufacturing technology.

As part of its efforts seeking strategic opportunities following the announcement of negative results in its Phase IIb clinical trial of VLTS 934 in PAD in July 2006, Valentis sold its intellectual property rights related to all of the above technologies.

During fiscal 2007, the Company licensed-out its manufacturing plasmid DNA technologies to several companies on a non-exclusive, worldwide, royalty-free, fully paid up basis. In addition, the Company granted a license to Acacia Patent Acquisition Corporation (“APAC”) for the purpose of asserting Valentis’ patents related to its plasmid DNA manufacturing technologies. APAC agreed to pay Valentis a continuing royalty equal to fifty percent of all amounts and other consideration actually received by APAC from its exercise of rights granted in the license, less APAC costs incurred.

Revenues, in aggregate, recognized from license agreements were approximately $571,000, $627,000 and $1.6 million for the fiscal year ended June 30, 2007, 2006 and 2005, respectively.

Contract research agreements

Valentis had entered into contract research agreements with other companies. Under the agreements, we were required to conduct research on the manufacturing of certain biological materials for other companies. For the years ended June 30, 2006 and 2005, we recognized approximately $100,000 and $476,000 of contract research revenue, respectively, based on research performed during the years, and recorded approximately $93,000 and $521,000 of costs of contract research, respectively, which included direct and related overhead expenses incurred and costs of general and administrative support. The Company did not conduct any contract research for other companies during the year ended June 30, 2007.

Sponsored research agreements

Valentis had entered into several sponsored research agreements with universities. These agreements were generally cancelable by either party upon written notice and may be extended by mutual consent of both parties. Research and development expenses were recognized as the related services were performed, generally ratably over the period of service. The Company cancelled these agreements following the announcement of negative results in its Phase IIb clinical trial of VLTS 934 in PAD in July 2006.  There was no expense incurred under these agreements during the fiscal year ended June 30, 2007. Expenses under these agreements were approximately $57,000 and $74,000 for the fiscal years ended June 30, 2006 and 2005, respectively.

10.	RESTRUCTURING CHARGES

Following Valentis’ announcement regarding the results of its clinical trial for VLTS 934 in July 2006, Valentis announced restructuring activities, including a workforce reduction of approximately 55% of its employees on August 18, 2006. Further reductions of approximately 55% of Valentis’ remaining workforce occurred through the end of August and October 2006, including the termination of employment of John J. Reddington, Ph.D., DVM., the Company’s Chief Operating Officer, and Joseph A. Markey, the Vice President of Finance and Administration on October 31, 2006. In July 2007, Valentis terminated the employment of Benjamin F. McGraw, III, its President, Chief Executive Officer and Treasurer.  The total costs associated with the reduction in workforce were approximately $1.03 million, related to severance benefits which have been recognized as restructuring charges and $921,000 has been paid as of June 30, 2007. The remaining unpaid amount of $108,000 as of June 30, 2007 was paid in July 2007.

11.	STOCK-BASED COMPENSATION

In accordance with FAS 123R, the Company recorded approximately $1.3 million of stock-based compensation expenses for the year ended June 30, 2007, of which $164,000 was included in research and development expense and $1.17 million was included in general and administrative expense, and the Company recorded approximately $1.4 million of employee stock-based compensation expenses for the year ended June 30, 2006, of which $503,000 was included in research and development expense and $944,000 was included in general and administrative expense. The adoption of FAS 123R had the impact of a loss of $0.08 and $0.09 on the Company’s net loss per share for the year ended June 30, 2007 and 2006, respectively. The adoption of FAS 123R had no impact on cash flow from operations and cash flow from financing activities for the year ended June 30, 2007 and 2006. As of June 30, 2007, unamortized stock-based compensation expenses of approximately $910,000 remain to be recognized over a weighted-average period of 2.1 years. The Company amortizes stock-based compensation expenses on a straight-line basis over the vesting period.

In October, 2006, the Company terminated the employment of John J. Reddington, Ph.D., DVM., our Chief Operating Officer, and Joseph A. Markey, our Vice President of Finance and Administration.  In accordance with the termination agreements, all outstanding share-based awards held by them became fully vested and the period of time during which they can exercise their stock options was extended to 14 months after the date of termination from 3 months as stated in the stock option grant agreements.  Pursuant to FAS 123R, the Company recorded aggregate incremental costs of approximately $116,000 resulting from the accelerated vesting and the extension of exercise period. The incremental costs of approximately $116,000 were reflected in the stock-based compensation of $1.3 million that was included in the consolidated statement of operations for the year ended June 30, 2007.

The Company did not grant any stock-based awards during the year ended June 30, 2007. The Company estimated the fair value of stock options granted during the year ended June 30, 2006 using the Black-Scholes-Merton option pricing model. The weighted-average assumptions used under this model are as follows: 1) Due to insufficient relevant historical option exercise data, the expected term of the options was estimated to be 6.1 years using the “simplified” method suggested in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107; 2) Expected volatility was estimated to be 143% based on the Company’s historical volatility that matched the expected term; 3) Risk-free interest rate of 4.5% is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option; 4) The Company assumed a zero percent dividend yield. In addition, under FAS 123R, fair value of stock options granted is recognized as expense over the vesting period, net of estimated forfeitures. Estimated annual forfeiture rate was based on historical data and anticipated future conditions. The estimation of forfeitures requires significant judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded in the period estimates are revised.

Prior to the adoption of FAS 123R on July 1, 2005, the Company accounted for its stock-based employee compensation expenses under the recognition and measurement provision of APB 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB 25, if the exercise price of the Company’s employee stock options equaled or exceeded the market price of the underlying stock on the date of grant, no compensation expense was recognized. The following table illustrates the effect on net loss and net loss per share if the fair value method of FAS 123 had been applied to the year ended June 30, 2005.

Year Ended
June 30, 2005
Net loss applicable to common stockholders—as reported	$(11,083)
Deduct: Stock-based employee stock compensation expense determined under SFAS 123	(3,195)
Net loss applicable to common stockholders—pro forma	$(14,278)
Net loss applicable to common stockholders per share—as reported	$(0.85)
Net loss applicable to common stockholders per share—pro forma	$(1.10)

The weighted-average assumptions used for the valuation of options granted during the years ended June 30, 2005 were as follows: expected term of 4.2 years; risk-free interest rate of 4.22%; expected volatility of 120%; and expected dividend yield of zero percent.

At June 30, 2007, the Company has the following stock-based compensation plans:

The 1997 Equity Incentive Plan, as amended and restated in December 2005 (the “Incentive Plan”), provides for grants of stock options and awards to employees, directors and consultants of the Company. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors but cannot be less than 100% of the fair market value of the common stock on the date of the grant. Generally, options under the Incentive Plan vest 25% one year after the date of grant and on a pro rata basis over the following 36 months and expire upon the earlier of ten years after the date of grant or 90 days after termination of employment. Options granted under the Incentive Plan cannot be repriced without the prior approval of the Company’s stockholders. As of June 30, 2007, an aggregate of 3.7 million shares have been authorized for issuance and options to purchase approximately 2.4 million shares of common stock had been granted under the Incentive Plan.

Pursuant to the terms of the 1998 Non-Employee Directors’ Plan, as amended and restated in December 2004 (the “Director’s Plan”), each non-employee director, other than a non-employee director who currently serves on the Board of Directors, automatically shall be granted, upon his or her initial election or appointment as a non-employee director, an option to purchase 26,000 shares of common stock, and each person who is serving as a non-employee director on the day following each Annual Meeting of Stockholders automatically shall be granted an option to purchase 10,000 shares of common stock. Generally, options under the 1998 Non-Employee Directors’ Plan vest monthly over 4 years and expire upon the earlier of ten years after the date of grant or 90 days after termination of employment. As of June 30, 2007, an aggregate of 575,000 shares have been authorized for issuance under the Directors’ Plan, and options to purchase approximately 222,000 shares of common stock had been granted to non-employee directors under the Directors’ Plan.

The 2001 Nonstatutory Incentive Plan, as amended and restated in May 2003 (the “NQ Plan”), provides for grants of nonstatutory stock options to employees, directors and consultants of the Company. The exercise price of options granted under the NQ Plan is determined by the Board of Directors but cannot be less than 100% of the fair market value of the common stock on the date of the grant. Generally, options under the NQ Plan vest 25% one year after the date of grant and on a pro rata basis over the following 36 months and expire upon the earlier of ten years after the date of grant or 90 days after termination of employment. Options granted under the NQ Plan cannot be repriced without the prior approval of the Company’s stockholders. As of June 30, 2007, an aggregate of 690,000 shares have been authorized for issuance and options to purchase approximately 77,000 shares had been granted under the NQ Plan.

In May 2003, the Board of Directors adopted the 2003 Employee Stock Purchase Plan (the “Purchase Plan”) covering an aggregate of 600,000 shares of common stock. The Purchase Plan was approved by stockholders in May 2003 and is qualified under Section 423 of the Internal Revenue Code. The Purchase Plan is designed to allow eligible employees of the Company to purchase shares of common stock through periodic payroll deductions. The price of common stock purchased under the Purchase Plan must be equal to at least 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. 515,500 shares reserved under the Purchase Plan remain available for issuance as of June 30, 2007. Currently none of our employees are participating in the Purchase Plan and there is no remaining employee payroll contributions left in the Purchase Plan.

In fiscal year 2006, the Company granted options to consultants to purchase 50,000 shares of common stock. There were no options granted to consultants in fiscal year 2007 and 2005. Options granted to consultants are periodically revalued as they vest in accordance with SFAS 123 and EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services",  using the Black-Scholes option-pricing model. Assumptions used for valuing the options for fiscal 2007 were an estimated volatility of 162%, risk free interest rate of 4.99%, no dividend yield and an expected life of each option of 7.25 years. Assumptions used for valuing the options for fiscal 2006 were an estimated volatility of 133%, risk free interest rate of 4.61%, no dividend yield and an expected life of each option of 7.72 years. Assumptions used for valuing the options for fiscal 2005 were an estimated volatility of 115%, risk free interest rate of 4.26%, no dividend yield and an expected life of each option of 8.74 years. Expenses of approximately $1,000, $63,000, and $63,000 were recognized in fiscal 2007, 2006 and 2005, respectively, related to these grants. All of  the unvested shares related to these options granted to consultants were cancelled in September 2006 due to the termination of consulting agreements.

In August 2004, the Company issued warrants, exercisable at any time for a five-year period, to purchase a total of 100,000 shares of common stock to four individuals who are non-employees of the Company. These warrants are exercisable at $6.30 per share. The Company estimated the fair value of the warrants using the Black-Scholes option-pricing model and recorded the resulting general and administrative expense of $454,000 in the year ended June 30, 2005. Assumptions used for valuing these warrants were an estimated volatility of 96%, risk free interest rate of 3.64%, no dividend yield and an expected life of 5 years.

In April 2005, the Company obtained the consulting services of an investor relations company. Pursuant to a services agreement, the Company paid a cash fee of $100,000 and issued 18,796 shares of the Company’s common stock, at an aggregated fair value of approximately $52,000, to the investor relations company. The total compensation of approximately $152,000 for consulting services was expensed ratably over the term of the agreement of one year. For the year ended June 30, 2006 and 2005, the company recorded $38,000 and $114,000 of general and administrative expenses under this agreement, respectively.

Activity under all option plans for the year ended June 30, 2007, 2006 and 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(in 000s)
Options outstanding at June 30, 2004	1,744,280	$11.24	9.14	$4,832
Options granted	692,354	$6.09
Options forfeited	(116,960)	$36.20
Options outstanding at June 30, 2005	2,319,674	$8.45	8.45	$66
Options granted	1,500,250	$2.91
Options forfeited	(41,428)	$3.91
Options expired	(60,709)	$15.64
Options outstanding at June 30, 2006	3,717,787	$6.14	8.29	$761
Options forfeited	(683,188)	$3.30
Options expired	(465,190)	$12.47
Options outstanding at June 30, 2007	2,569,409	$5.76	7.25	$0.00
Options exercisable at June 30, 2007	2,097,834	$6.26	7.02	$0.00

The weighted average fair value of options granted during the years ended June 30, 2006 and 2005 was $2.69 and $4.76, respectively. Unrecognized compensation with respect to options that will be recognized in future periods was approximately $910,000 at June 30, 2007.

The options outstanding at June 30, 2007 have been segregated into ranges for additional disclosure as follows:

Exercise Price Per Share	Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Options Vested and Exercisable	Weighted Average Exercise Price
$1.97 – $ 2.75	215,000	8.06	$2.28	149,375	$ 2.27
$2.80 – $ 2.80	371,875	8.00	$2.80	249,479	$ 2.80
$3.14 – $ 3.14	449,875	8.96	$3.14	241,750	$ 3.14
$3.19 – $ 3.39	177,000	5.92	$3.27	177,000	$ 3.27
$3.52 – $ 3.52	451,000	5.93	$3.52	451,000	$ 3.52
$4.70 – $ 4.80	69,000	6.90	$4.76	63,041	$ 4.77
$5.35 – $ 5.35	425,000	6.75	$5.35	425,000	$ 5.35
$6.94 – $ 6.94	21,628	7.00	$6.94	16,618	$ 6.94
$7.02 – $ 7.02	361,000	7.11	$7.02	296,540	$ 7.02
$21.00 – $465.00	28,031	3.44	$156.66	28,031	$156.66
	2,569,409	7.25	$5.76	2,097,834	$6.26

There was no nonvested share activity under our stock option plans during the year ended June 30, 2005. Nonvested share activity under our stock option plans for the years ended June 30, 2006 and 2007 was as follows:

	Nonvested Number of Shares	Weighted Average Grant Date Fair Value
Beginning balance at July 1, 2005	—	—
Grants	106,810	$2.80
Shares vested	(44,508)	$2.80
Ending balance at June 30, 2006	62,302	$2.80
Shares vested	(62,302)	$2.80
Ending balance at June 30, 2007	―	―

There was no unrecognized compensation with respect to nonvested shares at June 30, 2007.

During the year ended June 30, 2006, the Company issued 38,613 shares of common stock to employees under the 2003 Employee Stock Purchase Plan and recorded approximately $43,000 of compensation expenses. The Company did not issue any common stock to employees under the 2003 Employee Stock Purchase Plan during the year ended June 30, 2007 and there was no unrecognized compensation related to common stock issued to employees under the 2003 Employee Stock Purchase Plan at June 30, 2007.

12.	OTHER INCOME AND EXPENSE, NET

For the year ended June 30, 2007, other income and expense, net primarily reflected nonrefundable proceeds received from the sale of most of the Company’s remaining potential products and technologies related to cardiovascular therapeutics and gene delivery and expression  systems and gains from sale of most of our remaining machinery, equipment, furniture and fixtures totaling approximately $2.3 million. These proceeds received or gains were recognized when payments were received, provided Valentis had no future performance or delivery obligations under the agreements. In addition, these proceeds received or gains were classified in other income and expense, net because asset sales were part of the Company’s efforts to pursue strategic opportunities, which include the merger with Urigen N.A.  During the year ended June 30, 2007, the Company sold substantially all of its fixed assets and recognized a gain on the sale of fixed assets of $582,000 that is included in other income.  A summary of the various transactions are as follows:

•
In August 2006, the Company entered into an asset sale agreement with Cobra Biologics Ltd.(“Cobra”).  Pursuant to the agreement, the Company sold to Cobra certain biomanufacturing rights and intellectual property for a purchase price of $300,000. The Company and Cobra completed the transaction in August 2006 and payment of $300,000 was received by the Company and recognized as other income in the quarter ended September 30, 2006.

•
On October 24, 2006, the Company entered into a technology transfer agreement with Vical. Pursuant to the agreement, the Company sold to Vical (i) certain patents and patent applications regarding (a) formulations and methods for the treatment of inflammatory diseases and (b) gene delivery for ischemic conditions, (ii) all intellectual and industrial property owned by the Companys and related to, and reasonably necessary for Vical to take certain actions with respect to, any of the foregoing patents and patent applications and (iii) all rights owned or controlled by the Company relating exclusively to any of the foregoing patents and patent applications, for an aggregate cash purchase price of $30,000. In addition, Vical agreed to assume certain liabilities of the Company relating to the transferred assets. The Company and Vical completed the transaction in October 2006 and payment of $30,000 was received by the Company and recognized as other income in the quarter ended December 31, 2006.

•
On October 26, 2006, the Company entered into an asset transfer agreement with Biolitec, Inc. (“Biolitec”). Pursuant to the agreement, the Company sold to Biolitec (i) the Company’s PEG liposome patent, (ii) any patents upon which the Company’s PEG liposome patent claims priority, (iii) any corresponding foreign patents, (iv) all files of Valentis and its affiliates relating to any of the foregoing patents and (v) all rights owned or controlled by the Company and its affiliates relating to any of the foregoing patents, for an aggregate cash purchase price of $110,000. In connection with the assets transfer, Biolitec agreed to assume certain liabilities of the Company relating to the transferred assets. The Company and Biolitec completed the transaction in October 2006 and payment of $110,000 was received by the Company and recognized as other income in the quarter ended December 31, 2006.

•
On October 27, 2006, the Company entered into an asset transfer agreement with Juvaris Biotherapeutics, Inc. (“Juvaris”). Pursuant to the agreement, the Company sold to Juvaris (i) the Company’s DOTIM lipid composition patents, (ii) all rights owned or controlled by the Company and its affiliates relating to the Company’s DOTIM lipid composition patents, (iii) any patents or know-how referring to the Company’s DOTIM lipid composition, (iv) certain cell lines and (v) all pre-clinical and clinical data and regulatory filings related to the foregoing assets, for an aggregate cash purchase price of $550,000. In connection with the assets transfer, Juvaris agreed to assume certain liabilities of the Company relating to the transferred assets, and Valentis and Juvaris agreed, as of October 28, 2006, to terminate an existing license agreement between the Company and Juvaris. The Company received a fully non-recoupable and non-refundable deposit of $250,000 in October 2006. The remaining amount of $300,000 was received by the Company upon the completion of the asset transfer agreement in the quarter ended December 31, 2006. The Company recognized $550,000 as other income in the quarter ended December 31, 2006.

•
On October 27, 2006, the Company entered into an asset purchase agreement with Juvaris. Pursuant to the agreement, the Company sold to Juvaris certain of the Company’s machinery, equipment, furniture and other related assets, for an aggregate cash purchase price of $500,000. On December 20, 2006, Valentis entered into an additional asset purchase agreement with Juvaris. Pursuant to the agreement, the Company sold to Juvaris certain of Valentis’ equipment, furniture and other related assets, for an aggregate cash purchase price of $25,000. Valentis and Juvaris completed these two transactions and payments in full were received by the Company in the quarter ended December 31, 2006. In addition, the Company sold certain of its machinery, equipment, furniture and other related assets in an auction conducted in November 2006, from which the Company received net proceeds of $79,000. Based on payments received for the two asset purchase agreements with Juvaris and the net proceeds received from the auction, totaling $604,000, the Company recognized an aggregated gain on sale of assets of $581,000 as other income in the quarter ended December 31, 2006.

•
On October 16, 2006, the Company entered into a technology transfer agreement with Genetronics, Inc. (“Genetronics”). Pursuant to the agreement, the Company (i) sold to Genetronics certain patents, trademarks and intellectual property rights relating to the Company’s PINC™ polymer delivery system, GeneSwitch® gene regulation technology, cationic lipids and gene expression technologies, (ii) sold to Genetronics the Company’s GeneSwitch® product inventory and (iii) sold and assigned to Genetronics a number of existing license agreements between the Company and certain third parties relating to the Company’s PINC™ polymer delivery system and GeneSwitch® gene regulation technology, for an aggregate purchase price of $860,000, of which a portion was offset by an outstanding debt Valentis owed to Genetronics in the amount of $320,000 relating to a 2001 license agreement between the parties. In connection with the technology transfer, Genetronics agreed to assume certain liabilities of the Company relating to the transferred assets, and the Company and Genetronics agreed, as of October 16, 2006, to terminate in its entirety a license agreement between the Company and Genetronics, dated November 14, 2001. The Company received net proceeds of $480,000 in November 2006 and $60,000 in February 2007. Valentis and Genetronics completed the transactions and the Company recognized $540,000 of other income in the quarter ended March 31, 2007.

•
In January 2007, the Company entered into an asset purchase agreement with Medarex, Inc. Pursuant to the agreement, the Company sold to Medarex certain of the Company’s technologies related to the Del-1 gene, Del-1 protein and certain Del-1 antibodies  and related obligations and liabilities for an aggregate purchase price of $250,000. The Company and Medarex completed the transaction in January 2007 and payment of $250,000 was received by the Company and recognized as other income in the quarter ended March 31, 2007.

13.	INCOME TAXES

For financial reporting purposes, loss before taxes includes the following components (in thousands):

	Year ended June 30,
	2007	2006	2005
Pre-tax loss:
United States	$(3,733)	$(15,337)	$(11,083)
Foreign	—	—	—
Total pre-tax loss	$(3,733)	$(15,337)	$(11,083)

There is no provision for income taxes because the Company has incurred operating losses. Deferred income taxes reflect the net tax effects of operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	June 30,
	2007	2006
Deferred tax assets:
Net operating loss	$84,683	$77,855
Research and development credits	3,993	3,908
Capitalized research and development	20,205	23,292
Other	4	129
Total deferred tax assets	108,885	105,184
Valuation allowance	(108,885)	(105,184)
Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance reflected increases of approximately $3.7 million and $6.1 million during 2007 and 2006, respectively.

As of June 30, 2007, the Company had net operating loss carryforwards for federal income tax purposes of approximately $220.7 million, which expire in the years 2008 through 2027, and federal research and development tax credits of approximately $3.0 million, which expire in the years 2008 through 2027.

As of June 30, 2007, the Company had net operating loss carryforwards for state income tax purposes of approximately $129.4 million, which expire in the years 2008 through 2017, and state research, and development tax credits of approximately $1.6 million, which do not expire.

Utilization of the net operating losses and credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

14.	COMMITMENTS AND CONTINGENCIES

Operating Lease

In January 2007, Valentis terminated its existing property leases without any material adverse effect and moved to a nearby office space on a month-to-month basis. Upon the completion of the merger with Urigen N.A. in July 2007, the Company relocated to Urigen N.A.’s office facilities in Burlingame, California. The combined company currently subleases office facilities on a month-to-month basis at a rate of $2,683 per month from EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, President and CEO of Urigen Pharmaceuticals, Inc.  The sublease is terminable upon 30 days’ notice.

Gross rent expense for the fiscal years ended June 30, 2007, 2006 and 2005 was approximately $780,000, $1.5 million and $1.2 million, respectively. Gross sublease income for the fiscal years ended June 30, 2007, 2006 and 2005 was approximately $462,000, $652,000 and $517,000, respectively.

Restricted Cash

Included in other assets in the consolidated balance sheet as of June 30, 2006 was approximately $58,000 of restricted cash, which was required by Valentis’ bank for the establishment of a standby letter of credit related to the Company’s utility services. In March 2007, the bank released the restrictions on the amount as the standby letter of credit was no longer required by the utility company. Thus, no restricted cash existed at June 30, 2007.

Guarantees

In the ordinary course of its business, the Company makes certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include indemnities of clinical investigators and contract research organizations involved in the development of the Company’s clinical stage products, indemnities of contract manufacturers and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. However, the Company accrues for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable and in accordance with SFAS No. 5, Accounting for Contingencies. No such losses have been recorded to date.

Liquidated Damages Contingencies

In January and June 2004, June 2005 and March 2006, the Company completed four separate private placements of common stock for gross proceeds of approximately $10.0 million, $12.0 million, $4.2 million and $5.3 million, respectively.

The Company entered into registration rights agreements with the purchasers in these four private placements of common stock. Pursuant to the registration rights agreements, the Company filed with the Securities and Exchange Commission registration statements related to the shares issued to the purchasers and shares issuable upon the exercise of the warrants under the private placements. In the event the Company must suspend use of the registration statements for greater than 20 consecutive days or a total of 40 days in the aggregate during the time the Company is required to keep the registration statement effective under the registration rights agreements, then the Company must pay to each purchaser in cash 1.0% of the purchaser’s aggregate purchase price of the shares for the first month, as well as an additional 1.5% of the purchaser’s aggregate purchase price for each additional month thereafter, while the use of the registration statements has been suspended. The Company currently expects to be required to maintain availability of the registration statement for at least two years following the applicable closing.

In addition, under the securities purchase agreement entered into in connection with the private placements completed in June 2005 and March 2006, while there is an effective registration statement and if the Company fails to deliver a stock certificate that is free of restrictive legends within three trading days upon delivery of such a request by a purchaser, the Company is required to pay to the purchaser, for each $1,000 of shares of stock or shares issuable upon exercise of warrants requested, $10 per trading day for each trading day beginning five trading days after the delivery of the request, increasing to $20 per trading day after the first five trading days for which such damages have begun to accrue, until such certificate is delivered without restrictive legends.

Other Acquired Technology

In April 1999, the Company acquired rights to intellectual property related to the DEL-1 gene and protein. DEL-1 is a novel extracellular matrix protein involved in early growth and development of blood vessels and bone that has been demonstrated to have potential application in the treatment of certain vascular diseases by stimulating angiogenesis. The Company was obligated to make payments to Vanderbilt University upon the achievement of certain milestones, to share revenue received from sublicensing at a specified rate, and to make royalty payments on sales of products, if any. As of June 30, 2007, no revenues have been derived from the license of this technology.

In January 2007, Valentis entered into an asset purchase agreement with Medarex, Inc. Pursuant to the agreement, the Company sold to Medarex certain of Valentis’ technologies related to the Del-1 gene, Del-1 protein and certain Del-1 antibodies and related obligations and liabilities. As a result, Valentis is no longer obligated to make any additional payments to Vanderbilt University related to these technologies.

15.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the fiscal year ended June 30, 2007, Valentis paid an aggregate of approximately $229,000 to the law firm of Latham & Watkins LLP for the provision of legal services. Mr. Alan C. Mendelson, a former director of Valentis, is a partner of Latham & Watkins LLP.  Mr. Mendelson resigned from the Board of Directors of Valentis in August 2006.

During the fiscal year ended June 30, 2007, the spouse of Joseph A. Markey, Valentis’ former Vice President of Finance and Administration, provided services to Valentis for which she was paid approximately $74,000.

Valentis has entered into indemnity agreements with each of its executive officers and directors which provide, among other things, that Valentis will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings, which he is or may be made a party by reason of his position as a director, officer or other agent of Valentis, and otherwise to the full extent permitted under Delaware law and Valentis’ Bylaws.

16.	SUBSEQUENT EVENTS

On October 5, 2006, Valentis, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger with Urigen N.A., Inc., a Delaware corporation, and Valentis Holdings, Inc., (“Valentis Holdings”) a Delaware corporation and newly formed wholly-owned subsidiary of Valentis (“ Merger Sub ”), as subsequently amended. Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into Urigen N.A. with Urigen N.A. surviving as a wholly-owned subsidiary of Valentis. In connection with the Merger, each Urigen N.A. stockholder received, in exchange for each share of Urigen N.A. common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of Valentis common stock. At the effective time of the Merger, each share of Urigen N.A. Series B preferred stock was exchanged for 11.277 shares of Valentis common stock. An aggregate of 51,226,679 shares of Valentis common stock were issued to the Urigen N.A. stockholders.

The Merger Agreement was approved by the stockholders of Urigen N.A. at a meeting of the Urigen N.A.’s stockholders on June 28, 2007.  At the meeting, the Urigen N.A.’s Series A shareholders voted to convert the 4,358,938 outstanding shares of Series A preferred stock to common stock at a ratio of one to one.   In addition, the Board of Directors of Urigen N.A. agreed to waive the requirement of approval by the shareholders of Valentis as required by the Merger Agreement.

From and after the Merger, the business of Valentis is principally conducted through Urigen N.A.

On July 26, 2007, the Board of Directors authorized the creation of a series of Preferred Stock of the Company to be named Series B Convertible Preferred Stock, consisting of 210 shares, which have the designation, powers, preferences and relative other special rights and the qualifications, limitations and restrictions as set forth in the Certificate of Designation filed on July 31, 2007.

On July 30, 2007, the Company changed its name to Urigen Pharmaceuticals, Inc. and began trading on the OTC Bulletin Board under the stock symbol URGP.

On July 31, 2007, Urigen Pharmaceuticals, Inc. entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Platinum-Montaur Life Science, LLC (“Platinum”) for the sale of 210 shares of its Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. The Company received aggregate proceeds of $1,817,000 net of issuance costs of $283,000.

The Certificate of Designation, as amended and restated, setting forth the rights and preferences of the Series B Preferred Stock, provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations. The Series B Preferred Stock is convertible at maximum price of $0.15 per share, subject to certain adjustments, other than for increase in the conversion price in connection with a reverse stock split by the Company.

The Series B Preferred Stock also carries a liquidation preference of $10,000 per share.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company's outstanding stock.

The Company also issued to Platinum a Series A Warrant to purchase 14,000,000 shares of the Company's common stock at $0.18. The warrants have a term of five years, and expire on August 1, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may make a cashless exercise commencing twelve months after the original issue date of  August 1, 2007 only if the underlying shares are not covered by an effective registration statement and the market value of the Company's common stock is greater than the warrant exercise price.

The terms of the Warrant provide that it may not be exercised if such exercise would result in the holder having beneficial ownership of more than 4.99% of the Company's outstanding common stock. The Amended and Restated Certificate of Designation contains a similar limitation and provides further that the Series B Preferred Stock may not be converted if such conversion, when aggregated with other securities held by the holder, will result in such holder's ownership of more than 9.99% of the Company's outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. These limitations may be waived upon 61 days notice to the Company.

In addition to the foregoing:

•
The Company agreed that for a period of 3 years after the issuance of the Series B Preferred Stock that in the event the Company enters into a financing, with terms more favorable than those attached to the Series B Preferred Stock, then the holders of the Series B Preferred Stock will be entitled to exchange their securities for shares issued in the financing.

•
The Company agreed to register (i) 120% of the shares issuable upon conversion of the preferred shares and (ii) the shares issuable upon exercise of the warrants in a Registration Statement to be filed with the SEC within 30 days of the closing and shall use its best efforts to have the registration statement declared effective with 90 days, or in the event of a review by the SEC, within 120 days of the closing. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the initial investment in the Series B Preferred stock and warrants.  On September 6, 2007, Platinum extended the time to file until September 28, 2007 without penalty.  On October 3, 2007, Platinum extended the time to file until October 15, 2007, without penalty.

•
The Company granted to Platinum the right to subscribe for an additional amount of securities to maintain its proportionate ownership interest in any subsequent financing conducted by the Company for a period of 3 years from the closing date.

•
The Company agreed to take action within 45 days of the closing to amend its bylaws to permit adjustments to the conversion price of the Series B Preferred Stock and the exercise price of the warrant. The failure of the Company to meet this timetable will result in the imposition of liquidated damages of 1.5% per month until the amendment to the Bylaw is effected. On October 3, 2007 Platinum extended the amendment deadline to October 17, 2007, without penalty .

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
2007
Revenue	$80	$260	$231	$	―
Operating expenses (excluding restructuring charges of $1,029)	2,308	1,496	921		930
Net income (loss)	(2,139)	(637)	80		(1,037)
Basic and diluted net income (loss) per share	(0.13)	(0.04)	0.00		(0.06)
2006
Revenue	$327	$146	$114		$140
Costs and operating expenses	3,967	4,119	5,014		3,208
Net loss	(3,589)	(3,901)	(4,850)		(2,997)
Basic and diluted net loss per share	(0.24)	(0.26)	(0.32)		(0.17)

18.	UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the year ended June 30, 2007, Urigen N.A.,  completed its merger into Valentis, Inc. on July 13, 2007.  In connection with the merger, Urigen N.A. stockholders received a total of 51,226,679 shares of Valentis common stock, in exchange for shares of Urigen N.A. common stock held by such stockholders immediately prior to the closing of the merger.

Urigen N.A. security holders owned, immediately after the closing of the merger, approximately two-thirds of the combined company on a fully-diluted basis. Further, Urigen N.A. directors constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company are from Urigen N.A. Therefore, Urigen N.A. was deemed to be the acquiring company for accounting purposes and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger will reflect the historical results of Urigen N.A. prior to the merger and will not include the historical financial results of Valentis prior to the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to reflect the number of shares of common stock received by Urigen N.A. security holders in the merger, after giving effect to the difference between the par values of the capital stock of Urigen N.A. and Valentis, with the offset to additional paid-in capital.

The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the merger of Urigen N.A. and Valentis as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Urigen N.A. is considered to be acquiring Valentis in the merger and Valentis does not meet the definition of a business in accordance with Statement of Financial Accounting Standards, SFAS No. 141,  Business Combinations (“SFAS No. 141”) , and Emerging Issue Task Force 98-3 (“EITF 98-3”),  Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business , because Valentis had no material assets or liabilities at the time of closing of the merger and these assets and liabilities do not constitute a business pursuant to SFAS No. 141 and EITF 98-3. Consequently, all of the assets and liabilities of Valentis have been reflected in the pro forma financial statements at their respective fair values and no goodwill or other intangibles will be recorded as part of acquisition accounting and the cost of the merger is measured at net assets acquired.

The unaudited pro forma combined condensed consolidated financial statements presented below are based on the historical financial statements of Urigen N.A. and Valentis, adjusted to give effect to the acquisition of Valentis by Urigen N.A. for accounting purposes.

The unaudited pro forma combined condensed consolidated balance sheet assumes that the Merger was completed as of June 30, 2007. The unaudited pro forma combined condensed consolidated statement of operations for the year ended June 30, 2007 assumes that the merger was completed as of July 1, 2005.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Urigen N.A. and Valentis.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
(in thousands)

As of June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$585
Prepaid expenses and other current assets	239
Total current assets	824
Property and equipment, net	10
Intangible Assets, net	259
Total assets	$1,093
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$925
Other accrued liabilities	960
Notes payable	476
Total current liabilities	2,361
Stockholders’ deficit:
Common stock	68
Additional paid-in capital	3,429
Accumulated other comprehensive loss	20
Accumulated deficit	(4,785)
Total stockholders’ deficit	(1,268)
Total liabilities and stockholders’ deficit	$1,093

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
 (in thousands, except per share amounts)

Year ended June 30, 2007
Operating expenses:
Research and development	$729
General and administrative	2,846
Sale and marketing	296
Total operating expenses	3,871
Loss from operations	(3,871)
Interest income	53
Other income and expense, net	(36)
Net loss	$(3,854)
Basic and diluted net loss per common share	$(0.06)
Shares used in computing basic and diluted net loss per common share	68,279

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

ASSETS

	September 30, 2007	June 30, 2007
Current assets:
Cash	$918,745	$101,608
Other current assets	307,265	21,204
Total current assets	1,226,010	122,812
Fixed assets, net	9,201	4,526
Intangible assets, net	255,902	259,509
Other assets	-	1,024
Total assets	$1,491,113	$387,871

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Account payable	$470,657	$693,217
Accrued expenses	763,258	385,341
Series B convertible preferred stock liability	2,100,000	-
Series B convertible preferred stock beneficial conversion feature	972,443	-
Due to related parties	153,317	226,068
Notes payable - related party	476,000	300,000
Total current liabilities	4,935,675	1,604,626
Stockholders' deficit:
Series B convertible preferred stock, par value $0.00001, 1,000,000 shares authorized and 534,703 shares issued and outstanding at June 30, 2007 (Liquidation Preference: $1,336,757 at June 30, 2007)	-	1,336,757
Common stock, par value $0.001 and $0.00001 at September 30, 2007 and June 30, 2007, respectively, 190,000,000 and 20,000,000 shares authorized and 68,289,535 and 19,865,428 shares issued and outstanding at September 30, 2007 and June 30, 2007, respectively	68,290	199
Stock subscribed	-	79,073
Additional paid-in capital	4,584,469	2,139,864
Accumulated other comprehensive income	21,312	19,800
Deficit accumulated during the development stage	(8,118,633)	(4,792,448)
Total stockholders' deficit	(3,444,562)	(1,216,755)
Total liabilities and stockholders' deficit	$1,491,113	$387,871

See accompanying notes.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2007 and 2006 and for the period from July 18, 2005 (date of inception) to September 30, 2007

Unaudited

Operating expenses:	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Cumulative period from July 18, 2005 (date of inception) to September 30, 2007
Research and development	$156,081	$414,055	$1,718,116
General and administrative	1,000,188	218,501	3,814,280
Sales and marketing	52,564	13,805	359,631
Total operating expenses	1,208,833	646,361	5,892,027

Loss from operations	(1,208,833)	(646,361)	(5,892,027)

Other income (expense) net:
Interest income	9,348	3,812	31,699
Interest expense	(2,128,951)	(64)	(2,230,350)
Other income	2,251	-	2,251
Exchange loss	-	-	(30,206)
Total other income (expense) net	(2,117,352)	3,748	(2,226,606)

Net loss	$(3,326,185)	$(642,613)	$(8,118,633)
Basic and diluted net loss per share	$(0.05)	$(0.04)
Shares used in computing basic and diluted net loss per common share	61,607,794	15,368,471

See accompanying notes.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended September 30, 2007 and 2006 and for the period from July 18, 2005 (date of inception) to September 30, 2007
Unaudited

Cash flows from operating activities:	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Cumulative period from July 18, 2005 (date of inception) to September 30, 2007

Net loss	$(3,326,185)	$(642,613)	$(8,118,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	748	748	3,003
Amortization of intangible assets	3,607	3,607	22,735
Stock based compensation expensed	10,740	-	10,740
Non-cash expenses: compensation, interest, rent, and other	10,000	37,717	1,292,110
Preferred Series B discount and imputed interest	2,117,500	-	2,117,500
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(68,431)	-	(85,659)
Due from stockholders	-	10,000	-
Accounts payable	(222,560)	206,659	470,657
Accrued expenses	43,784	79,015	429,125
Amounts due to related parties	(72,751)	(14,175)	153,317
Net cash used in operating activities	(1,503,548)	(319,042)	(3,705,105)

Cash flows from investing activities:
Purchases of fixed assets	(926)	-	(7,707)
Asset-based purchase, net of cash acquired, from Urigen, Inc.	-	-	470,000
Net cash provided by investing activities	(926)	-	462,293

Cash flows from financing activities:
Proceeds from issuance of notes payable related party	-	-	300,000
Payment of receivables from shareholders	-	-	45,724
Proceeds from common stock subscribed	-	-	6,752
Proceeds from issuance of Series B convertible preferred stock, net of issuance costs	-	-	415,000
Proceeds from issuance of Series A convertible preferred stock, net	-	-	1,002,135
Proceeds from issuance of common stock	-	8,271	-
Proceeds from exercise of stock options and common stock subscribed	-	2,251	8,558
Proceeds from issuance of July 2007 Series B convertible preferred stock	2,100,000	-	2,100,000
Cash acquired in consumation of reverse merger	220,099	-	220,099
Net cash provided by financing activities	2,320,099	10,522	4,098,268
Effect of exchange rate changes on cash	1,512	2,922	63,289
Net increase (decrease) in cash	817,137	(305,598)	918,745
Cash, beginning of period	101,608	567,489	-
Cash, end of period	$918,745	$261,891	$918,745

See accompanying notes.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited and have been prepared by Urigen Pharmaceuticals, Inc. (“Urigen,” the “Company,” “we,” “us” or “our”) in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the Company’s annual consolidated financial statements as required by accounting principles generally accepted in the United States have been condensed or omitted. The interim condensed consolidated financial statements, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position at September 30, 2007 and the results of operations for the interim periods ended September 30, 2007 and 2006 and for the cumulative period from July 18, 2005 (date of inception) to September 30, 2007.

The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results of operations to be expected for the fiscal year, although Urigen expects to incur a substantial loss for the year ended June 30, 2008. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended June 30, 2007, which are contained in Urigen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The accompanying condensed consolidated financial statements include the accounts of Valentis, Inc. and its wholly-owned subsidiaries, Urigen N.A., Inc. and PolyMASC Pharmaceuticals plc. All significant inter-company balances and transactions have been eliminated.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern and have been presented on a basis that contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

2.	Significant Accounting Policies

Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception through September 30, 2007, the Company has accumulated net losses of $8,118,633 and negative cash flows from operations of $3,705,105 and has a negative working capital of $3,709,665. Management expects to incur further losses for the foreseeable future. The Company expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company through private or public offerings, but it cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of expenses during the reporting period, and amounts disclosed in the notes to the financial statements. Actual results could differ from those estimates.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

The functional currency of the Company until October 4, 2006 was the Canadian dollar (local currency). Starting on October 5, 2006, the functional currency is the U.S. dollar (local currency). The transactions from date of inception through October 4, 2006 in these financial statements and notes to the financial statements of the Company have been translated into U.S. dollars using period-end exchange rates for assets and liabilities, and monthly average exchange rates for expenses. Intangible assets and equity were translated at historical exchange rates. Translation gains and losses are deferred and recorded in accumulated other comprehensive income (loss) as a component of stockholders’ deficit.

Transaction gains and losses that arise from exchange rate changes denominated in other than the local currency are included in other expenses in the statement of operations and are not considered material for the periods presented.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash, prepaid expenses, notes payable, accounts payable, accrued expenses, and due to related parties approximate fair value due to their short maturities.

Cash Concentration

At September 30, 2007, the Company had $806,054 in bank balances at a single U.S. financial institution in excess of the Federal Deposit Insurance Corporation coverage limit of $100,000.  At September 30, 2007, the Company had $214,338 (in US dollars) in bank balances at a single Canadian financial institution in excess of the Canada Deposit Insurance Corporation coverage limit of 100,000 Canadian dollars.

Intangible Assets

Intangible assets include the intellectual property and other patented rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on the Company’s estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company uses the straight-line method to expense long-lived assets (including identifiable intangibles). The intangible assets were recorded based on their estimated fair value and are being amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.

Impairment of Long-Lived Assets

The Company regularly evaluates its business for potential indicators of impairment of intangible assets. The Company’s judgments regarding the existence of impairment indicators are based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment. Future events could cause the Company to conclude that impairment indicators exist and that intangible assets are impaired. The Company currently operates in one reportable segment, which is also the only reporting unit for the purposes of impairment analysis.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Shouldan impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the balance sheet method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

Research and development expenses include clinical trial costs, outside consultants and contractors, and insurance for the Company’s research and development activities. The Company recognizes such costs as expense when they are incurred.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income (loss) and its components in the financial statements. The components of other comprehensive income (loss) consists of net loss and foreign currency translation adjustments. Comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the accompanying statement of stockholders’ equity (deficit).

	Three Months Ended September 30, 2007	Period from July 18,2005 (date of inception) to September 30, 2007
Net loss	$(3,326,185)	$(8,118,663)
Foreign currency translation adjustments, net of tax	1,512	21,312
Comprehensive loss	$(3,324,673)	$(8,097,351)

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. In addition, as required by Emerging Issues Task Force Consensus No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the Company records stock and options granted at fair value of the consideration received or the fair value of the equity investments issued as they vest over a performance period.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157, “Fair Value Measurements,” or SFAS 157. The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 must be adopted prospectively as of the beginning of the year it is initially applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are still evaluating the impact of this standard will have on our financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”). SFAS 159 provides entities with the option to report selected financial assets and liabilities at fair value. Business entities adopting SFAS 159 will report unrealized gains and losses in earnings at each subsequent reporting date on items for which fair value option has been elected. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 requires additional information that will help investors and other financial statement users to understand the effect of an entity’s choice to use fair value on its earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company is currently assessing the impact that the adoption of SFAS 159 may have on its financial position, results of operations or cash flows.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  We adopted the provisions of FIN 48 on July 1, 2007.  As a result of the implementation of FIN 48, we recognized no material adjustments in the liability for unrecognized income tax benefits.  At the adoption date we did not have any unrecognized tax benefits and did not have any interest or penalties accrued. The cumulative effect of this change was not material.  Following implementation, the ongoing changes in measurement of uncertain tax provisions will be reflected as a component of income tax expense.  Interest and penalties incurred associated with unresolved tax positions will continue to be included in other income (expense).

3.	Intangible Assets and Related Agreement Commitments/ Contingencies

In January 2006, the Company entered into an asset-based transaction agreement with a related party, Urigen, Inc. Simultaneously, the Company entered into a license agreement with a University for certain patent rights.

The agreement with the University was for a license previously licensed to Urigen, Inc. In exchange for this license, the Company issued 818,646 common shares and is required to make annual maintenance payments of $15,000 and milestone payments of up to $625,000, which are based on certain events related to FDA approval. As of September 30, 2007, $25,000 of milestone payments have been incurred. The Company is also required to make royalty payments of 1.5% -3.0 % of net sales of licensed products, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, Urigen may terminate the license agreement at any time and for any reason upon a 90-day written notice.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s agreement with Urigen, Inc. included an assignment of a patent application and intellectual property rights associated therein, and the transfer of other assets and liabilities of Urigen, Inc., resulting in the recognition of intangible assets, as follows:

Cash	$350,000
Receivable from Urigen, Inc. (collected during the period ended June 30, 2006)	120,000
Expenses paid on behalf of the Company	76,923
Convertible debt	(255,000)
Subscription agreements for preferred shares	(480,000)
Other	(560)
Net intangible assets acquired	$188,637

In May 2006, the Company entered into a license agreement with Kalium, Inc., for patent rights and technology relating to suppositories for use in the genitourinary or gastrointestinal system and for the development and utilization of this technology to commercialize products. Under the terms of the agreement, the Company issued common stock in the amount of 720,000 shares (with an estimated fair value of $90,000) and shall pay Kalium royalties based on percentages of 2.0-4.5% of net sales of licensed products during the defined term of the agreement. The Company also is required to make milestone payments (based on achievement of certain events related to FDA approval) of up to $457,500. Milestone payments may be made in cash or common stock, at the Company’s discretion. Kalium shall have the right to terminate rights under this license agreement or convert the license to non-exclusive rights if the Company fails to meet certain milestones over the next three years.

The summary of intangible assets acquired and related accumulated amortization as of September 30, 2007 is as follows:

Patent and intellectual property rights	$278,637
Less: Accumulated amortization	(22,735)
Intangible assets, net	$255,902

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the assets, with a weighted average amortization period of 20 years. The Company reported amortization expense on purchased intangible assets of $3,607 for each of the quarters ended September 30, 2007 and 2006, respectively, which is included in research and development expense in the accompanying statements of operations. Future estimated amortization expense is as follows:

October 1, 2007 – September 30, 2008	$14,428
October 1, 2008 – September 30, 2009	14,428
October 1, 2009 – September 30, 2010	14,428
October 1, 2010 – September 30, 2011	14,428
October 1, 2011 – September 30, 2012	14,428
Thereafter	183,762
$255,902

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Notes Payable – related party

On November 17, 2006, the Company entered into an unsecured promissory note with a director of the Company, in the amount of $200,000. Under the terms of the note, the Company is to pay interest at a rate per annum computed on the basis of a 360-day year equal to 12% simple interest. The foregoing amount is due and payable on the earlier of (i) forty-five (45) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of October 5, 2006, between the Company and Valentis, Inc., or (ii) two (2) calendar years from the note issuance date (in either case, the “Due Date”)). Also, the Company issued 1,000 shares of Series B Preferred Stock, par value $0.00001 per share, in connection with this note agreement.

On January 5, 2007, the Company entered into an unsecured promissory note with a related party in the amount of $100,000. Under the terms of the note, the Company is to pay interest at a rate of 12% per annum until paid in full, with interest compounded as additional principal on a monthly basis if said interest is not paid in full by the end of each month. Interest shall be computed on the basis of a 360 day year. All amounts owed by borrower to Lender hereunder are due and payable by Borrower at its option, without notice or demand, on the earlier of (i) ninety (90) days after consummation of the Merger (as defined in the Agreement and Plan of Merger, dated October 5, 2006, by and among Valentis, Inc., Valentis Holdings, Inc. and Urigen N.A. Inc.) or the consummation of any other business combination or similar transaction that results in a change of control (as defined in the note agreement) of the Borrower, (ii) the occurrence of an Event of Default, or (iii) the second anniversary of the date hereof (in each case, the “Due Date”). Also, the Company issued 500 shares of Series B Preferred Stock, par value $0.00001 per share, in connection with this note agreement.  If this note is not paid when due, interest shall accrue thereafter at the rate of 18% per annum.

On June 25, 2007, Valentis, Inc., upon approval of its Board of Directors, issued Benjamin F. McGraw, III, Pharm.D., who was the Company’s Chief Executive Officer, President and Treasurer prior to the merger, a promissory note in the amount of $176,000 in lieu of accrued bonus compensation owed to Dr. McGraw. The note bears interest at the rate of 5.0% per annum, may be prepaid by the Company in full or in part at anytime without premium or penalty and is due and payable in full on December 25, 2007.

5.	Stockholders’ Equity

Reverse Merger

On October 5, 2006, the Company entered into an Agreement and Plan of Merger with Valentis, Inc., and Valentis Holdings, Inc., a newly formed wholly-owned subsidiary of Valentis (“Merger Sub”), as subsequently amended. Pursuant to the Merger Agreement, on July 13, 2007, Valentis Holdings was merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Valentis. In connection with the Merger, each stockholder of the Company received, in exchange for each share of the Company’s common stock held by such stockholder immediately prior to the closing of the Merger, 2.2554 shares of Valentis common stock. At the effective time of the Merger, each share of the Company’s Series B preferred stock was exchanged for 11.277 shares of Valentis common stock. An aggregate of 51,226,679 shares of Valentis common stock were issued to the Company’s stockholders.

Urigen N.A. security holders owned, immediately after the closing of the merger, approximately two-thirds of the combined company on a fully-diluted basis. Further, Urigen N.A. directors constitute a majority of the combined company’s board of directors and all members of the executive management of the combined company are from Urigen N.A. Therefore, Urigen N.A. was deemed to be the acquiring company for accounting purposes and the merger transaction has been accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger reflect the historical results of Urigen N.A. prior to the merger and do not include the historical financial results of Valentis prior to the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to reflect the number of shares of common stock received by Urigen N.A. security holders in the merger, after giving effect to the difference between the par values of the capital stock of Urigen N.A. and Valentis, with the offset to additional paid-in capital.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For accounting purposes, Urigen N.A. is considered to be acquiring Valentis in the merger and Valentis does not meet the definition of a business in accordance with Statement of Financial Accounting Standards, SFAS No. 141,  Business Combinations (“SFAS No. 141”) , and Emerging Issue Task Force 98-3 (“EITF 98-3”),  Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business , because Valentis had no material assets or liabilities at the time of closing of the merger and those assets and liabilities do not constitute a business pursuant to SFAS No. 141 and EITF 98-3. Consequently, all of the assets and liabilities of Valentis have been reflected in the financial statements at their respective fair values and no goodwill or other intangibles have been recorded as part of acquisition accounting and the cost of the merger was measured at net assets acquired.

Stock-Based Compensation

For the three months ended September 30, 2007, the Company recorded $10,740 of stock-based compensation expenses which was included in general and administrative expense in the three months ended September 30, 2007.  There was no stock-based compensation expense in the three months ended September 30, 2006.

The Company did not grant any stock-based awards during the three months ended September 30, 2007. The Company estimated the fair value of stock options using the Black-Scholes-Merton option pricing model. The assumptions used under this model are as follows: (i) due to insufficient historical option exercise data, the expected term of the options was estimated to be 6.1 years using the “simplified” method suggested in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107; (ii) expected volatility was estimated to be 153.7% based on the Company’s historical volatility that matched the expected term; (iii) risk-free rate of 3.7% is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option; and (iv) the Company assumed a zero percent dividend yield.

Fair value of stock awards granted is recognized as expense over the service period, net of estimated forfeitures. The Company estimated forfeitures based on historical data and anticipated future conditions. The estimation of forfeitures requires significant judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

6.	Series B Convertible Preferred Stock Liability

On July 26, 2007, the Board of Directors of Valentis, Inc. authorized the creation of a series of Preferred Stock of the Company to be named Series B Convertible Preferred Stock, consisting of 210 shares, par value $0.001, 10,000,000 shares authorized, which have the designation, powers, preferences and relative other special rights and the qualifications, limitations and restrictions as set forth in the Certificate of Designation filed on July 31, 2007.

On July 31, 2007, Urigen Pharmaceuticals, Inc. entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Platinum-Montaur Life Science, LLC (“Platinum”) for the sale of 210 shares of its Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. Urigen Pharmaceuticals received aggregate proceeds of $2,100,000. The Company also incurred issuance costs of $283,000 which were charged to general and administrative expense.

The Certificate of Designation, as amended and restated, setting forth the rights and preferences of the Series B Preferred Stock, provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations. The Series B Preferred Stock is convertible at a maximum price of $0.15 per share, subject tocertain adjustments, other than for an increase in the conversion price in connection with a reverse stock split by the Company.

The Series B Preferred Stock also carries a liquidation preference of $10,000 per share.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company's outstanding stock.

The Company also issued to Platinum a Warrant to purchase 14,000,000 shares of the Company's common stock at $0.18 per share. The warrants have a term of five years, and expire on August 1, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may make a cashless exercise commencing twelve months after the original issue date of August 1, 2007 only if the underlying shares are not covered by an effective registration statement and the market value of the Company's common stock is greater than the warrant exercise price.

The terms of the Warrant provide that it may not be exercised if such exercise would result in the holder having beneficial ownership of more than 4.99% of the Company's outstanding common stock. The Amended and Restated Certificate of Designation contains a similar limitation and provides further that the Series B Preferred Stock may not be converted if such conversion, when aggregated with other securities held by the holder, will result in such holder's ownership of more than 9.99% of the Company's outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 there under. These limitations may be waived upon 61 days notice to the Company.

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In addition to the foregoing:

•
The Company agreed that for a period of 3 years after the issuance of the Series B Preferred Stock that in the event the Company enters into a financing, with terms more favorable than those attached to the Series B Preferred Stock, then the holders of the Series B Preferred Stock will be entitled to exchange their securities for shares issued in the financing.

•
The Company agreed to register (i) 120% of the shares issuable upon conversion of the preferred shares and (ii) the shares issuable upon exercise of the warrants in a Registration Statement to be filed with the Securities and Exchange Commission (“SEC”) within 30 days of the closing and shall use its best efforts to have the registration statement declared effective with 90 days, or in the event of a review by the SEC, within 120 days of the closing. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the initial investment in the Series B Preferred stock and warrants.  On September 6, 2007, Platinum extended the time to file until September 28, 2007 without penalty.  On October 3, 2007, Platinum further extended the time to file until October 15, 2007 without penalty.  The Company filed a registration statement with the SEC on October 12, 2007 and is awaiting approval by the SEC.

•
The Company granted to Platinum the right to subscribe for an additional amount of securities to maintain its proportionate ownership interest in any subsequent financing conducted by the Company for a period of 3 years from the closing date.

•
The Company agreed to take action within 45 days to amend its bylaws to permit adjustments to the conversion price of the Series B Preferred Stock and the exercise price of the warrant.  The failure of the Company to meet this timetable will result in the imposition of liquidated damages of 1.5% per month until the amendment to the Bylaw is effected.  On October 3, 2007, Platinum extended the amendment deadline to October 17, 2007, without penalty.

In December 2005, the SEC published guidance on the application of the Emerging EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) in relation to the effect of cash liquidated damages provisions of convertible equity securities. Due to this interpretation of EITF 00-19, the Company classified the $2.1 million private placement of preferred Series B shares as a liability not equity for the period ended September 30, 2007.

The Company determined that the liquidated damages could result in net-cash settlement of a conversion in accordance with Emerging Issues Task Force No. 00-19;  EITF 00-19 requires freestanding contracts that are settled in a Company’s own stock to be designated as an equity instrument, assets or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be initially recorded and carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires.

Accordingly, the Company determined that the Series B Preferred Stock should be accounted for as a liability and thus recorded the proceeds received from the issuance of the Series B Preferred Stock as a preferred stock liability on the consolidated balance sheet in the amount of $2,100,000. Since the warrants issued to the investors were not covered by the net-cash settlement provision they were also determined to be equity in accordance with EITF 00-19. The Company valued the warrants using the Black-Scholes model and recorded $1,127,557 as a discount to equity. In accordance with EITF 00-27, "Application of Issue No. 98-S to Certain Convertible Insturment" ("EITF 00-27"), the Company compared the amount allocated to the Series B Preferred Stock to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. The Company determined that a beneficial conversion feature of $972,443 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the Series B Preferred Stock, as the Series B Preferred Stock is immediately convertible. This amount is also included in non-cash interest expense since the Series B Preferred Stock is recorded as a liability.

7.	Net Loss Per Share

Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, net of certain common shares outstanding that are held in escrow or subject to the Company’s right of repurchase. Diluted earnings per share include the effect of options and warrants, and convertible preferred stock if dilutive. Diluted net loss per share has not been presented separately as, given our net loss position for all periods presented, the result would be anti-dilutive.

A reconciliation of shares used in the calculation of basic and diluted net loss per share follows (in thousands, except per share amounts):

	Three months ended Sepember 30
	2007	2006
Net Loss (thousands)	$(3,326)	$(643)
Basic and Diluted (thousands):
Weighted average shares of common stock outstanding	61,608	15,368
Weighted-average shares of common stock used in computing net loss per share (thousands)	61,608	15,368
Basic and diluted net loss per share	$(0.05)	$(0.04)

URIGEN PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following have been excluded from the diluted calculation as their effect would be antidilute:

•                                          Warrants to purchase up to 4,724,944 shares of common stock at a weighted average price of $3.84 per share at September 30, 2007.
•                                          Options to purchase up to 2,469,000 shares of common stock.
•                                          Series B preferred shares convertible to 14,000,000 shares of common stock at a price of $0.15 per share, subject to adjustment, and Warrants to purchase up to 14,000,000 shares of common stock at $0.18 per share, at September 30, 2007.

The options, common stock purchase warrants, Series B preferred convertible shares and warrants will be included in the calculation of income or loss per share at such time as the effect is no longer antidilutive, as calculated using the treasury stock method for convertible shares and warrants.

8.	Related party Transactions

In January 2006, the Company entered into an agreement with Urigen, Inc., a related party entity by stockholders in common with Urigen Holdings, Inc. (predecessor company to Urigen N.A.). As discussed in Note 3, Urigen, Inc. transferred certain assets to Urigen Holdings, Inc. in exchange for the Company’s assumption of certain liabilities and subscription agreements. As of September 30, 2007 and 2006, no amounts were due to or from the Company.

As of September 30, 2007 and 2006, the Company is paying a fee of $3,487 and $1,500 per month to EGB Advisors, LLC. EGB Advisors, LLC is owned solely by William J. Garner, M.D. and CEO of the Company. Dr. Garner owns 18,476,540 shares of common stock at September 30, 2007 and 7,762,706 shares of common stock at September 30, 2006. The fees are for rent, telephone and other office services which are based on estimated fair market value. Dr. Garner also received payment for services provided as a consultant/ employee to the Company. As of September 30, 2007 and 2006, Dr. Garner and EGB Advisors, LLC were owed $14,610 and $40,513, respectively. For the three months ended September 30, 2007 and 2006, the Company paid $15,045 and $33,271 to this related party. From the inception of the Company to September 30, 2007 the Company has paid $143,382 to this related party.

On August 24, 2007, at the time the Company settled an outstanding balance with a vendor, the Company also paid $15,132 on behalf of Inverseon, Inc.  William J. Garner, M.D. who is the President and CEO of Urigen is also the principal shareholder in Inverseon, Inc.  The $15,132 balance due from Inverseon, Inc. is reported as part of Other Current Assets at September 30, 2007.

9.	Subsequent Events

                On November 2, 2007, Cynthia Sullivan was appointed as a director of the Company. The appointment increased the size of the Company’s Board of Directors to eight members.

The Company received an SEC comment letter on October 26, 2007 related to the filing of its Form S-1.  The Company was not in compliance as of November 9, 2007 with its obligations under under the Registration Rights Agreement dated as of August 1, 2007, entered into with Platinum-Montaur Life Sciences, LLC to respond to SEC comments within 14 days of our receipt of a comment letter. Failure of the Company to meet this schedule provided in the Registration Rights Agreement will result in the imposition of liquidated damages of 1.5% per month with a maximum of 18% of the initial investment in the Series B preferred stock and warrants.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$120.34
Accounting fees and expenses	$20,000.00	*
Legal fees and expenses	$50,000.00	*
Miscellaneous	$4,879.00	*
Total	75,000	*
*Estimated

Item 26.	Recent Sales of Unregistered Securities

In January and June 2004, June 2005 and March 2006, the Company completed four separate private placements of common stock for gross proceeds of approximately $10.0 million, $12.0 million, $4.2 million and $5.3 million, respectively.

The Company entered into registration rights agreements with the purchasers in these four private placements of common stock. Pursuant to the registration rights agreements, the Company filed with the Securities and Exchange Commission registration statements related to the shares issued to the purchasers and shares issuable upon the exercise of the warrants under the private placements. In the event the Company must suspend use of the registration statements for greater than 20 consecutive days or a total of 40 days in the aggregate during the time the Company is required to keep the registration statement effective under the registration rights agreements, then the Company must pay to each purchaser in cash 1.0% of the purchaser’s aggregate purchase price of the shares for the first month, as well as an additional 1.5% of the purchaser’s aggregate purchase price for each additional month thereafter, while the use of the registration statements has been suspended. The Company currently expects to be required to maintain availability of the registration statement for at least two years following the applicable closing.

In addition, under the securities purchase agreement entered into in connection with the private placements completed in June 2005 and March 2006, while there is an effective registration statement and if the Company fails to deliver a stock certificate that is free of restrictive legends within three trading days upon delivery of such a request by a purchaser, the Company is required to pay to the purchaser, for each $1,000 of shares of stock or shares issuable upon exercise of warrants requested, $10 per trading day for each trading day beginning five trading days after the delivery of the request, increasing to $20 per trading day after the first five trading days for which such damages have begun to accrue, until such certificate is delivered without restrictive legends.

In April 2005, the Company obtained the consulting services of an investor relations company. Pursuant to a services agreement, the Company paid a cash fee of $100,000 and issued 18,796 shares of Valentis’ common stock, at an aggregated fair value of approximately $52,000, to the investor relations company.

In June 2005, the Company completed a private placement, in which the Company issued and sold 1,680,840 shares of the Company’s common stock and warrants, exercisable for a five-year period, to purchase up to 840,420 additional shares of the Company’s common stock at $2.50 per unit, for net proceeds of approximately $3.9 million. The warrants are exercisable at $3.51 per share. In addition, the Company issued to the designees of Reedland Capital Partners, the placement agent of the private placement, warrants to purchase 63,000 shares of common stock at $3.29 per share, exercisable for a five-year period.

In March 2006, the Company completed a private placement, in which the Company issued and sold 2,100,000 shares of the Company’s common stock and warrants, exercisable for a five-year period, to purchase up to 1,050,000 additional shares of the Company’s common stock at $2.50 per unit, for net proceeds of approximately $5.0 million. The warrants are exercisable at $3.00 per share. In addition, the Company issued to the designees of Griffin Securities, Inc., the placement agent of the private placement, warrants to purchase 22,500 shares of common stock at $3.00 per share, exercisable for a five-year period. The issuance of our common stock and warrants in the private placement was exempt from the registration requirements under the Securities Act because all of the securities were issued solely to accredited investors, as defined in Rule 501 of Regulation D of the Securities Act.

The Company entered into a Series B Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 with Platinum-Montaur Life Science, LLC for the sale of 210 shares of its Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. The Company received aggregate gross proceeds of $2,100,000. In connection with the Purchase Agreement, the Company issued to Platinum a Series A Warrant to purchase 14,000,000 shares of the Company’s common stock, exercisable at a price of $0.18 per share. The warrants have a term of five years, and expire on August 1, 2012. Platinum is entitled to exercise the warrants on a cashless basis commencing one year after their initial issuance, if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price.

In December 2007, we issued 1,000,000 shares of our common stock pursuant to the terms of the Development and License Agreement with M&P Patent AG.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 27.	Exhibits

Exhibit Footnote	Exhibit Number	Description of Document
(10)	3.1	Amended and Restated Certificate of Incorporation of the Registrant.
(1)	3.2	Bylaws of the Registrant.
(3)	3.3	Certificate of Designations of Series B Convertible Redeemable Preferred Stock.
(4)	3.4	Certificate of Amendment to the Bylaws of the Registrant.
(28)	3.5	Certificate of Merger of Valentis, Inc. and Urigen Pharmaceuticals, Inc. filed July 19, 2007
(26)	3.6	Amended and Restated Certificate of Designation filed July 31, 2007
	4.3	Reference is made to Exhibits 3.1 and 3.2.
(1)	4.2	Specimen stock certificate.
(1)	4.3	Amended and Restated Investor Rights Agreement, dated as of May 23, 1997, between the Registrant and the investors named therein.
(3)	4.4	Form of Common Stock Purchase Warrant, Class A.
(3)	4.5	Form of Common Stock Purchase Warrant, Class B.
(10)	4.6	Stock Issuance and Restriction Agreement between the Registrant and The Woodlands, dated September 4, 2003.
(4)	10.1	Amended and Restated 1997 Equity Incentive Plan.
(1)	10.2	Form of Incentive Stock Option Grant.
(1)	10.3	Form of Non-Incentive Stock Option.
(1)	10.4	1997 Employee Stock Purchase Plan.
(2)	10.5	Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers.
(1)	10.6	Letter Agreement between the Registrant and Benjamin F. McGraw III, Pharm.D.
(1)	10.7	Lease Agreement between the Registrant and Provident Life and Accident Insurance Company (Provident), dated December 21, 1993.
(1)	10.8	Lease Agreement between the Registrant and SFO Associates LLC (SFO Associates), dated March 18, 1997.
(14)	10.9	Fourth Amendment to Lease between the Registrant and ARE-819/863 Mitten Road, LLC (successor in interest to Provident and SFO Associates), dated March 31, 2004.
(2)*	10.10	First Amendment and Restatement of License Agreement between Registrant and Baylor College of Medicine dated March 7, 1994.

(2)*	10.11	First Amendment and Restatement of License Agreement—Woo between Registrant and Baylor College of Medicine dated March 7, 1994.
(2)*	10.12	First Amendment and Restatement of License Agreement—GeneSwitch® between Registrant and Baylor College of Medicine dated March 7, 1994.
(3)	10.13	Form of Subscription Agreement between the Registrant and each of the selling security holders, dated as of November 20, 2000.
(6)	10.14	Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan.
(4)	10.15	Amended and Restated 2001 Nonstatutory Incentive Plan.
(5)	10.16
Form of Amendment, Consent and Waiver Regarding the Subscription Agreement and Certificate of Designations for the Series A Preferred Stock by and among the Company and each holder of the Company’s Series A Convertible Redeemable Preferred Stock.

(7)*	10.17	Form of License and Option Agreement, effective as of December 19, 2002, by and between the Company and Schering AG.
(10)	10.18	Lease Termination Agreement between the Company and The Woodlands, dated September 4, 2003.
(6)	10.19	Amendment to the Amended and Restated 1997 Equity Incentive Plan.
(6)	10.20	2003 Employee Stock Purchase Plan.
(8)	10.21	Securities Purchase Agreement, dated as of December 2, 2003, by and among Valentis, Inc. and the purchasers identified on the signature pages thereto.
(8)	10.22	Form of Warrant to purchase Common Stock.
(8)	10.23	Registration Rights Agreement, dated as of December 2, 2003, by and among Valentis, Inc. and the Purchasers signatory thereto.
(9)	10.24	Securities Purchase Agreement, dated as of June 7, 2004, by and among Valentis, Inc. and the Purchasers signatory thereto.
(9)	10.25	Form of Warrant to purchase Common Stock.
(9)	10.26	Registration Rights Agreement, made and entered into as of June 7, 2004, by and among Valentis, Inc. and the Purchasers signatory thereto.
(11)	10.27	Securities Purchase Agreement, dated as of June 24, 2005, by and among Valentis, Inc. and the Purchasers signatory thereto.
(11)	10.28	Form of Warrant to purchase Common Stock.
(11)	10.29	Registration Rights Agreement, made and entered into as of June 24, 2005, by and among Valentis, Inc. and the Purchasers signatory thereto.
(12)	10.30	Securities Purchase Agreement, dated March 21, 2006, by and among Valentis, Inc. and the Purchasers signatory thereto.
(12)	10.31	Form of Warrant to purchase Common Stock.
(12)	10.32	Registration Rights Agreement, dated March 21, 2006, by and among Valentis, Inc. and the Purchasers signatory thereto.
(13)	10.33	Severance and Change of Control Agreement, dated May 12, 2006, between Valentis, Inc. and Benjamin F. McGraw III.
(13)	10.34	Severance and Change of Control Agreement, dated May 12, 2006, between Valentis, Inc. and John J. Reddington.
(13)	10.35	Severance and Change of Control Agreement, dated May 12, 2006, between Valentis, Inc. and Joseph A. Markey.
(15)		Agreement and Plan of Merger with Urigen, N.A and Valentis Holdings, Inc. dated as of October 5, 2006
(16)		Technology Transfer Agreement between Valentis, Inc. and Genetronics, Inc. dated as of October 16, 2006
(17)		Asset Transfer Agreement, dated as of October 26, 2006, by and between Valentis, Inc. and Biolitec, Inc.
(17)		Asset Purchase Agreement, dated as of October 27, 2006, by and between Valentis, Inc. and Juvaris Biotherapeutics, Inc.
(17)		Asset Transfer Agreement, dated as of October 27, 2006 by and between Valentis, Inc. and Juvaris Biotherapeutics, Inc.
(17)		License Agreement, dated as of October 27, 2006, by and between Valentis, Inc. and Juvaris Biotherapeutics, Inc.
(18)		Technology Transfer Agrement, Inc. dated as of October 24, 2006 by and between Valentis, Inc. and Vical Incorporated
(18)		License Agreement dated as of October 23, 2006, by and between Valentis, Inc. and Vical Incorporated

(19)		Agreement for termination of Lease and Voluntary Surrender of Premises, dated as of October 30, 2006, by and between Valentis, Inc. and ARE 819/863 Mitten Road, LLC
(20)		Non-Exclusive License Agreement dated as of January 8, 2007 by and between Valenits, Inc. and Althea Technologies, Inc.
(21)		Asset Purchase Agreement, effective as of January 26, 2007, as amended by and between Valentis, Inc. and Medarex, Inc.
(22)		Waiver, Consent and Amendment to Agreement and Plan of Merger dated as of February 1, 2007 by and among Valentis, Inc, Valentis Holdings, Inc. and Urigen, N.A, Inc.
(23)		Second Amendment to Agreement and Pan of Merger, dated as of March 28, 2007 by and among Valentis, Inc, Valentis Holdings, Inc. and Urigen, N.A, Inc.
(24)		Exclusive License Agreement, dated as of April 12, 2007, by and between Valentis, Inc. and Acacia Patent Acquisition Corporation
(25)		Third Amendment to Agreement and Plan of Merger, dated as of May 14, 2007 by and among Valentis, Inc, Valentis Holdings, Inc. and Urigen, N.A, Inc.
(26)		Series B Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 between Urigen Pharmaceuticals, Inc. and Platinum-Montaur Life Sciences, LLC
(26)		Registration Rights Agreement dated as of August 1, 2007 between Urigen Pharmaceuticals, Inc. and Platinum-Montaur Life Sciences, LLC
(26)		Form of Warrant issued to Platinum-Montaur Life Sciences, LLC
(27)		Amendment to Agreement between Valentis, Inc., Acacia Patent Acquisition Corporation and Urigen Pharmaceuticals, Inc.
(28)		Development and License Agreement between M7P Patent AG and Urigen Pharmaceuticals, Inc.
(29)	21.1	Subsidiaries of the Registrant
	23.1	Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm**
	23.2	Consent of Burr, Pilger & Mayer LLP, Independent Public Accounting Firm**
	23.3	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm **

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.

(2)	Filed as an exhibit to GeneMedicine’s Registration Statement on Form S-1 (No. 33-77126) or amendments thereto and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-3 (No. 333-54066) filed with the SEC on January 19, 2001 and incorporated herein by reference.

(4)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K (No. 0-22987) for fiscal year ended June 30, 2002 and incorporated herein by reference.

(5)	Incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A (SEC File No. 000-22987), filed with the Securities and Exchange Commission on December 12, 2002.

(6)	Incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A (SEC File No. 000-22987), filed with the Securities and Exchange Commission on May 5, 2003.

(7)	Filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and incorporated herein by reference.

(8)	Filed as an exhibit to the Report on Form 8-K, filed with the Securities and Exchange Commission on December 31, 2003 and incorporated herein by reference.

(9)	Filed as an exhibit to the Report on Form 8-K, filed with the Securities and Exchange Commission on June 14, 2004 and incorporated herein by reference.

(10)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K (No. 000-22987) for fiscal year ended June 30, 2003 and incorporated herein by reference.

(11)	Filed as an exhibit to the Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2005 and incorporated herein by reference.

(12)	Filed as an exhibit to the Report on Form 8-K, filed with the Securities and Exchange Commission on March 22, 2006 and incorporated herein by reference.

(13)	Filed as an exhibit to the Report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2006 and incorporated herein by reference.

(14)	Filed as an exhibit to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission September 26, 2005 and incorporated herein by reference.

(15)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2006 and incorporated herein by reference.

(16)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2006 and incorporated herein by reference.

(17)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2006 and incorporated herein by reference.

(18)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2006 and incorporated herein by reference.

(19)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2006 and incorporated herein by reference.

(20)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2007 and incorporated herein by reference.

(21)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2007 and incorporated herein by reference.

(22)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2007 and incorporated herein by reference.

(23)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2007 and incorporated herein by reference.

(24)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2007 and incorporated herein by reference.

(25)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2007 and incorporated herein by reference.

(26)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2007 and incorporated herein by reference.

(27)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2007 and incorporated herein by reference.

(28)	Filed as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2007 and incorporated herein by reference.

(29)	Filed as an exhibit to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission October 5, 2007 and incorporated herein by reference.

*	Confidential treatment granted pursuant to a Confidential Treatment Order for portions of this document.

**	Filed herewith.

†	Confidential treatment has been requested with respect to certain portions of this Exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.

Item 28.	Undertakings

A. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement or amendment to be signed on its behalf by the undersigned, in Burlingame, California on December 7, 2007.

URIGEN PHARMACEUTICALS, INC.

/s/Martin E. Shmagin	/s/ William J. Garner
Martin E. Shmagin	William J. Garner
Chief Financial Officer (Principal Financial and Accounting Officer)	President, Chief Executive Officer and Director (Principal Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William J. Garner	President, Chief Executive Officer and Director	December 7, 2007
WILLIAM J. GARNER, MD	(Principal Executive Officer)
/s/ Martin E. Shmagin	Chief Financial Officer and Director	December 7, 2007
MARTIN E. SHMAGIN	(Principal Financial and Accounting Officer)
/s/ George M. Lasezkay*	Director	December 7, 2007
GEORGE M. LASEZKAY
/s/ Benjamin F. McGraw, III*	Director	December 7, 2007
BENJAMIN F. MCGRAW, III
/s/ C. Lowell Parsons*	Director	December 7, 2007
C. LOWELL PARSONS
/s/ Cynthia Sullivan*	Director	December 7, 2007
Cynthia Sullivan

By: /s/ MARTIN E. SHMAGIN
MARTIN E. SHMAGIN, attorney in fact